PROSPECTUS
                            MOTORS AND GEARS, INC.
 OFFER TO EXCHANGE ITS 10 3/4% SERIES B SENIOR NOTES DUE 2006, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OF ITS OUTSTANDING 10 3/4%
                        SERIES A SENIOR NOTES DUE 2006.
  Motors and Gears, Inc., a Delaware corporation (the "Company") and a direct, wholly-owned subsidiary of Motors and Gears Holdings, Inc., a Delaware corporation ("Parent"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange up to $170 million aggregate principal amount of 10 3/4% Series B Senior Notes due 2006 (the "New Notes"), of the Company for a like principal amount of the Company's issued and outstanding 10 3/4% Series A Notes due 2006 (the "Old Notes" and collectively with the New Notes, the "Senior Notes"), with the holders (each holder of Old Notes, a "Holder") thereof. The terms of the New Notes are substantially identical to the terms of the Old Notes that are to be exchanged therefor. See "Description of the Senior Notes." The Company will receive no proceeds in connection with the Exchange Offer.

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 5, 1997, UNLESS EXTENDED.

  The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other Senior Indebtedness (as defined) of the Company and senior to all Subordinated Indebtedness (as defined) of the Company, and will effectively rank junior to all secured Indebtedness (as defined) of the Company and to all Indebtedness of the Company's subsidiaries, including borrowings under the New Credit Agreement (as defined). As of December 31, 1996, after giving effect to (i) the Old Note Offering (as defined), (ii) the application of the net proceeds therefrom and
(iii) the Company's acquisition of Barber Colman Motors, (as defined), the aggregate principal of secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the New Notes are effectively junior is approximately $5.0 million. The Indenture permits the Company and its subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. Such permitted additional secured Indebtedness which would effectively be senior to the New Notes may include up to $75.0 million incurred under the New Credit Agreement and other Indebtedness permitted by the Indenture, including $25.0 million of additional Indebtedness. See "Description of Senior Notes" and "Description of Certain Indebtedness."

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on May 5, 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.
However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."
                                            (Cover continued on following page)

                               ----------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" ON PAGE 13 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is April 3, 1997

  The Old Notes were issued and sold on November 7, 1996 (the "Old Note Offering"), in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in
Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement (as defined) between the Company and the Initial Purchasers (as defined). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined), which governs both the Old Notes and the New Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidation Damages (as defined). See "The Exchange Offer-- Registration Rights; Liquidated Damages."

  Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the New Notes. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. Following the consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Notes under the Securities Act. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  The Company is making the Exchange Offer pursuant to the registration statement of which this Prospectus is a part in reliance upon the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on these interpretations by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                    SUMMARY

  The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the Company's business and pro forma information give effect to the acquisition of all of the Company's subsidiaries, including the acquisition of Barber Colman Motors (the "Barber Colman Acquisition"), and the acquisitions of Imperial, Scott and Gear (the "Imperial Acquisitions"), as if all such transactions occurred on January 1, 1996. Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to Motors and Gears, Inc. (formerly MK Group, Inc.) and its subsidiaries.

                                  THE COMPANY

  The Company is a leading domestic manufacturer of specialty purpose electric motors, gearmotors, gearboxes and gears for a wide variety of consumer, commercial and industrial markets. The Company has a diverse base of customers and its products are utilized in a broad range of applications including vending machines, refrigerator ice dispensers, commercial floor care equipment, elevators and photocopy machines. The Company's subsidiaries have sold their brand name products to their customers for an average of over 70 years. The Company believes that it has created strong customer loyalty for its products primarily through its emphasis on high quality, custom engineered products, competitive prices and customer service. For the year ended December 31, 1996, the Company had pro forma net sales and net income of $122.4 million and $3.3 million, respectively.

  Shipments of electric motors and generators are estimated by industry sources to have been approximately $7.0 billion in 1995 and to have been growing at a compound annual growth rate of approximately 2% to 3% over the last five years, as compared to the Company's pro forma sales growth of approximately 6% over the same period. Although the industry has experienced substantial consolidation in recent years, the industry remains highly fragmented with over 200 manufacturers serving the U.S. market in 1995 according to industry sources. The Company believes that continuing competitive pressures will lead to further consolidation in the electric motor industry and create opportunities for the Company to extend its product lines and business through strategic acquisitions.

  Within this industry, the Company operates in specialized niche markets which typically consist of high value-added motor applications requiring custom engineered, non-standardized motors and generate relatively small annual dollar volumes. The Company has an active new product development effort and constantly seeks to find new applications for its products and new niche markets to enter. As a result of these efforts, the Company has historically been able to achieve sales growth in excess of industry trends. The Company's products typically require small manufacturing runs and frequent line changeovers. These markets are generally unattractive to large integrated manufacturers which target larger markets and long-run, standardized product lines.

  The Company constantly seeks to reduce its costs through redesigning its manufacturing processes to minimize labor and material costs without sacrificing quality. In addition, the Company works closely with its customers to engineer its products in ways that enable the Company to manage costs and increase value to the customer. The Company outsources its most capital intensive processes and strives to minimize its capital investment through purchasing and updating used equipment.

  The Company operates in three product groups: (i) subfractional motors, which represented 67.0% of pro forma net sales for the year ended December 31, 1996,
(ii) fractional/integral motors, which represented 28.0% of pro forma net sales for the year ended December 31, 1996, and (iii) gears and gearboxes, which represented 5.0% of pro forma net sales for the year ended December 31, 1996.

  Subfractional Motors. The Company's subfractional horsepower products are comprised of motors and gearmotors that power applications up to 30 watts ( 1/25 horsepower). These small, "fist-size" AC and DC motors are used in light duty applications such as snack and beverage vending machines, refrigerator ice dispensers and photocopy machines. Average product selling prices typically range from $3 to $20 per unit. The Company focuses on niche applications in this product group and believes it has a leading market position in most of its niches.

  Fractional/Integral Motors. The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 up to 300 horsepower. Key end markets for these motors include commercial floor care equipment, elevators, automatic hose reels, and industrial lift machinery. Average product selling prices typically range from $50 to $150 per unit for commercial floor care and hose reel products to $2,000 to $2,500 per unit for elevator motors. The Company believes it is the primary supplier to virtually all the major commercial floor care product manufacturers and the leading DC elevator motor manufacturer in the United States.

  Gears and Gearboxes. The Company's precision gear and gearbox products are produced in sizes of up to 16 inches in diameter and in various customized configurations such as pump, bevel and helical gears. These products have a reputation for their durability, accuracy, and low noise generation. Key end markets for these products include motor original equipment manufacturers ("OEMs") for assembly into a gearmotor as well as OEMs of commercial floor care equipment, aerospace and food processing product equipment. The Company focuses on niche applications in this product group and believes it is the primary supplier of gears and gearboxes to virtually all the major commercial floor care product manufacturers in the United States.

  COMPETITIVE STRENGTHS. The Company believes that it benefits from the following competitive strengths:

  Leading Position in Niche Markets. The Company has targeted niche markets in which it has achieved leading market positions and which are generally unattractive to large manufacturers due to their small size and specialized nature. The Company believes that it has attained market shares in excess of 50% in markets which comprise over 65% of its net sales. These leading market positions have provided a high level of predictability to the Company's net sales. The Company believes that it has succeeded in these markets due to its product design capabilities, reputation, competitive prices, quality and service.

  Diverse Markets and Customers. The Company serves numerous end user markets and a diverse base of over 1,300 customers. In 1996, the Company's largest single customer represented less than 6% of net sales and the Company's top ten customers represented approximately 36% of net sales. The Company's customers include leading OEMs such as General Electric Co. Inc. ("General Electric"), Whirlpool Corporation, Clarke Industries Inc., Siebe, plc and Vendo Company Inc. The diversity of products, markets and customers minimizes the Company's exposure to economic cycles or geographic markets and provides a broad base from which to grow sales through continued development of new products.

  Active Product Development. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise and manufacturing process capabilities to meet specific application requirements. The Company's sales and technical staff work with existing customers to identify specific needs and develop innovative solutions. As a result, this custom application capability has also been a key driver of new customer development.

  Quality Product and High Level of Service. The Company sells into end product applications which have long life cycles and require durability. In response, the Company has established itself as a reliable manufacturer of high-quality products. The Company maintains close contact with its customers during both the original motor design and the continuous redesign processes to ensure that the most reliable product is manufactured. The Company aggressively redesigns its motors to improve performance and reduce production costs. This entrenches the Company with its customers and minimizes competition. In addition, the Company is dedicated to on-time delivery as evidenced by its 100% on-time delivery record with General Electric, its largest customer, in 1996.

  Experienced Management Team. The Company's five senior managers together have over 140 years of experience in the motors and gears industry and over time have substantially improved operating efficiencies. The experience of senior management has been critical to developing strong relationships with the Company's customers and has resulted in significant new product development opportunities. The Company's President, Ron Sansom, gained extensive experience in this industry during his 15 years with General Electric.

  BUSINESS STRATEGY. The Company's business strategy includes the following key elements:

  Expand Product Lines and Increase Distribution. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise. The Company's sales, technical service and development staff work with customers to identify specific needs and develop innovative solutions. New product developments can often be profitably applied to other high-margin niche markets. In addition, the Company intends to expand its distribution sales effort to capture additional sales opportunities.

  Reduce Costs. The Company's manufacturing cost reduction effort is accomplished through redesigning the Company's products in cooperation with its customers and through incremental production process improvements. The Company also seeks to reduce costs through acquisitions by centralizing administration, finance, legal, service and long-range strategic planning functions. This has been demonstrated by annual cost savings from completed headcount reductions and administrative savings relating to the Barber Colman Acquisition.

  Pursue Strategic Acquisitions. The U.S. electric motor and gear market remains highly fragmented, with many specialized manufacturers serving numerous market niches. The Company will continue to search for strategic acquisitions that support its current product groups by adding complementary product lines, expanding technological capabilities or entering new geographic markets. In addition, the Company believes there are other areas in the motion control industry which offer acquisition opportunities. The Company defines the motion control industry as having the following major business segments: motors, gears and gear drives, controls and sensors, drives and drive systems, and couplings. Acquisitions in other areas of the motion control industry would allow the Company to access new markets and develop higher value-added products by combining an existing motor product with additional motion control features.

  The Company was organized in September 1995 by Jordan Industries, Inc. ("JII") to acquire and operate companies in the motion control industry. Since its inception, the Company acquired Merkle-Korff Industries, Inc. ("Merkle-Korff") in September 1995 and acquired the net assets of each of Colman, Inc. and Colman Motor Products, Inc. (collectively, "Barber Colman Motors") in March 1996 through Merkle-Korff. Concurrent with the consummation of the Old Note Offering, the Company, through a newly formed subsidiary, acquired the business and net assets of Imperial Electric Company ("Imperial"), and Imperial's subsidiaries, Scott Motor Company ("Scott") and Gear Research, Inc. ("Gear"). Since 1988, Imperial, Scott and Gear have been subsidiaries of JII. The Company is structured as a holding company which owns all of the stock of Motors and Gears Industries, Inc. ("M&G Industries"). M&G Industries owns all the stock of the Company's operating subsidiaries.

                                ----------------

  The Company was incorporated in the State of Illinois on September 8, 1995. On November 1, 1996, the Company effected a reincorporation merger whereby MK Group, Inc., an Illinois corporation, was merged with and into Motors and Gears, Inc., a Delaware corporation, with Motors and Gears, Inc. being the surviving entity. The Company's principal executive offices are located at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, and its telephone number is (847) 945-5591.

                               THE EXCHANGE OFFER

Securities Offered..........  $170,000,000 principal amount of 10 3/4% Series B
                              Senior Notes due 2006. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain Liquidated Damages provisions relating to the Old Notes described below under "--Summary Description of the New Notes."

Issuance of Old Notes;
 Registration Rights........  The Old Notes were issued on November 7, 1996 to
                              Donaldson, Lufkin & Jenrette Securities
                              Corporation, BT Securities Corporation and
                              Jefferies & Company, Inc. (collectively, the
                              "Initial Purchasers"), which placed the Old Notes with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Notes a certain registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company agreed
                              (i) to file a registration statement (the
                              "Registration Statement") on or prior to 60 days after November 7, 1996 with respect to the Exchange Offer and (ii) to use their best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to 120 days after November 7, 1996. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof. If the Company does not comply with its obligations under the Registration Rights Agreement, it will be required to pay Liquidated Damages to holders of the Old Notes under certain circumstances. See "The Exchange Offer--Registration Rights; Liquidated Damages." Holders of Old Notes do not have any appraisal rights in connection with the Exchange Offer.

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy the obligations of the Company contained in the Registration Rights Agreement. Based upon the position of the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale for such New Notes. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. See "Risk Factors."

Procedures for Tendering....  Tendering holders of Old Notes must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Notes."

Tenders, Expiration Date;
 Withdrawal.................  The Exchange Offer will expire the earlier of (i)
                              5:00 p.m., New York City time, on May 5, 1997 or
                              (ii) the date when all Old Notes have been tendered, or such later date and time to which it is extended, provided it may not be extended beyond June 4, 1997. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and"--Withdrawal Rights."

Certain Conditions to the
 Exchange Offer.............  The Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company, including the absence of

                              (i) threatened or pending proceedings seeking to restrain the Exchange Offer or resulting in a material delay to the Exchange Offer; (ii) a general suspension of trading on any national securities exchange or in the over-the-counter market; (iii) a banking moratorium; (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; and (v) change or threatened change in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company. The Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, if at any time before the acceptance of such Old Notes for exchange or the exchange of New Notes for such Old Notes, any of the foregoing events occurs which, in the sole judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. If the Company fails to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, it will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities (as defined) by the holders thereof who satisfy certain conditions. If the Company fails to consummate the Exchange Offer or file a Shelf Registration Statement in accordance with the Registration Rights Agreement, the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities until the cure of all defaults. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The Exchange Offer--Registration Rights; Liquidated Damages" and "--Certain Conditions to the Exchange Offer."

Federal Income Tax
 Consequences...............  For Federal income tax purposes, the exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the Holders or the Company. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Appraisal Rights............
                              Holders of Old Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

Exchange Agent..............  Fleet National Bank is serving as Exchange Agent in connection with the Exchange Offer.

                  CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by March 7, 1997, subject to certain exceptions, with respect to the first 90-day period immediately following thereafter, the Company will be obligated to pay Liquidated Damages to each Holder of Old Notes in an amount equal to $.05 per week for each $1,000 principal amount of Old Notes, as applicable, held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until the Exchange Offer is consummated, or any other Registration Default (as defined) is cured, up to a maximum of $.40 per week for each $1,000 principal amount of Old Securities, as applicable.

  The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from November 7, 1996. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from November 7, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date which occurs on or after consummation of the Exchange Offer.

                                 THE NEW NOTES

Issuer......................  Motors and Gears, Inc.

Securities Offered..........  $170 million aggregate principal amount of 10
                              3/4% Series B Senior Notes due 2006.

Maturity....................  November 15, 2006.

Interest....................  The Old Notes bear interest and the New Notes will bear interest at a rate of 10 3/4% per annum, payable semi-annually in cash in arrears on each May 15 and November 15, commencing on the first such date to occur after the Expiration Date.

Optional Redemption.........  On or after November 15, 2001, the Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to November 15, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes with the net proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 109.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Senior Notes-- Redemption of Senior Notes."

Mandatory Redemption........  Except after the passage of certain events, the
                              Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes. See "Description of Senior Notes--Mandatory Offers to Purchase Senior Notes."

Change of Control...........  Upon the occurrence of a Change of Control (as defined), each holder of Senior Notes will have the right to require the Company to purchase such holder's Senior Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. Certain transactions with affiliates of the Company may not be deemed to be a Change of Control. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "Description of Senior Notes--Mandatory Offers to Purchase Senior Notes," the Indenture does not contain provisions that permit the holders of Senior Notes to require the Company to purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.

Ranking.....................  The Senior Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other

                              Senior Indebtedness of the Company and senior to all Subordinated Indebtedness of the Company. The Senior Notes will effectively rank junior to any secured Senior Indebtedness incurred under the New Credit Agreement. As of December 31, 1996, after giving effect to (i) the Old Note Offering,
                              (ii) the application of the net proceeds therefrom and (iii) the Barber Colman Acquisition, the aggregate principal of secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the New Notes will effectively rank junior is approximately $5.0 million. The Indenture permits the Company and its subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. Such permitted additional secured Indebtedness which would effectively be senior to the New Notes may include up to $75.0 million incurred under the New Credit Agreement and other Indebtedness permitted by the Indenture, including $25.0 million of additional Indebtedness. See "Description of Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

                              The Company believes that prepayment of the Senior Notes pursuant to a Change of Control would constitute a default under the New Credit Agreement. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the New Credit Agreement and the Senior Notes. If there is a Change of Control, any Indebtedness under the New Credit Agreement could be accelerated, which Indebtedness is secured and effectively ranks senior to the Senior Notes. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes given the Company's high leverage. See "Risk Factors-- Leverage and Coverage."

Certain Covenants...........
                              The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to pay dividends or make certain other restricted payments, to incur certain additional Indebtedness unless it meets a Cash Flow Coverage Ratio (as defined), to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make certain investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, under certain circumstances, the Company will be required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase with the proceeds of certain Asset Sales (as defined). See "Description of Senior Notes--Certain Covenants" and "--Mandatory Offers to Purchase Senior Notes--Asset Sales."

                                  RISK FACTORS

  Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors." Risk factors which Holders of Old Notes should evaluate include the consequences of exchanging and not exchanging Old Notes for New Notes, the Company's leverage and coverage, the ranking of the Senior Notes among other indebtedness of the Company, the Company's dependence on intercompany transfers to meet its debt service and other obligations, the Company's limited operating history and the limited relevance of its historical financial information, the restrictive covenants contained in the Indenture and the New Credit Agreement, the absence of a market for the New Notes, the ability of the Company to purchase the Senior Notes upon a Change of Control, the influence of the Company's principal stockholders and fraudulent transfer considerations.

                             SUMMARY FINANCIAL DATA

  The following table presents summary (i) historical balance sheet data of the Company at December 31, 1996; (ii) historical operating and other data of the Company and its predecessor, Merkle-Korff (also referred to herein as the "Predecessor"), for the year ended December 31, 1994, for the period from January 1, 1995 to September 22, 1995, for the period from September 23, 1995 to December 31, 1995, and for the year ended December 31, 1996 and (iii) pro forma operating and other data for the year ended December 31, 1996. The pro forma data is unaudited. The pro forma data gives effect to the Old Note Offering, the application of the net proceeds therefrom, the Refinancing Plan and the Barber Colman Acquisition. The pro forma data does not purport to represent what the consolidated results of operations of the Company would actually have been had the Old Note Offering, the application of the net proceeds therefrom, the Refinancing Plan and the Barber Colman Acquisition actually occurred at the beginning of the relevant period, and does not purport to project the consolidated results of operations of the Company for the current year or any future period. The historical data of the Predecessor and the Company reflects the results of the Company's wholly-owned subsidiary, Merkle-Korff, for all periods presented, together with its wholly-owned subsidiary, Barber Colman Motors, from March 8, 1996, the date of the Barber Colman Acquisition, and Imperial, Scott and Gear from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII. The historical data of the Company at December 31, 1996 and for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, were derived from the audited consolidated financial statements of the Company. The historical data of the Predecessor for the year ended December 31, 1994 and the period from January 1, 1995 to September 22, 1995 were derived from the audited combined financial statements of the Predecessor. The summary financial data set forth below should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, the Predecessor, Barber Colman Motors and Imperial, and the related notes thereto, included elsewhere in this Prospectus.

                                                         AT DECEMBER 31, 1996
                                                      --------------------------
                                                            HISTORICAL
                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................................        $ 27,586
Total assets.........................................         173,668
Long-term obligations, including current portion.....         175,067
Net capital deficiency...............................         (15,787)

                                                              PREDECESSOR
                                                              AND COMPANY
                             PREDECESSOR(1)        COMPANY    COMBINED(2) COMPANY(3) PRO FORMA(4)
                         ----------------------- ------------ ----------- ---------- ------------
                                      JANUARY 1, SEPTEMBER 23
                          YEAR ENDED   THROUGH     THROUGH    YEAR ENDED  YEAR ENDED  YEAR ENDED
                         DECEMBER 31,  SEPTEM-      DECEM-      DECEM-      DECEM-      DECEM-
                         ------------  BER 22,     BER 31,      BER 31,    BER 31,     BER 31,
                             1994        1995        1995        1995        1996        1996
                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............   $49,340     $39,295     $24,684      $63,979    $117,571    $122,377
Gross profit, excluding
 depreciation...........    18,022      15,182       8,255       23,437      41,820      43,067
Operating income........    12,309      11,616       4,753       16,369      23,229      25,209
Interest expense........         0           0       2,412        2,412      11,134      19,725
Net income(5)...........    11,921      11,604       1,360       12,964       4,834       3,291
SUPPLEMENTAL PRO
 FORMA DATA:
Pro forma income
 taxes(5)...............     4,837       4,755         --         4,755         --          --
Pro forma net
 income(5)..............     7,255       7,133       1,360        8,493       4,834       3,291
Ratio of earnings to
 fixed charges(6).......      41.7x        --          --           2.2x        2.1x        1.3x

                                                   (footnotes on following page)

--------

(1) Reflects the results of operations of the Predecessor for the periods prior to its acquisition by the Company on September 22, 1995.

(2) Reflects the combined results of operations of the Predecessor from January 1, 1995 to September 22, 1995, and the results of operations of the Company from September 23, 1995 to December 31, 1995. The results of operations of Imperial, Scott and Gear are included in the Company's consolidated operating results from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII.

(3) The Company's results of operations for the year ended December 31, 1996 include the results of operations of Barber Colman Motors since its acquisition by the Company on March 8, 1996 and the results of operations of Imperial, Scott and Gear for the entire period.

(4) Gives effect to (i) the Old Note Offering, the application of the net proceeds therefrom and the Refinancing Plan; (ii) the Barber Colman Acquisition; and (iii) the elimination of $369 of operating expenses for completed headcount reductions and administrative savings in connection with the Barber Colman Acquisition by the Company, as if all such transactions had occurred on January 1, 1996. See "Use of Proceeds," and "Unaudited Pro Forma Condensed Financial Statements."

(5) For the Predecessor, historical net income reflects only certain state income taxes attributable to Merkle-Korff's income for the historical periods presented prior to its acquisition by the Company on September 22, 1995, during which it elected to be a subchapter S corporation and therefore was not subject to federal and certain state income taxes. Pro forma net income reflects income taxes at the tax rate of 40%.





(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest (which the Company and Predecessor have not incurred in the respective periods), amortization of deferred financing costs, and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                                 RISK FACTORS

  Holders of the Old Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Exchange and Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  Based on interpretations by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. The Company has not, however, sought its own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. Any holder that cannot rely upon such prior staff interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose of the Exchange Offer."

LEVERAGE AND COVERAGE

  The Company has substantial indebtedness and debt service obligations. At December 31, 1996, the Company's total indebtedness, including current portion, is approximately $175.0 million and its net capital deficiency is $15.8 million, in each case after giving effect to the transactions contemplated by the Old Note Offering, the application of the net proceeds therefrom, and the Refinancing Plan. In addition, subject to the restrictions under the New Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time. See "Use of Proceeds," "Capitalization" and "Description of Senior Notes--Certain Covenants."

  The level of the Company's indebtedness could have important consequences to holders of the Senior Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited, and
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and economic conditions generally.

  The Company's ability to pay principal and interest on the Senior Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Agreement or a successor facility. The Company anticipates that its operating cash flow, together with borrowings under the New Credit Agreement, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, the Company may be required to refinance a portion of the principal of the Senior Notes prior to their maturity and, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all.

RANKING OF SENIOR NOTES

  The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other Senior Indebtedness of the Company. The Senior Notes will effectively rank junior to any secured Indebtedness of the Company and to all Indebtedness of the Company's subsidiaries, including indebtedness incurred under the New Credit Agreement. The Contingent Earnout (as defined) provided by the Company, M&G Industries, Imperial, Scott and Gear to an affiliate of JII, its indirect parent, in connection with the Imperial Acquisitions is a potential future obligation and liability of such subsidiaries of the Company, the payment of which, if earned, will not be limited or otherwise restricted by the Indenture or the New Credit Agreement. See "The Company--The Imperial Acquisitions." As of December 31, 1996, after giving effect to the (i) Old Note Offering, (ii) the application of the net proceeds therefrom and (iii) the Barber Colman Acquisition, the aggregate principal amount of secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the Senior Notes will effectively rank junior is approximately $5.0 million. The Indenture permits the Company and its subsidiaries to incur up to $25.0 million of additional indebtedness, including secured indebtedness and indebtedness of its subsidiaries, subject to certain limitations. See "Description of Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES; LIMITATIONS ON ACCESS TO CASH FLOW OF THE SUBSIDIARIES

  The Company is structured as a holding company which owns all of the stock of M&G Industries. M&G Industries owns all of the stock of the Company's operating subsidiaries. See "The Company--Operating Subsidiaries." Accordingly, the Company's operations are conducted exclusively through its subsidiaries, and the Company's only significant assets are the capital stock of its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations, including its obligations under the Senior Notes. Under the terms of the Indenture, the Company's subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make such dividends or other intercompany transfers necessary to service the Company's obligations, including its obligations under the Senior Notes. The terms of the New Credit Agreement limit the Company's subsidiaries from making dividends to the Company except in limited circumstances. While the New Credit Agreement permits dividends to the Company for the purpose of paying interest on the Senior Notes, dividends for other purposes, such as repurchases of Senior Notes upon a Change of Control or an Asset Sale, are not permitted. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and the New Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its subsidiaries. The Old Notes are and the New Notes will be obligations exclusively of the Company and will not be guaranteed by any of the Company's subsidiaries. In addition, because the Company conducts its business through its subsidiaries, all existing and future liabilities and obligations of the Company's subsidiaries (including the New Credit Agreement and the Contingent Earnout Agreement) will be effectively senior to the Senior Notes. Consequently, the Company's cash flow and ability to service its debt, including the Senior Notes, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans, advances or other payments made by its subsidiaries to the Company.

LIMITED OPERATING HISTORY AND LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

  The Company was incorporated in September 1995 to acquire Merkle-Korff and other targeted companies focused on the motion control industry. The Company defines the motion control industry as having the following major business segments: motors, gears and gear drives, controls and sensors, drives and drive systems, and couplings. The Company has conducted limited operations to date. The historical financial information included herein for periods prior to September 22, 1995 is based upon the historical information of Merkle-Korff. For the periods after September 22, 1995, the historical financial information is based upon historical information of the Company, including the results of Barber Colman Motors since its acquisition by the Company on March 8, 1996, and includes purchase accounting adjustments as a result of the Company's acquisitions. The historical financial information does not reflect the results of operations, financial position or cash flows of the Company with Imperial, Scott and Gear prior to September 22, 1995. As a result, the historical financial information prior to September 22, 1995 is of limited relevance in understanding what the results of operations, financial position or cash flows of the Company would have been for the historical periods presented had the Company in fact owned all of its current subsidiaries or had the Company in fact been organized for such periods. See "Selected Financial Information" and "Management's Discussion of Financial Condition and Results of Operations."

CONTROL BY PRINCIPAL STOCKHOLDER AND CERTAIN TRANSACTIONS

  JII and other Jordan Stockholders (as defined) own all of the preferred stock and substantially all of the common stock of the Parent. See "Principal Stockholders." Accordingly, JII has sufficient voting power to elect the entire Board of Directors, exercise control over the business, policies and affairs of Parent and its wholly-owned subsidiary, the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, such as any amendment to the Company's Certificate of Incorporation, the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company and could prevent or cause a change of control of the Company. JII is expected to maintain a majority ownership interest in the Company. Messrs. Jordan, Quinn, Zalaznick and Boucher, all directors of Parent and the Company, are directors, executive officers and stockholders of JII.

  The Company has entered into a number of affiliate transactions with JII and The Jordan Company, an affiliate of JII, including the Contingent Earnout Agreement, the JII Services Agreement (as defined), the TJC Advisory Agreement (as defined), the Tax Sharing Agreement and certain other agreements and transactions. See "Certain Transactions."

RESTRICTIVE COVENANTS

  The Indenture restricts, among other things, the Company's and its Restricted Subsidiaries' ability to pay dividends or make certain other Restricted Payments, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make Restricted Investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, the New Credit Agreement contains other and more restrictive covenants and prohibits the Company and its subsidiaries from prepaying other indebtedness, including the Senior Notes. See "Description of Senior Notes--Certain Covenants" and "Description of Certain Indebtedness-- New Credit Agreement." The New Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Agreement and/or the Indenture. Upon the occurrence of an event of default under the New Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the New Credit Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full all Senior Indebtedness, including the Senior Notes. Substantially all of the assets of the Company's subsidiaries were pledged as security under the New Credit Agreement. The Indenture and the New Credit Agreement do not limit or otherwise restrict the Company's obligations under the Contingent Earnout Agreement. See "--Ranking of Senior Notes" and "Description of Certain Indebtedness--New Credit Agreement."

CHANGE OF CONTROL AND DEFAULT UNDER NEW CREDIT AGREEMENT

  In the event of a Change of Control, each holder of Senior Notes will be entitled to require the Company to purchase any or all of the Senior Notes held by such holder at the prices stated herein. The Company expects that prepayment of the Senior Notes pursuant to a Change of Control would constitute a default under the New Credit Agreement. In the event that a Change of Control occurs, the Company would likely be required to refinance the indebtedness outstanding under the New Credit Agreement and the Senior Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company. See "Description of Senior Notes-- Mandatory Offers to Purchase Senior Notes--Change of Control" and "--Certain Definitions."

ABSENCE OF PUBLIC MARKET FOR THE SENIOR NOTES; RESTRICTIONS ON TRANSFERS

  The New Notes are being offered to Holders of the Old Notes. The Old Notes were issued on November 7, 1996 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. The New Notes are new securities for which there currently is no market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not intend to list the Senior Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Senior Notes or as to the liquidity of the trading market for any of the Senior Notes. If a trading market does not develop or is not maintained, holders of the Senior Notes may experience difficulty in reselling such Senior Notes or may be unable to sell them at all. If a market for the Senior Notes develops, any such market may be discontinued at any time. If a trading market develops for the Senior Notes, future trading prices of such Senior Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Senior Notes may trade at a discount from their principal amount.

FRAUDULENT TRANSFER CONSIDERATIONS

  Under fraudulent transfer law, if a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company, that the Company received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Senior Notes, and, at the time of such incurrence, the Company (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of Senior Notes and/or (b) subordinate the Company's obligations to the holders of the Senior Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency. To the extent that proceeds from the sale of the Old Notes are used to repay indebtedness under the Credit Agreement, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented thereby.

  On the basis of its historical financial information, its recent operating history and other factors, the Company believes that at the time of the issuance of the Senior Notes the Company was and will be solvent, did and will have sufficient capital for the business in which it is engaged and did not and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

GENERAL

  The Company is a leading domestic manufacturer of specialty purpose electric motors, gearmotors, gearboxes and gears for a wide variety of consumer, commercial and industrial markets. The Company has a diverse base of customers and its products are utilized in a broad range of applications including vending machines, refrigerator ice dispensers, commercial floor care equipment, elevators and photocopy machines. The Company's subsidiaries have sold their brand name products to their customers for an average of over 70 years. The Company believes that it has created strong customer loyalty for its products primarily through its emphasis on high quality, custom engineered products, competitive prices and customer service. For the year ended December 31, 1996, the Company had pro forma net sales and net income of $122.4 million and $3.3 million, respectively.

  The Company operates in three product groups: (i) subfractional motors, which represented 67.0% of pro forma net sales for the year ended December 31, 1996, (ii) fractional/integral motors, which represented 28.0% of pro forma net sales for the year ended December 31, 1996, and (iii) gears and gearboxes, which represented 5.0% of pro forma net sales for the year ended December 31, 1996.

  Subfractional Motors. The Company's subfractional horsepower products are comprised of motors and gearmotors that power applications up to 30 watts ( 1/25 horsepower). These small, "fist-size" AC and DC motors are used in light duty applications such as snack and beverage vending machines, refrigerator ice dispensers and photocopy machines. Average product selling prices typically range from $3 to $20 per unit. The Company focuses on niche applications in this product group and believes it has a leading market position in most of its niches.

  Fractional/Integral Motors. The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 up to 300 horsepower. Key end markets for these motors include commercial floor care equipment, elevators, automatic hose reels, and industrial lift machinery. Average product selling prices typically range from $50 to $150 per unit for commercial floor care and hose reel products to $2,000 to $2,500 per unit for elevator motors. The Company believes it is the primary supplier to virtually all the major commercial floor care product manufacturers and the leading DC elevator motor manufacturer in the United States.

  Gears and Gearmotors. The Company's precision gear and gearbox products are produced in sizes of up to 16 inches in diameter and in various customized configurations such as pump, bevel and helical gears. These products have a reputation for their durability, accuracy, and low noise generation. Key end markets for these products include motor OEMs for assembly into a gearmotor as well as OEMs of commercial floor care equipment, aerospace and food processing product equipment. The Company focuses on niche applications in this product group and believes it has a leading market position in most of its niches.

OPERATING SUBSIDIARIES

  The Company was organized in September 1995 by JII to acquire and operate companies in the motion control industry. The Company conducts all of its operations through an intermediate holding company, M&G Industries, and M&G Industries' wholly-owned subsidiaries and each of their respective subsidiaries.

  Merkle-Korff, founded in 1911 and acquired by the Company in September 1995, custom manufactures subfractional horsepower motors and gearmotors used in such products as vending machines, refrigerators, photocopy machines, pumps and compressors.

  Barber Colman Motors, founded in 1894 and acquired by the Company through Merkle-Korff in March 1996, manufactures subfractional horsepower motors and gearmotors used as components in such products as vending machines, photocopy machines, automatic teller machines, currency changers, X-ray machines, heating, ventilating and air conditioning ("HVAC") actuators and medical equipment.

  Imperial, founded in 1889 and acquired by certain Jordan Stockholders in November 1983 and by JII in March 1988, manufactures electric motors and gearmotors for commercial and industrial uses, including elevators, floor care equipment and automatic hose reels.

  Scott, founded in 1982 and acquired by JII through Imperial in August 1988, designs and manufactures a variety of electric motors for commercial and industrial applications, including floor care equipment and hydraulic pumps used in various lift applications.

  Gear, founded in 1952 and acquired by JII through Imperial in November 1988, manufactures high-precision gears and gear boxes for OEMs in the floor care equipment, hydraulic pump, food processing equipment, and aerospace industries.

  For a discussion of the acquisitions of the Company's subsidiaries, see "Certain Transactions--The Company Formation and Proceeds from the Offering."

THE IMPERIAL ACQUISITIONS

  Concurrent with the consummation of the Old Note Offering, the Company, through a newly-formed subsidiary, acquired the business and net assets of Imperial, Scott and Gear. Immediately after the consummation of the Imperial Acquisitions, such newly-formed subsidiary transferred all of the net assets and liabilities of Scott and Gear to two wholly-owned subsidiaries.These subsidiaries have continued conducting business under the names Imperial, Scott and Gear. The purchase price for the Imperial Acquisitions included $75.0 million of cash payments, which included the repayment of approximately $6.0 million of liabilities of Imperial and its subsidiaries owed to JII, and a contingent payment (the "Contingent Earnout"). The Contingent Earnout is payable pursuant to an agreement (the "Contingent Earnout Agreement") whereby each of the Company, M&G Industries, Imperial, Scott and Gear, will be jointly and severally obligated to pay to an affiliate of JII 50% of the cumulative EBITDA (as defined therein) above $50 million of Imperial, Scott and Gear earned during the five fiscal years ended December 31, 1996 through December 31, 2000. For the year ended December 31, 1996, EBITDA (as defined therein) of Imperial, Scott and Gear was $10.6 million. Payments, if any, under the Contingent Earnout Agreement will be determined and made on April 30, 2001. See "Certain Transactions--The Company Formation and Proceeds From the Offering."

REFINANCING PLAN

  Concurrent with the consummation of the Old Note Offering, (i) Merkle-Korff repaid in full all of its indebtedness under the Credit Agreement, and (ii) M&G Industries entered into the New Credit Agreement, which provides M&G Industries and its subsidiaries with a revolving credit facility of up to $75.0 million for a five year term which, together with the net proceeds from the Old Note Offering, replaced and refinanced the Credit Agreement. See "Description of Certain Indebtedness--Credit Agreement" and "--New Credit Agreement." The repayment of the Company's indebtedness under the Credit Agreement and the execution of the New Credit Agreement are referred to herein as the "Refinancing Plan."

                                USE OF PROCEEDS

  The Company will not receive any proceeds in connection with the Exchange Offer. The net proceeds received by the Company from the Old Note Offering (after the deduction of discounts and commissions, fees and other expenses associated with Old Note Offering and the New Credit Agreement) were approximately $160.0 million. The net proceeds from the Old Note Offering were used by the Company to: (i) fund the cash portion of the purchase price payable by the Company in connection with the Imperial Acquisitions, (ii) repay certain Imperial liabilities owed to JII, and (iii) repay in full all outstanding indebtedness under the Credit Agreement pursuant to the Refinancing Plan.

  M&G Industries, the Company's wholly-owned subsidiary, entered into the New Credit Agreement concurrently with the consummation of the Old Note Offering. See "Description of Certain Indebtedness--New Credit Agreement." The following table summarizes, as of December 31, 1996, the sources and uses of funds as a result of the Old Note Offering and the Refinancing Plan described above.

                                                          (DOLLARS IN MILLIONS)
     SOURCES OF FUNDS:
       Senior Notes......................................        $ 170.0
                                                                 -------
         Total sources...................................        $ 170.0
     USES OF FUNDS:
       Cash purchase price for Imperial Acquisitions
        (1)..............................................        $  75.0
       Repayment of Credit Agreement, including accrued
        interest (2).....................................           85.0
       Fees and expenses (3).............................           10.0
                                                                 -------
         Total uses......................................        $ 170.0

--------

(1) Includes the repayment of approximately $6.0 million of Imperial liabilities owed to JII.

(2) The average interest rate on borrowings under the Credit Agreement for current borrowings was 8.5%. See "Description of Certain Indebtedness-- Credit Agreement" and "Certain Transactions--The Company Formation and Proceeds from the Offering."

(3) Includes estimated discounts and commissions and expenses incurred in connection with the Old Note Offering, the Exchange Offer, fees and expenses incurred in connection with the Refinancing Plan and fees paid to The Jordan Company. See "Certain Transactions--The Jordan Company."

                                CAPITALIZATION

  The following table sets forth the historical consolidated capitalization of the Company at December 31, 1996. The table should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Prospectus. See "Selected Historical Financial Data" and the Consolidated Financial Statements of the Company and the related notes thereto, all included elsewhere in this Prospectus.

                                                                 DECEMBER 31,
                                                                     1996
                                                                -------------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Cash and cash equivalents...................................... $  10,011
                                                                =========
Current portion of long-term obligations....................... $      18
                                                                =========
Long-term obligations:
  Credit Agreement(1).......................................... $       0
  Senior Notes.................................................   170,000
  Other debt(2)................................................     5,049
                                                                ---------
    Total long-term obligations................................ $ 175,049
Stockholder's equity:
  Common Stock, $.01 par value, 100,000 shares authorized:
   100,000 shares issued and outstanding.......................         1
  Additional paid-in capital...................................    30,005
  Accumulated Deficit..........................................   (45,793)
                                                                ---------
    Net capital deficiency.....................................   (15,787)
                                                                ---------
    Total capitalization....................................... $ 159,262
                                                                =========

--------



(1) For additional information see "Description of Certain Indebtedness-- Credit Agreement."

(2) Includes the $5,000 Junior Seller Note (as defined) issued to the seller of Merkle-Korff. See "Description of Certain Indebtedness--Junior Seller Note."

            UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENT

  The following unaudited pro forma condensed financial statement (the "Unaudited Pro Forma Condensed Financial Statement") is based on the historical financial statement of the Company included elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Statement of Operations is adjusted to give effect to (i) the Old Note Offering, the application of the net proceeds therefrom and the Refinancing Plan, (ii) the Barber Colman Acquisition and the related headcount reductions and administrative savings in connection therewith, and (iii) the adjustment for income taxes which would have been recorded as if all such transactions occurred on January 1, 1996. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

  The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable. The Unaudited Pro Forma Condensed Statement of Operations does not purport to represent what the Company's results of operations would actually have been had the transactions described above occurred on January 1, 1996. In addition, the Unaudited Pro Forma Condensed Financial Statement does not purport to project the Company's results of operations for any future date or period.

  The Unaudited Pro Forma Condensed Financial Statement should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                  FOR THE YEAR ENDED DECEMBER 31, 1996
                            ---------------------------------------------------
                               COMPANY    BARBER COLMAN   PRO FORMA
                            HISTORICAL(1) ACQUISITION(2) ADJUSTMENTS    TOTAL
                            ------------- -------------- -----------   --------
STATEMENT OF OPERATIONS
 DATA:
Net sales.................    $117,571        $4,806       $     0     $122,377
Cost of sales, excluding
 depreciation.............      75,751         3,559             0       79,310
                              --------        ------       -------     --------
Gross profit, excluding
 depreciation.............      41,820         1,247             0       43,067
Selling, general and
 administrative expenses,
 excluding depreciation...       8,796           871          (369)(3)    9,298
Depreciation and amortiza-
 tion of intangible as-
 sets.....................       7,078           203            55 (4)    7,336
Management fees...........       2,717             0        (1,493)(5)    1,224
                              --------        ------       -------     --------
Operating income..........      23,229           173         1,807       25,209
Interest expense..........      10,402            66         9,257 (6)   19,725
Interest expense--JII.....         732             0          (732)(7)        0
Other (income) expense....        (215)            2           213            0
                              --------        ------       -------     --------
Income (loss) before in-
 come taxes and extraordi-
 nary item................      12,310           105        (6,931)       5,484
Income taxes (credits)(8).       5,290            42        (3,139)       2,193
                              --------        ------       -------     --------
Income before extraordi-
 nary item ...............       7,020            63        (3,792)       3,291
Extraordinary item, net of
 tax(8)...................       2,186           --         (2,186)           0
                              --------        ------       -------     --------
Net income................    $  4,834        $   63       $(1,606)    $  3,291
                              ========        ======       =======     ========
OTHER DATA:
EBITDA(9).................    $ 30,307        $  376           --      $ 32,545
EBITDA margin(10).........        25.8%          7.8%          --          26.6%
Capital expenditures......    $  1,304        $  118           --      $  1,422
Ratio of earnings to fixed
 charges(11)..............         2.1x          --            --           1.3x

-------

 (1) The Company's historical results of operations include the results of Barber Colman Motors since its acquisition by the Company on March 8, 1996 and the results of Imperial, Scott and Gear for the entire period. The results of operations of Imperial, Scott and Gear are included in the Company's consolidated operating results from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII.

 (2) Reflects the historical results of operations of Barber Colman Motors from January 1, 1996 to March 8, 1996, the date of its acquisition by the Company.

 (3) Gives effect to the elimination of $369 in selling, general and administrative expenses for completed headcount reductions and administrative savings in connection with the Barber Colman Acquisition by the Company.

 (4) Includes incremental goodwill amortization and depreciation as a result of the acquisition of Barber Colman Motors as if the company was acquired on January 1, 1996.

 (5) Gives effect to an adjustment to reduce management fee expense to 1% of the Company's net sales. See "Certain Transactions--JII Services".

 (6) Gives effect to (i) an adjustment in interest expense had the Old Note Offering occurred on January 1, 1996, and (ii) an increase in the amortization of deferred financing costs resulting from the Old Note Offering.

 (7) Gives effect to the elimination of intercompany interest for Imperial had the Imperial Acquisitions occurred on January 1, 1996 and had the proceeds from the Old Note Offering been used to reduce Imperial's indebtedness to JII.

 (8) Reflects the write off of deferred financing fees incurred in connection with the Company's previous long term debt agreement. In connection with the Old Note Offering, this debt was repaid and all corresponding financing fees were expensed.

 (9) EBITDA for any relevant period presented above represents net income plus interest, income taxes, depreciation, amortization of goodwill and other intangibles and other income and expenses (primarily interest income) reflected in the determination of net income. See "Selected Historical Financial Data." While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included in this Prospectus.

(10) EBITDA margin for any relevant period reflects EBITDA over net sales.

(11) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest (which the Company and Predecessor have not incurred in the respective periods), amortization of deferred financing costs, and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table presents summary (i) historical operating and other data of the Company's predecessor, Merkle-Korff, for the years ended December 31, 1992, 1993, 1994 and the period from January 1, 1995 to September 22, 1995, and (ii) historical operating and other data of the Company for the period September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996. The historical data of the Predecessor and the Company reflect the results of the Company's wholly-owned subsidiary, Merkle-Korff, for all periods presented, together with its wholly-owned subsidiary, Barber Colman Motors, from the date of its acquisition by the Company on March 8, 1996. The historical data of the Company also reflects the results of Imperial, Scott and Gear from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII. The financial data of the Predecessor as of and for the years ended December 31, 1992 through 1994 and the period from January 1, 1995 to September 22, 1995 were derived from the Combined Financial Statements of the Predecessor, and the financial data of the Company as of December 31, 1995 and 1996 and for the period from September 23, 1995 to December 31, 1995 and the year ended December 31, 1996 were derived from the Consolidated Financial Statements of the Company, all of which have been audited by Ernst & Young LLP, independent auditors. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, the Predecessor and Barber Colman Motors and the related notes thereto included elsewhere in this Prospectus.

                                                                             PREDECESSOR
                                                                             AND COMPANY
                                    PREDECESSOR(1)              COMPANY(2)   COMBINED(3)   COMPANY(4)
                         ------------------------------------- ------------- ------------ ------------
                                                  JANUARY 1,   SEPTEMBER 23,
                         YEAR ENDED DECEMBER 31,    THROUGH       THROUGH     YEAR ENDED   YEAR ENDED
                         ----------------------- SEPTEMBER 22, DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                          1992    1993    1994       1995          1995          1995         1996
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales.............. $39,801 $43,766 $49,340    $39,295      $ 24,684      $ 63,979     $117,571
 Gross profit, excluding
  depreciation..........  13,828  16,315  18,022     15,182         8,255        23,437       41,820
 Operating income.......   7,241   8,547  12,309     11,616         4,753        16,369       23,229
 Interest expense.......       0       0       0          0         2,412         2,412       11,134
 Income taxes(5)........     116     143     171        284           948         1,232        5,290
 Net income.............   6,929   8,122  11,921     11,604         1,360        12,964        4,834
SUPPLEMENTAL PRO FORMA
 AND OTHER DATA:
 Pro forma income
  taxes(6)..............   2,818   3,306   4,837      4,755             0         4,755            0
 Pro forma net income...   4,227   4,959   7,255      7,133         1,360         8,493        4,834
 Ratio of earnings to
  fixed charges(7)......   26.2x   29.4x   41.7x        --            --           2.2x         2.1x
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........ $ 9,646 $ 9,944 $11,546    $ 7,697      $ 14,747      $ 14,747     $ 27,586
 Total assets...........  16,630  16,421  18,952     14,409       145,387       145,387      173,668
 Long-term obligations,
  including current
  portion...............       0       0       0          0        83,547        83,547      175,067
 Stockholder's equity
  (net capital
  deficiency)...........  12,057  12,515  14,332      9,218        45,925        45,925      (15,787)

                                                  (footnotes on following page)

--------
(1) Reflects the results of operations of the Predecessor for the periods prior to its acquisition by the Company on September 22, 1995.
(2) Reflects the Company's results of operations from September 23, 1995 through December 31, 1995.

(3) Reflects the combined results of operations of the Predecessor from January 1, 1995 to September 22, 1995 and the Company from September 23, 1995 to December 31, 1995. The results of operations of Imperial, Scott and Gear are included in the Company's consolidated operating results from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII.

(4) The Company's results of operations for the year ended December 31, 1996 include the results of operations of Barber Colman Motors since its acquisition by the Company on March 8, 1996 and the results of operations of Imperial, Scott and Gear for the entire period.

(5) For the Predecessor, historical net income reflects only certain state income taxes attributable to Merkle-Korff's income for the historical periods presented prior to its acquisition by the Company on September 22, 1995, during which it elected to be a subchapter S corporation and therefore was not subject to federal and certain state income taxes.
(6) Prior to its acquisition by the Company, the Predecessor was an S corporation and therefore was not subject to federal and certain state income taxes. The pro forma data presented includes an unaudited pro forma adjustment for income taxes which would have been recorded if the Predecessor had been a C corporation.
(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest (which the Company and Predecessor have not incurred in the respective periods), amortization of deferred financing costs, and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The following financial information presents, for the year ended December 31, 1994, the results of operations of the Predecessor, for the year ended December 31, 1995, the combined results of operations of the Predecessor from January 1, 1995 to September 22, 1995, and the Company, from September 23, 1995 to December 31, 1995, and for the year ended December 31, 1996, the results of operations of the Company. The results of operations of Barber Colman Motors are included in the consolidated results of operations of the Company since its acquisition on March 8, 1996, and the results of operations of Imperial, Scott and Gear are included in the consolidated results of operations of the Company from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII. The financial data after September 22, 1995 is not directly comparable to prior periods because the acquired assets and liabilities assumed were revalued and adjusted to reflect their estimated fair market values at the date of the acquisition. This discussion reflects the Imperial Acquisitions from September 23, 1995, the Old Note Offering and the Refinancing Plan from November 7, 1996. See the Financial Statements and the notes thereto included elsewhere in this Prospectus and "Risk Factors--Limited Operating History and Limited Relevance of Historical Financial Information."

                                              YEAR ENDED DECEMBER 31,
                                          --------------------------------
                                                      PREDECESSOR
                                                      AND COMPANY
                                          PREDECESSOR  COMBINED   COMPANY
                                             1994        1995       1996
                                                 (DOLLARS IN THOUSANDS)
Net sales................................   $49,340     $63,979   $117,571
Gross profit (excluding depreciation)....    18,022      23,437     41,820
EBITDA(1)................................    12,633      18,408     30,307
Operating income.........................    12,309      16,369     23,229
Gross margin (excluding
 depreciation)(2)........................      36.5%       36.6%      35.6%
EBITDA margin(2).........................      25.6        28.8       25.8
Operating margin(2)......................      24.9        25.6       19.8

------------
(1) EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability of the Company to service its debt.
(2) All margins are calculated as a percentage of net sales.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Sales. Net sales increased $53.6 million or 83.8%. The acquisition of Barber-Colman on March 8, 1996 added $17.6 million to current year sales. Also, the inclusion of Imperial, Scott and Gear for the entire year of 1996 as compared to only the period from September 22, 1995 to December 31, 1995 in the prior year, accounted for $29.9 million of the current year increase in net sales. Sales at Merkle-Korff increased $6.1 million over the prior year due primarily to increased sales of vending machine motors, $1.5 million, refrigerator door ice dispenser motors, $1.2 million and pumps and controls, $0.8 million.

  Gross Profit. Gross profit increased $18.4 million or 78.4%. This increase was due to increased net sales. The gross margin decreased from 36.6% in 1995 to 35.6% in 1996. This decrease was due to the acquisition of Barber-Colman which operates at a slightly lower gross margin than the rest of the Company.

  EBITDA. EBITDA increased $11.9 million or 64.6% as compared to 1995. This increase was due to the $18.4 million increase in gross profit noted above, and was partially offset by an increase in management fee expense of $2.0 million in 1996. The EBITDA margin decreased to 25.8% from 28.8% in 1995 due to the increased expenses discussed above.

  Operating Income. Operating income increased $6.9 million or 41.9% in 1996 as compared to 1995. This increase was due to the increased gross profit noted above, partially offset by increased depreciation and amortization of $5.6 million, and increased management fees to JII of $2.0 million. The increased expenses noted above caused the operating margin to decrease from 25.6% in 1995 to 19.8% in 1996.





 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net Sales. Net sales increased $14.6 million or 29.7% in 1995 as compared to 1994. The increase was partially attributable to the inclusion of Imperial, Scott and Gear in the Company's results from September 23, 1995 to December 31, 1995. This accounted for $10.5 million of the increase. In addition, sales at Merkle-Korff increased $4.1 million in 1995 due to higher appliance motor net sales of $1.5 million, higher vending machine motor net sales of $1.6 million and higher net sales of recreational equipment motors of $0.8 million.

  Gross Profit. Gross profit increased $5.4 million or 30.0% in 1995 as compared to 1994. The increase was due to the increased sales noted above. Gross margin remained constant.

  EBITDA. EBITDA increased $5.8 million or 45.7%. The increase was due to the increased gross profit noted above along with a $0.9 million decrease in selling, general and administrative expenses primarily due to a reduction in executive compensation.

  Operating Income. Operating income increased $4.1 million or 33.0%. The increase was due to the increase in gross profit noted above partially offset by an increase in depreciation and amortization of $1.0 million related to the acquisition of Merkle-Korff, and $0.3 million related to the addition of Imperial, Scott and Gear. Also, management fee expense of $0.7 million was incurred by the Company in 1995 as compared to $0 in 1994. The increase in gross profit caused operating margin to increase from 24.9% in 1994 to 25.6% in 1995.



HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

  The Company had $27.6 million of working capital at December 31, 1996 as compared to $14.7 million at the end of 1995. The increase is partially due to the Barber Colman Acquisition on March 8, 1996, which had $2.0 million of receivables, $3.2 million of inventory, $0.4 million of prepaid expenses and $1.6 million of accounts payable and accrued expenses at December 31, 1996. In addition, cash balances increased $7.2 million, inventories increased $3.1 million, deferred income taxes increased $0.5 million, accounts payable decreased $2.2 million, intercompany amounts owed to JII decreased $3.4 million and the $0.5 million outstanding revolving credit facility at December 31, 1995 was repaid during 1996, and no additional borrowings were made in 1996. These items were partially offset by higher accrued interest, expenses and other of $4.6 million.



  During the year ended December 31, 1996, net cash provided by operating activities was $21.6 million. Net income was $4.8 million and depreciation and amortization was $7.1 million. Deferred income taxes were $1.5 million and the extraordinary loss related to the write-off of deferred financing fees was $3.8 million. Net cash used in investing activities was $92.0 million. Barber Colman Motors was acquired on March 8, 1996 for $21.7 million and Imperial, Scott and Gear were acquired on November 7, 1996 for $69.0 million (excluding the repayment of $6.0 million of Imperial liabilities owed to JII). Capital expenditures were $1.3 million. Net cash provided by financing activities was $77.7 million. The Company issued $170.0 million of Senior Notes and borrowed $21.7 million for the Barber Colman Acquisition, but repaid $2.2 million under the Credit Agreement. The Company also repaid indebtedness of $90.2 million and incurred financing costs of $10.3 million with respect to the issuance of the Senior Notes. Payments were made to JII for intercompany charges in the amount of $11.3 million.

  Capital spending levels for fiscal 1997 are anticipated to be consistent with the 1996 pro forma levels included herein and are expected to be financed internally out of operating cash flow. Management believes that the Company's cash on hand and anticipated funds from operations will be sufficient to cover its working capital, capital expenditures, debt service requirements and other fixed charges obligations for at least the next 12 months.

   Raw material price increases have not had, and are not expected to have, a material effect on the Company's gross profit margin or cash flows. The only raw material component that has experienced any significant fluctuation over the past five years is copper. Copper is a component of commutators and is also used by the Company in the form of copper wire. However, copper wire and commutators account only for 9% of the total cost of sales, and therefore, copper price fluctuations would not be expected to have any significant effect on the Company's results.

ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 was adopted in 1995. The adoption of SFAS 121 did not have a material impact on the Company's results of operations or financial position.

SEASONALITY AND INFLATION

  The Company's net sales typically show no significant seasonal variations.

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                   BUSINESS

GENERAL

  The Company is a leading domestic manufacturer of specialty purpose electric motors, gearmotors, gearboxes and gears for a wide variety of consumer, commercial and industrial markets. The Company has a diverse base of customers and its products are utilized in a broad range of applications including refrigerator ice dispensers, vending machines, commercial floor care equipment, elevators and photocopy machines. The Company's subsidiaries have sold their brand name products to their customers for an average of over 70 years. The Company believes that it has created strong customer loyalty for its products primarily through its emphasis on high quality, custom engineered products, competitive prices and customer service. For the year ended December 31, 1996, the Company had pro forma net sales and net income of $122.4 million and $3.3 million, respectively.

  Shipments of electric motors and generators are estimated by industry sources to have been approximately $7.0 billion in 1995 and to have been growing at a compound annual growth rate of approximately 2% to 3% over the last five years. Although the industry has experienced substantial consolidation in recent years, the industry remains highly fragmented with over 200 manufacturers serving the U.S. market in 1995, according to industry sources. The Company believes that continuing competitive pressures will lead to further consolidation in the electric motor industry and create opportunities for the Company to extend its product lines and business through strategic acquisitions.

  Within this industry, the Company operates in specialized niche markets, which typically consist of high value-added motor applications requiring custom engineered, non-standardized motors and generate relatively small annual dollar volumes. The Company has an active new product development effort and constantly seeks to find new applications for its products and new niche markets to enter. As a result of these efforts, the Company has historically been able to achieve sales growth in excess of industry trends. The Company's products typically require small manufacturing runs and frequent line changeovers. These markets are generally unattractive to large integrated manufacturers which target larger markets and long-run, standardized product lines.

  The Company constantly seeks to reduce its costs through redesigning its manufacturing processes to minimize labor and material costs without sacrificing quality. In addition, the Company works closely with its customers to engineer its products in ways that enable the Company to manage costs and increase value to the customer. In addition, the Company's operations have historically generated significant free cash flow. The Company outsources its most capital intensive processes and strives to minimize its capital investment through purchasing and updating used equipment.

COMPETITIVE STRENGTHS

  The Company believes that it benefits from the following competitive strengths:

  Leading Position in Niche Markets. The Company has targeted niche markets in which it has achieved leading market positions and which are generally unattractive to large manufacturers due to their small size and specialized nature. The Company believes that it has attained market shares in excess of 50% in markets which comprise over 65% of its net sales. These leading market positions have provided a high level of predictability to the Company's net sales. The Company believes that it has succeeded in these markets due to its product design capabilities, reputation, competitive prices, quality and service.

  Diverse Markets and Customers. The Company serves numerous end user markets and a diverse base of over 1300 customers. In 1996, the Company's largest single customer represented approximately 6% of net sales and the Company's top ten customers represented approximately 36% of net sales. The Company's customers include leading OEMs such as General Electric, Whirlpool Corporation, Clarke Industries Inc., Siebe, plc and Vendo Company Inc. The diversity of products, markets and customers minimizes the Company's exposure to economic cycles or geographic markets and provides a broad base from which to grow sales through continued development of new products.

  Active Product Development. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise and manufacturing process capabilities to meet specific application requirements. The Company's sales and technical staff work with existing customers to identify specific needs and develop innovative solutions. As a result, this custom application capability has also been a key driver of new customer development.

  Quality Product and High Level of Service. The Company sells into end product applications which have long life cycles and require durability. In response, the Company has established itself as a reliable manufacturer of high-quality products. The Company maintains close contact with its customers during both the original motor design and the continuous redesign processes to ensure that the most reliable product is manufactured. The Company aggressively redesigns its motors to improve performance and reduce production costs. This entrenches the Company with its customers and minimizes competition. In addition, the Company is dedicated to on-time delivery as evidenced by its 100% on-time delivery record with General Electric, its largest customer, in 1996.

  Experienced Management Team. The Company's five senior managers together have over 140 years of experience in the motors and gears industry and over time have substantially improved operating efficiencies. The experience of senior management has been critical to developing strong relationships with the Company's customers and has resulted in significant new product development opportunities. The Company's President, Ron Sansom, gained extensive experience in this industry during his 15 years with General Electric.

BUSINESS STRATEGY

  The Company's business strategy includes the following key elements:

  Expand Product Lines and Increase Distribution. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise. The Company's sales, technical service and development staff work with customers to identify specific needs and develop innovative solutions. New product developments can often be profitably applied to other high-margin niche markets. In addition, the Company intends to expand its distribution sales effort to capture additional sales opportunities.

  Reduce Costs. The Company's manufacturing cost reduction effort is accomplished through redesigning the Company's products in cooperation with its customers and through incremental production process improvements. The Company also seeks to reduce costs through acquisitions by centralizing administration, finance, legal service and long-range strategic planning functions. This has been demonstrated by annual cost savings from completed headcount reductions and administrative savings relating to the Barber Colman Acquisition.

  Pursue Strategic Acquisitions. The U.S. electric motor and gear market remains highly fragmented, with many specialized manufacturers serving numerous market niches. The Company will continue to search for strategic acquisitions that support its current product groups by adding complementary product lines, expanding technological capabilities or entering new geographic markets. In addition, the Company believes there are other areas in the motion control industry which offer acquisition opportunities. The Company defines the motion control industry as having the following major business segments: motors, gears and gear drives, controls and sensors, drives and drive systems, and couplings. Acquisitions in other areas of the motion control industry would allow the Company to access new markets and develop higher value-added products by combining an existing motor product with additional motion control features.

PRODUCTS

  An electric motor is a device that converts electric power into rotating mechanical energy. The amount of energy delivered is determined by the level of input power supplied to the electric motor and the size of the motor itself. An electric motor can be powered by alternating current ("AC") or direct current ("DC"). AC power is generally supplied by power companies directly to homes, offices and industrial sites whereas DC power is supplied either through the use of batteries or by converting AC power to DC power. Both AC motors and DC motors can be used to power most applications; the determination is made through the consideration of power source availability, speed variability requirements, torque considerations, and noise constraints.

  The power output of electric motors is measured in horsepower. Motors are produced in power outputs that range from less than one horsepower up to thousands of horsepower. The Company's subfractional horsepower products are comprised of AC and DC motors that power applications up to 30 watts ( 1/25 horsepower). The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 horsepower up to 300 horsepower.

  Gears and gearboxes are mechanical components used to transmit mechanical energy from one source to another source. They are normally used to change the speed and torque characteristics of a power source such as an electric motor. Gears and gearboxes come in various configurations such as helical gears, bevel gears, planetary gearboxes, and right-angle gearboxes. For certain applications, an electric motor and a gear box are combined to create a gearmotor.

  The Company has established itself as a reliable niche manufacturer of high-quality, economical, custom electric motors, gearmotors and gears used in a wide variety of applications including vending machines, refrigerator ice dispensers, commercial floor care equipment and elevators. The Company's products are custom designed to meet specific application requirements. Less than 5% of the Company's products are sold as stock products.

  The Company offers a wide variety of options to provide greater flexibility in its custom designs. These options include thermal protectors, special mounting brackets, custom leads and terminals, single or double shaft extensions, brakes, cooling fans, special heavy gearing, and custom shaft machining. The Company also provides value-added assembly work, incorporating some of the above options into its final motor products. All of the custom-tailored motors and gearmotors are designed for long life, quiet operation, and superior performance.

  The Company operates in three product categories: (i) subfractional motors, which represent 67.0% of pro forma net sales for the year ended December 31, 1996, (ii) fractional/integral motors, which represent 28.0% of pro forma net sales for the year ended December 31, 1996, and (iii) gears and gearboxes, which represent 5.0% of pro forma sales for the year ended December 31, 1996. The following chart sets forth these three product categories indicating the pro forma net sales for the year ended December 31, 1996:

                              PRODUCT CATEGORIES

      SUBFRACTIONAL                FRACTIONAL/INTEGRAL                  GEAR AND
   HORSEPOWER PRODUCTS             HORSEPOWER PRODUCTS              GEARBOX PRODUCTS
 NET SALES: $82.0  MILLION         NET SALES: $34.2 MILLION         NET SALES: $6.2 MILLION

 % OF TOTAL NET SALES: 67.0%       % OF TOTAL NET SALES: 28.0%      % OF TOTAL NET SALES: 5.0%

 PRODUCTS:                         PRODUCTS:                        PRODUCTS:
 .AC Motors                        .AC Motors                       .Gears
 .DC Motors                        .DC Motors                       .Gearboxes
 .AC & DC Gearmotors               .DC Permanent Magnet
                                    Motors
                                   .AC and DC Gearmotors

 APPLICATIONS:                     APPLICATIONS:                    APPLICATIONS:

 .Refrigerator Ice Dispensers      .Commercial Floor Care           .Commercial Floor Care
 .Vending Machines                  Equipment                        Equipment
  --Bill Validators                .Elevator Lift Motors            .Hydraulic Pumps
  --Product Delivery Systems       .Automatic Hose Reel             .Food Processing
 .Photocopy Machines                Winding Mechanisms               Equipment
  --Paper Delivery Systems
 .Commercial and
  Industrial Controls
  --HVAC Controls
  --RV Vent Actuators



 SUBFRACTIONAL HORSEPOWER PRODUCTS

  Subfractional horsepower products are "fist-size" motors used in light duty applications up to 30 watts. Most of the Company's products are custom designed and manufactured in-house. The Company produces AC and DC subfractional horsepower motors and gearmotors which have output speeds from 1 to 6,000 RPM and torque ratings up to 200 pounds per inch.

  The Company sells its subfractional horsepower products into a variety of specialized applications including motors used in certain refrigeration units, vending machine mechanisms, business machines, and HVAC and medical applications.

  The Company defines its refrigeration market as ice dispensing subfractional motors for "through the door" ice dispensing refrigerators and supplies General Electric, as well as other refrigerator manufacturers. Similarly, the Company's vending machine customers purchase subfractional horsepower AC or DC motors in products which are incorporated in snack, beverage, game and bill changer (currency validation) machines. The Company serves virtually every major player in the vending market. The Company's business equipment market focuses upon the paper handling function of photocopier machinery. The Company's share of the business equipment market has been established by utilizing the Company's expertise in motor design and targeting high volume office equipment customers. Finally, the Company services a diverse array of HVAC, medical and industrial companies that manufacture equipment for a wide range of applications.

 FRACTIONAL/INTEGRAL HORSEPOWER PRODUCTS

  Fractional/integral horsepower products are defined as motors and gearmotors having power ranges from 1/8 horsepower up to 300 horsepower. The most common application for the Company's AC and DC fractional motors are commercial floor care equipment, elevators, automatic hose reels, lifts and hydraulic pumps.

  The Company has carved a strong niche in the commercial floor care market through its strength in providing permanent magnet DC motors and gearboxes to commercial floor care equipment manufacturers. The Company believes that the DC gearmotor product has replaced and will continue to replace the AC product in commercial floor care equipment because of its superior operating characteristics, particularly its variable speed capability, which makes it easier for the floor care equipment manufacturers to optimize the performance of its machine.

  The Company also has a strong position in the DC elevator motor market. During the past several years, the Company has expanded its elevator motor sales as a result of the trend by elevator manufacturers to outsource their motor manufacturing. The Company's permanent magnet motors and gearmotors for automatic hose reels are highly specialized and are used on oil trucks, fire engines, lawn care trucks, and similar vehicles which require an automatic reel motor. The Company also manufactures low voltage permanent magnet motors and gearmotors for commercial and industrial lift applications, hydraulic pumps and lift truck power steering. Low voltage motors are used in portable applications requiring high torque, long life and high efficiencies.

 GEAR AND GEARBOX PRODUCTS

  The Company manufactures precision gears and gearboxes for various OEMs in sizes of up to 16 inches in diameter and in various configurations such as bevel gears and helical gears, for various drive and speed reduction applications and systems. The Company's gear products are characterized by their durability, accuracy, and low noise generation. The Company's planetary gearbox line is primarily manufactured for the commercial floor care equipment industry which requires durability. The Company supplies gearboxes to Imperial, for assembly into a gearmotor before being shipped to the end user, and to end users directly. The Company also produces gears for the food processing industry and hydraulic pumps used on garbage trucks, snowplows and tailgate lifters.

MARKETS

  The Company produces motors, gears and gearmotors for a wide variety of consumer, commercial and industrial products. The diversity of markets, products and customers minimizes the Company's exposure to economic cycles and geographic markets. The diagram below illustrates the percentage of pro forma net sales for 1996 of the Company attributable to each of these markets:

                           [PIE CHART APPEARS HERE]

                           1996 NET SALES BY MARKET
                                TOTAL = $122.4
                             (DOLLARS IN MILLIONS)


CONSUMER ..............................$56.2
        - Refrigerator Ice Dispensers
        - Vending Machines
        - Treadmills

INDUSTRIAL ............................$16.5
        - Elevators
        - Lifts
        - Machine Tools

COMMERCIAL ............................$49.7
        - Floor Care
        - Photocopy Machines
        - Hose Reels




OPERATIONS

  The Company is a fully integrated manufacturer performing practically every aspect of motor and gear manufacturing with the exception of certain capital-intensive functions such as casting and lamination punching for subfractional horsepower motors which it subcontracts. Capital expenditure requirements are kept low by purchasing used equipment and updating the equipment for the Company's specific requirements. The Company also outsources all die production to further reduce capital expenditures and future maintenance requirements. All other processes such as stamping, machining, endshield machining, winding, injection molding, assembly, painting, and testing are completed in-house.

  The Company is capable of producing specialized products at very low volumes as well as high volume products such as refrigerator ice dispenser motors. The products are generally built to order; hence, a small warehouse/shipping area at each plant is adequate to serve its customer base.

  The Company is constantly redesigning its products and improving its processes to reduce material and labor costs and improve quality. In many instances, the Company initiates a product application with a custom product which is designed from standard parts. As the application grows in volume, the Company further customizes the product by redesigning the standard components to reduce costs. The Company's manufacturing processes are improved using a similar approach.

RAW MATERIALS

  The primary raw materials used by the Company to produce its products are steel, copper, and miscellaneous purchased parts such as endshield castings, powdered metal gears, commutators and packaging supplies. All materials are readily available in the marketplace. The Company is not dependent upon any single supplier in its operations for any materials essential to its business or not otherwise commercially available to the Company. The Company has been able to obtain an adequate supply of raw materials, and no shortage of raw materials is currently anticipated. Surcharges and/or raw material price escalation clauses are often used to insulate the Company from fluctuations in prices.

SALES AND MARKETING

  The Company's sales and marketing success is characterized by long-term customer relationships which are the result of continuity of management, outstanding delivery records, high-quality products, and competitive pricing. The Company utilizes a combination of direct sales personnel and manufacturers' representatives to market the Company's product lines. Generally, the inside sales organization is compensated through a fixed salary while the manufacturers' representative organizations receive commission.

  The Company's subfractional horsepower product line is served through a Vice-President of Sales who oversees a Field Sales Manager, a National Accounts Manager and a Distribution Sales Manager. The Field Sales Manager leads the efforts of seven Area Sales Managers who direct 18 manufacturers' representatives. The manufacturers' representatives serve as the "front line" sales force for the Company. The National Accounts Manager serves large national OEMs such as General Electric, Whirlpool Corporation and Vendo Company Inc. More than 95% of the Company's sales are to OEM customers; however, the Company has begun a distribution program with four distributors in its subfractional horsepower product line to increase coverage and generate more revenue growth. The Distribution Sales Manager is responsible for this program.

  The Company's fractional/integral horsepower product line is served by three Sales Managers and two manufacturers' representatives. This product line requires fewer sales resources because the Company serves fewer markets than in the subfractional horsepower product line. This product line serves OEMs exclusively.

  The Company's gear and gearbox products are served through an inside sales manager and one manufacturers' representative. These products are also sold exclusively to OEMs.

  The Company's advertising efforts consist of specific product literature which is printed and provided to customers as applications are developed. In addition, the Company attends various trade shows to market its products and to stay abreast of industry trends. It also advertises in trade magazines on a periodic basis.

BACKLOG

  The Company's approximate backlog of unfilled orders at the dates specified was as follows:

                  YEAR ENDED              BACKLOG
                 DECEMBER 31,      (DOLLARS IN THOUSANDS)
            1993..................        $32,258
            1994..................         36,043
            1995..................         43,220
            1996..................         44,562

  The Company will ship substantially all of the 1996 year end backlog during 1997.

ENVIRONMENTAL REGULATION

  The Company is subject to a variety of Federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous materials used in its manufacturing processes. Moreover, the Company anticipates that such laws and regulations will become increasingly stringent in the future. The Company does not currently anticipate any material adverse effect on its business, financial condition or results of operations as a result of compliance with U.S. Federal, state, provincial, local or foreign environmental laws or regulations or remediation costs. However, some risk of environmental liability and other costs is inherent in the nature of the Company's business. For example, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Company could be responsible for the necessary costs responding to any releases of hazardous substances at facilities that it has owned or operated, or facilities to which it sent hazardous substances for disposal. In addition, any failure by the Company to obtain and maintain permits that may be required for manufacturing operations could subject the Company to suspension of its operations. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's results of operations and financial condition.

  Barber Colman Motors leases property that has been the subject of remedial investigation and corrective action following the removal of a small, underground waste oil tank in 1994. Contaminated soils were removed up to the edge of the foundation of an overlying structure and the Wisconsin Department of Natural Resources has advised the Company that no further action is necessary at this time with respect to any contaminated soil remaining beneath the structure, if the property owner records a notice of the contamination in the deed. In connection with the Barber Colman Acquisition, the Company obtained indemnification from the former owner of Barber Colman Motors for environmental liability resulting from its prior operations.

COMPETITION

  The U.S. electric motor and gear markets are highly fragmented with a multitude of manufacturing companies servicing numerous markets. Motor manufacturers range from small local producers serving a specific application or end user, to high volume manufacturers offering general-purpose "off the shelf" motors to a wide variety of end users. The Company believes there are over 200 fractional and subfractional horsepower motor manufacturers serving the U.S. market. While there are numerous manufacturers of gears and gearboxes that service a wide variety of industries and applications, the Company competes in certain niche markets.

  The principal competitive factors in the motor and gear markets include price, quality and service. Major motor manufacturers include General Electric, Baldor Electric Company, Emerson Electric Company and Reliance Electric Company; however, the Company generally competes with smaller, specialized manufacturers. While many of the major motor manufacturers have substantially greater assets and financial resources, the Company believes that its leading position in certain niche markets, its high-quality products and its value-added custom applications are adequate to meet competition.

INTELLECTUAL PROPERTY

  The Company's patents and trademarks taken individually and as a whole, are not critical to the ongoing success of its business. The proprietary nature of the Company's products is attributable to the custom application designs for particular customers' needs rather than attributable to proprietary patented or licensed technology.

PROPERTIES

  The Company's headquarters are located in an approximately 12,750 square foot office space in Deerfield, Illinois that is provided by JII.
Manufacturing, design and distribution are located in 11 facilities across the United States.

                                                   SQUARE OWNED/     LEASE
                    LOCATION             USE        FEET  LEASED   EXPIRATION
               Des Plaines, IL     Design/         38,000 Leased September 2000
                                   Administration
               Des Plaines, IL     Manufacturing/  45,000 Leased September 2000
SUBFRACTIONAL                      Distribution
 HORSEPOWER    Crystal Lake, IL    Manufacturing   46,000 Leased April 1998
  PRODUCTS     Darlington, WI      Manufacturing   68,000 Leased July 2000
               Richland Center, WI Manufacturing   45,000 Leased September 2000
               Belvedere, IL       Design/         12,000 Leased March 1997
                                   Administration

               Akron, OH           Administration/ 43,000 Owned
 FRACTIONAL/                       Manufacturing
  INTEGRAL     Middleport, OH      Manufacturing   85,000 Owned
 HORSEPOWER    Cuyahoga Falls, OH  Manufacturing   63,000 Leased October 2003
  PRODUCTS     Alamagordo, NM      Manufacturing   15,000 Leased October 1997

  GEARS AND    Grand Rapids, MI    Manufacturing/  39,000 Owned
 GEARBOXES                         Administration

  The Company believes all its facilities are in good operating condition and adequate for their present purposes. Its production facilities are capable of being utilized at a higher capacity to support increased demand, if necessary.

EMPLOYEES AND LABOR RELATIONS

  As of December 31, 1996, the Company employed 912 employees, of which 572 were non-union, and 340 were represented by the following six unions:

                              NUMBER OF    CONTRACT
              UNION           EMPLOYEES   EXPIRATION
     International Workers
      Union..................    182    September 1998
     United Steelworkers.....     41      March 2000
     International Union of
      Electrical Workers.....     44     October 1998
     International
      Brotherhood of
      Electrical Workers.....     19    November 1997
     United Auto Workers.....     44     October 2001
     International
      Association of
      Machinists.............     10     October 2000

  The Company has experienced no work stoppages over the past 10 years. It considers its relations with its employees to be excellent.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on the Company's results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

  The following sets forth the names and ages of the Company's directors, executive officers and other key employees and the positions they hold as of the date of this Prospectus:

EXECUTIVE OFFICERS AND DIRECTORS

   NAME                   AGE                 POSITION WITH COMPANY
Thomas H. Quinn..........  49 Chairman, Chief Executive Officer, and a Director
Ron A. Sansom............  37 President, Chief Operating Officer and a Director
Thomas C. Spielberger....  34 Chief Financial Officer
Frank A. Collins.........  65 President, Imperial (Fractional/Integral Products)
G. Barry Lawrence........  45 President, Gear (Gears and Gear Boxes)
John D. Simms, Sr........  70 Chairman and Chief Executive Officer, Merkle-Korff
                               and Barber Colman Motors (Subfractional Products)
John W. Brown............  58 President, Merkle-Korff and Barber Colman Motors
                               (Subfractional Products)
Jonathan F. Boucher......  39 Vice President and a Director
John W. Jordan, II.......  48 Director
David W. Zalaznick.......  42 Director

  Set forth below is a brief description of the business experience of each director and executive officer of the Company.

  MR. QUINN has served as Chairman, Chief Executive Officer, and a director of the Company since its inception. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of JII. Mr. Quinn is also the Chairman of the Board and Chief Executive Officer of American Safety Razor Company and Welcome Home, Inc. as well as a director of AmeriKing, Inc. and of a number of privately held companies. On January 22, 1997, Welcome Home, Inc. filed a Chapter 11 petition in the United States Bankruptcy Court for the Southern District of New York.

  MR. SANSOM has served as President, Chief Operating Officer and a director of the Company since June 1996. Prior to joining the Company, Mr. Sansom held several senior management positions with General Electric from 1981 to 1996, including General Manager of General Electric's Appliance Components business.

  MR. SPIELBERGER has served as the Company's Chief Financial Officer since June 1996. Since 1989, Mr. Spielberger has been employed by JII and has served as the Vice President, Controller of JII since 1993.

  MR. COLLINS has served as President, Imperial since 1980. Prior to that, Mr. Collins held several senior management positions with Imperial, including Vice President and General Manager.

  MR. LAWRENCE has served as President, Gear since 1991. Prior to that, Mr. Lawrence held several senior management positions with Gear since 1978.

  MR. SIMMS has served as Chairman and Chief Executive Officer, Merkle-Korff since 1993 and of Barber Colman Motors since March 1996. Prior to that, Mr. Simms held several senior management positions with Merkle-Korff since the 1950's, including as President until 1993.

  MR. BROWN has served as President, Merkle-Korff since 1993 and of Barber Colman Motors since March 1996. Prior to that, Mr. Brown held several senior management positions with Merkle-Korff since the 1950's, including Executive Vice President until 1993.

  MR. BOUCHER has served as a Vice President and a director of the Company since its inception. Since 1983, Mr. Boucher has been a partner of The Jordan Company, a private merchant banking firm. Mr. Boucher is also a director of JII and American Safety Razor Company as well as other privately held companies.

  MR. JORDAN has served as a director of the Company since its inception. Mr. Jordan is a managing partner of The Jordan Company, a private merchant banking firm which he founded in 1982. Mr. Jordan is also a director of JII, AmeriKing, Inc., American Safety Razor Company, Carmike Cinemas, Inc., Welcome Home, Inc. and Apparel Ventures, Inc. as well as other privately held companies.

  MR. ZALAZNICK has served as a director of the Company since June 1996. Since 1982, Mr. Zalaznick has been a managing partner of The Jordan Company. Mr. Zalaznick is also a director of JII, AmeriKing, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Marisa Christina, Inc., and Apparel Ventures, Inc. as well as other privately held companies.

BOARD OF DIRECTORS

  Liability Limitation. The Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by Delaware Corporation Law. In accordance with Delaware Corporation Law, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Delaware Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware Corporation Law will automatically be incorporated by reference into the Certificate of Incorporation and the Bylaws, without any vote on the part of its stockholders, unless otherwise required.

  Indemnification Agreements. The Company and each of its directors and certain executive officers have entered into indemnification agreements. The indemnification agreements provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director acted in good faith and in a manner not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors are also indemnified to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

  Director Compensation. Directors of the Company receive $10,000 per year for serving as a director of the Company. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

  The Board of Directors does not maintain a Compensation Committee. During fiscal 1996, however, Messrs. Boucher, Jordan and Quinn participated in deliberations of the Board of Directors concerning executive officer compensation. During 1996, certain of the foregoing executive officers of the Company served and currently serve as directors, executive officers and members of a compensation committee of another entity, one of whose executive officers served and currently serves as a director of the Company. See "Certain Transactions."

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company for services rendered to the Company for the fiscal year ended December 31, 1996 to those persons who were, at December 31, 1996: (i) the Company's chief executive officer and (ii) the Company's four most highly compensated executive officers other than the chief executive officer whose total salary and bonus exceeded $100,000 during such period. The following table does not include payments made by JII to Mr. Frank
A. Collins. See "Certain Transactions."

                                                    ANNUAL COMPENSATION
                                            -----------------------------------
                                                                OTHER ANNUAL
        NAME AND PRINCIPAL POSITION         YEAR SALARY BONUS COMPENSATION(/1/)
        ---------------------------         ---- ------ ----- -----------------
Thomas H. Quinn(/2/)....................... 1996  $ 0    $ 0        $--
 Chairman of the Board and Chief Executive
 Officer
Ron A. Sansom(/2/)......................... 1996    0      0         --
 President and Chief Operating Officer

--------
(/1/) For the periods indicated, no executive officer named in the table received any Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of Annual Salary and Bonus reported for him in the two preceding columns.
(/2/) Does not reflect compensation paid to Messrs. Quinn and Sansom by JII.
  See "Certain Transactions--JII Services Agreement."

  The Company does not maintain a stock option or stock purchase plan and has not awarded any of its employees individual stock option grants.

                            PRINCIPAL STOCKHOLDERS

  All of the outstanding common stock of the Company is owned by Parent. The table below sets forth as of January 31, 1997 certain information regarding beneficial ownership of the common stock of Parent held by (i) each of its directors and executive officers who own shares of common stock of Parent,
(ii) all directors and executive officers of Parent as a group and (iii) each person known by Parent to own beneficially more than 5% of its common stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Parent indicated as beneficially owned by them, except as otherwise noted. See "The Company-- General."

                                         AMOUNT OF BENEFICIAL OWNERSHIP(1)
                                         --------------------------------------
                                             NUMBER OF           PERCENTAGE
                                              SHARES               OWNED
EXECUTIVE OFFICERS AND DIRECTORS:
Ron A. Sansom...........................            150.00000              1.5%
John W. Jordan II(2)....................            118.78125              1.2
David W. Zalaznick(2)...................            118.78125              1.2
Jonathan F. Boucher(2)..................            101.81250              1.0
Thomas H. Quinn(2)......................             75.00000              0.7
All directors and executive officers as
 a group (10 persons)...................            564.37500              5.7
OTHER PRINCIPAL STOCKHOLDERS:
Jordan Industries, Inc(3)...............          8,125.00000             82.5%
JI Partners(4)..........................            750.00000              7.6

--------
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of January 31, 1997, there were 9,850 shares of common stock of Parent issued and outstanding.
(2) Does not include shares of common stock of Parent owned by JII and JI Partners as to which the named individuals disclaim beneficial ownership.
(3) The principal address of Jordan Industries, Inc. is ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, IL 60015.
(4) JI Partners is an investment partnership whose partners include certain officers and employees of Jordan Industries, Inc. and its affiliates. Does not include shares of common stock of Parent owned by JII as to which JI Partners disclaims beneficial ownership. The principal address of JI Partners is ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, IL 60015.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which requires the Company to use its best efforts to effect the Exchange Offer. See "--Registration Rights."

  The Company is making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. Any Holder who tenders Old Notes in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

  Holders of Old Notes not tendered will not have any further registration rights and the Old Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Old Notes could be adversely affected.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  In connection with the issuance of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers of the Old Notes.

  Holders of New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, Holders of Old Notes are entitled to certain registration rights. Under the Registration Rights Agreement, the Company has agreed, for the benefit of the Holders of the Old Notes, that it will, at its cost, (i) within 60 days after the date of the original issue of the Old Notes, file the Registration Statement with the Commission and (ii) within 120 days after the date of original issuance of the Old Notes, use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities (as defined) notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and acquired the Senior Notes directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Note, until (i) the date of which such Transfer Restricted Security has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Registration Statement, (iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such security is distributed pursuant to Rule 144 under the Act.

  The Registration Rights Agreement also provides that, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Securities in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer and (ii) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event within 90 days after November 7, 1996) and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Closing Date or such shorter period that will terminate when all the Senior Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week for each $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week for each $1,000 principal amount of Senior Notes, as applicable. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration

Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means the earlier of (i) 5:00 p.m., New York City time, on May 5, 1997 or (ii) the date when all Old Notes have been tendered; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond June 4, 1997. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  As of the date of this Prospectus, $170,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about April 7, 1997, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and rights to receive Liquidated Damages. See "-- Registration Rights; Liquidated Damages." The Old Notes were, and the New Notes will be, issued under the Indenture and all such Senior Notes are entitled to the benefits of the Indenture.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer". The Company will give oral or written notice of any amendment, nonacceptance or termination to the Holders of the Old Notes as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of Holders to withdraw tendered Old Notes prior to the Expiration Date. See "--Withdrawal Rights."

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Fleet National Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along, with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects and irregularities.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representatives capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and such person has no arrangement with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading activities, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes, or, if no interest has been paid on the Old Notes, from November 7, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the Holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse effect on the value of the Old Notes or the New Notes.

Holders of Old Notes will have registration rights and the right to Liquidated Damages as described under "--Registration Rights; Liquidated Damages" if the Company fails to consummate the Exchange Offer.

  To the Company's knowledge as of the date of this Prospectus, none of the above events has occurred.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  Fleet National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               Deliver to: Fleet National Bank, Exchange Agent:

By Mail:                     By Overnight Courier:         By Hand:



Fleet National Bank          Fleet National Bank           Fleet National Bank
Mail Code: CTOPT06D          Mail Code: CTOPT06D           Corporate Trust
Corporate Trust              Corporate Trust Operations     Operations
 Operations                    Department                   Department
 Department                  1 Talcott Plaza, 6th Floor    Customer Service
P.O. Box 1440                Hartford, Connecticut 06120   Window
Hartford,                                                  1 Talcott Plaza,
Connecticut 06143                                          5th Floor

                             By Facsimile:
                                                           Hartford,
                                                           Connecticut 06120

                             (860) 986-7908


  DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, registration, and legal fees, will be paid by the Company and are estimated to be approximately $60,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by a Holder thereof (other than any (i) Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
(iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such New Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes, and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading activities, such Holder (i) could not rely on the relevant determinations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed to register or qualify the sale of the New Notes in such jurisdictions only in limited circumstances and subject to certain conditions.

ACCOUNTING TREATMENT

  The exchange of the New Notes for the Old Notes will have no impact on the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Expenses of the Exchange Offer and expenses related to the Old Notes will be amortized, pro rata, over the term of the New Notes.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The Old Notes were and the New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of November 7, 1996, between the Company and Fleet National Bank, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Senior Notes. The Senior Notes are subject to all such terms, and holders of the Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

  As of the date of the Indenture, all of the Company's subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate each of its existing subsidiaries, subsidiaries formed by the Company or subsidiaries acquired by the Company after the original issuance of the Senior Notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

  The Old Notes were and the New Notes will be limited to $170,000,000 in aggregate principal amount and will mature on November 15, 2006. The Old Notes have and the New Notes will bear interest at the rate of 10 3/4% per annum. Interest on the Senior Notes is payable semi-annually in cash in arrears on May 15 and November 15 in each year, commencing May 15, 1997, to holders of record of Senior Notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Old Notes were and the New Notes will be issued in denominations of $1,000 and integral multiples thereof.

  Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Senior Notes must surrender their Senior Notes to the Paying Agent to collect principal payments, and the Company may pay principal, interest and Liquidated Damages, if any, by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Senior Notes and Certificated Senior Notes, the holders of whom have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "Description of Senior Notes-- Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to holders of Senior Notes, and the Company or any of its subsidiaries may act as Paying Agent or Registrar.

  The Old Notes were and the New Notes will be senior unsecured obligations of the Company, will rank senior in right of payment to all Subordinated Indebtedness of the Company, and will rank pari passu in right of payment with all Senior Indebtedness of the Company. The Senior Notes will effectively rank junior to all indebtedness of the Company and to any indebtedness of the Company's subsidiaries, including borrowings under the New Credit Agreement. As of December 31, 1996, after giving effect to (i) the Old Note Offering,
(ii) the application of the net proceeds therefrom and (iii) the Barber Colman Acquisition, the aggregate principal amount of secured Indebtedness of the Company and indebtedness of the Company's subsidiaries to which the Senior Notes will effectively rank junior is approximately $5.0 million. The Indenture permits the Company and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. In addition, under the terms of the Indenture, the Company's Subsidiaries may incur certain Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to the Company necessary to service the Company's obligations, including its obligations under the Senior Notes. Such permitted additional Indebtedness which would effectively be senior to the Senior Notes may include up to $75.0 million incurred under the New Credit Agreement and other Indebtedness permitted by the Indenture, including $25.0 million of additional Indebtedness. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and the New Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its Subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries," "--Certain Covenants" and "Description of Certain Indebtedness."

REDEMPTION OF SENIOR NOTES

  Optional Redemption. The Senior Notes may not be redeemed at the option of the Company prior to November 15, 2001 other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning on November 15 of the years indicated below, the Senior Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Senior Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

            YEAR                               PERCENTAGE
            2001..............................  105.375%
            2002..............................  103.583%
            2003..............................  101.792%
            2004 and thereafter...............  100.000%

  Notwithstanding the foregoing, prior to November 15, 1999, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remain outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. The restrictions on optional redemptions contained in the Indenture do not limit the Company's right to separately make open market, privately negotiated or other purchases of Senior Notes from time to time.

  Mandatory Redemption. Except as set forth below under "Description of Senior Notes--Mandatory Offers to Purchase Senior Notes," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes.

MANDATORY OFFERS TO PURCHASE SENIOR NOTES

  Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Senior Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes pursuant to an Offer (as defined herein) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of an Offer (as defined) is mailed to all Holders of Senior Notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company.

  The Company expects that prepayment of the Senior Notes pursuant to a Change of Control would, and the exercise by holders of Senior Notes of the right to require the Company to purchase Senior Notes may, constitute a default under the New Credit Agreement or other indebtedness of the Company. The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, the Company is required to (i) repay in full and terminate all commitments under Indebtedness under the New Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the New Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the New Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Senior Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Senior Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default" below. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the New Credit Agreement and the Senior Notes. If there is a Change of Control, any Indebtedness under the New Credit Agreement could be accelerated. There is no limitation in the Indenture which prohibits the Company from using the proceeds from the Old Note Offering to finance mandatory purchases of Senior Notes upon a Change of Control. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes given the Company's high leverage. The financing of the purchases of Senior Notes could additionally result in a default under the New Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of the Company to obtain additional financing in the future. The ability of holders of Senior Notes to require that the Company purchase Senior Notes upon a Change of Control may deter persons from effecting a takeover of the Company which would constitute a Change of Control if it believes such takeover will cause the occurrence of a Change of Control and it has insufficient funds available to make mandatory purchases of Senior Notes. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit (i) the holders of Senior Notes to require that the Company purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring or (ii) the Board of Directors or the Trustee to waive the covenant relating to the holders' right to redeem upon a "Change of Control." See "Risk Factors-- Leverage and Coverage" and "--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

  Asset Sales. The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2,500,000 unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or Indebtedness of the Company's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date or (d) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10,000,000 (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Senior Notes to purchase the maximum principal amount of the Senior Notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, to the Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

  To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  While the New Credit Agreement permits dividends from the Company's subsidiaries to the Company for the purpose of paying interest on the Senior Notes, dividends for other purposes, such as repurchases of Senior Notes by the Company upon an Asset Sale, are not permitted under the terms thereof. Accordingly, the Company would need to seek the consent of its lenders under the New Credit Agreement in order to repurchase Senior Notes with any Net Proceeds. See "Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

  Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Senior Notes at such holder's registered address a notice stating: (a) that an offer ("Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Senior Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest and Liquidated Damages, if any, as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

  On the Purchase Date for any Offer, the Company will, to the extent required by the Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Senior Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Senior Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds from such Asset Sale Trigger Date, (2) deposit with the Paying Agent the aggregate purchase price of all Senior Notes or portions thereof accepted for payment and any accrued and unpaid interest and Liquidated Damages, if any, on such Senior Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Senior Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Senior Notes or portions thereof accepted for payment an amount equal to the purchase price for such Senior Notes plus any accrued and unpaid interest and Liquidated Damages, if any, thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Senior Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Senior Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Senior Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Selection and Notice. In the event of a redemption or purchase of less than all of the Senior Notes, the Senior Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Senior Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Senior Note is to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest and Liquidated Damages, if any, shall cease to accrue on the Senior Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Senior Notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

  The Indenture contains, among other things, the following covenants:

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary and dividends or distributions payable by a Restricted Subsidiary to another Restricted Subsidiary or to the Company);
(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith)); (iii) voluntarily prepay any Subordinated Indebtedness of the Company, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the Senior Notes except as specifically permitted by the covenants of the Indenture as described herein; or (iv) make any Restricted Investment (all such dividends distributions purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments, being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Senior Notes, without, duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Senior Notes and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Senior Notes (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus (3) $5,000,000; plus (4) the amount by which the principal amount of and any accrued interest on either (A) Senior Indebtedness of the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the Senior Notes of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiaries (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the deemed Restricted Payment resulting therefrom and determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

  Notwithstanding the foregoing, the Indenture does not prohibit as Restricted
Payments:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

    (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $10,000,000 after the date of original issuance of the Senior Notes (it being understood that if any Restricted Investment after the date of original issuance of the Senior Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $10,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time; provided that without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith).

    (iii) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $5,000,000;

    (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

    (v) investments in marketable securities and other negotiable instruments through the William Penn Funds (including the William Penn Interest Income
  Fund);

    (vi) the purchase, redemption, retirement or other acquisition of (a) any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiaries required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) and (b) the Senior Notes pursuant to the "Change of Control" or "Asset Sales" provisions of the Indenture;

    (vii) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to the Company's Obligations in respect of the Senior Notes, and (b) indemnities, expenses and other amounts under the TJC Agreement;

    (viii) the payment of management, advisory and service fees, indemnities, expenses and other amounts under the JII Services Agreement;

    (ix) the redemption, repurchase, retirement or the acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (x) the defeasance, redemption or repurchase of pari passu or Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests of the Company or of a Restricted Subsidiary (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (xi) payments of fees, expenses and indemnities in respect of the Company's and its Subsidiaries' directors and such payments to Parent (and its parent companies) in respect of their directors, provided that the aggregate amount of such fees payable to all such directors does not exceed $250,000 in any fiscal year;

    (xii) payments to Parent (and its parent companies) in respect of accounting, legal or other professional or administrative expenses or reimbursements or franchise or similar taxes and governmental charges incurred by them relating to the business, operations or finances of the Company and its Subsidiaries and in respect of fees and related expenses associated with their registration statements filed with the Commission and subsequent ongoing public reporting requirements;

    (xiii) so long as Parent files consolidated income tax returns which include the Company, payments to Parent (and its parent companies) pursuant to the Tax Sharing Agreement;

    (xiv) payments in respect of the Junior Seller Note, the MK Installment Note and the MK Installment Note LC Facility;

    (xv) payments in connection with the Imperial Acquisitions, the Offering and the Refinancing Plan;

    (xvi) payments in respect of the Contingent Earnout Agreement;

    (xvii) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with the "Asset Sale" provisions of the Indenture;

    (xviii) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person; and

    (xix) any Restricted Investment constituting an equity investment in a Receivables Subsidiary.

  Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Senior Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 if such date is on or prior to November 15, 1998, and 2.25 to 1 thereafter, in each case, determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional

Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four-quarter period.

  The foregoing limitations do not apply to the issuance of:

    (i) Indebtedness of the Company and/or its Restricted Subsidiaries as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (a) $75.0 million aggregate principal amount under the New Credit Agreement, and (b) an aggregate principal amount up to the sum of: (A) 85% of the book value of the Receivables of the Company and its Restricted Subsidiaries on a consolidated basis, and (B) 65% of the book value of the inventories of the Company and its Restricted Subsidiaries on a consolidated basis; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iv) below shall not exceed $80.0 million in aggregate principal amount at any one time outstanding;

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of any Receivables Financing;

    (iii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Senior Notes up to $5,000,000 in aggregate principal amount, or (B) their properties, assets and rights acquired after the date of original issuance of the Senior Notes, provided that the aggregate principal amount of such Indebtedness under this clause (iii)(B) does not exceed 100% of the cost of such properties, assets and rights;

    (iv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25,000,000 (all or any portion of which may be issued as additional Indebtedness under the New Credit Agreement); provided that the aggregate principal amount of Indebtedness outstanding under this clause (iv) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $80.0 million in aggregate principal amount at any one time outstanding; and

    (v) Other Permitted Indebtedness.

  Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant, provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

  Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Senior Notes are equally and ratably secured.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

    (i) applicable law,

    (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i), (ii) and (iv) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant and clauses (i), (v), (vi), (vii),
  (ix), (x), (xi), (xv), (xvi) and (xvii) of the definition of Other Permitted Indebtedness, or (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant,

    (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

    (iv) customary provisions of any franchise, distribution or similar agreement,

    (v) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

    (vi) Indebtedness or other agreements existing on the date of original issuance of the Senior Notes,

    (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant and clauses (i), (v), (vi), (vii),
  (ix), (x) (xi), (xv), (xvi) and (xvii) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Senior Notes than the encumbrances and restrictions in the refinanced Indebtedness,

    (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

    (ix) the terms of any Indebtedness of the Company incurred in connection with the "Limitation on Incurrence of Indebtedness" covenant, provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is otherwise permitted by this covenant, and

    (x) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

  Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

  Limitation on Transactions With Affiliates. The Indenture provides, except under certain circumstances, that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

  The Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless the Company delivers to the
Trustee:

    (i) a resolution of the Board of Directors of the Company stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture, and

    (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

    (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

    (ii) payments under the TJC Agreement or the JII Services Agreement;

    (iii) payments under the Contingent Earnout Agreement;

    (iv) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

    (v) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives;

    (vi) transactions in connection with a Receivables Financing; or

    (vii) payments and transactions in connection with the Imperial Acquisitions, the Old Note Offering and the Refinancing Plan.

  Limitation on Guarantees of Company Indebtedness by Restricted
Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Senior Notes (the "Other Company Indebtedness") unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Senior Notes then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is (1) Senior Indebtedness, the guarantee for the Senior Notes shall be pari passu in right of payment with the Other Company Indebtedness Guarantee and (2) Subordinated Indebtedness, the guarantee for the Senior Notes shall be senior in right of payment to the Other Company Indebtedness Guarantee; provided that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

  Each guarantee of the Senior Notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer permitted by the Indenture of (a) all of the Company's Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Senior Notes, except a discharge or release by or as a result of direct payment under such Other Company Indebtedness Guarantee.

  Designation of Restricted and Non-Restricted Subsidiaries. The Indenture provides that, subject to the exceptions described below, from and after the date of original issuance of the Senior Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that

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

(i) either (A) the Subsidiary to be so designated has total assets of $1,000,000 or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis; (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by the Company or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall thereafter be considered as having been a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Subsidiary.

  A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.

  The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Indenture, and the Company is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

MERGER OR CONSOLIDATION

  The Indenture provides that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture and the Senior Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition, (ii) be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Form Basis, and (iii) have a Cash Flow Coverage Ratio, for the four fiscal quarters immediately preceding the applicable Disposition, and determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four quarter period. The limitations in the Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Indenture as described herein.

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

  Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF SENIOR NOTES

  So long as the Senior Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall submit for filing with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company will also provide to all holders of Senior Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on, or Liquidated Damages, if any, with respect to, the Senior Notes; (b) a default in payment when due of principal or premium, if any, with respect to the Senior Notes; (c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Senior Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness at or after the final maturity thereof (after giving effect to any extensions thereof) and such default continues for 30 days beyond any applicable grace period, or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon at final maturity, or, because of the acceleration of the maturity thereof, aggregates in excess of $10,000,000; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $10,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry and the Default or an Event of Default continues for the period and after the notice specified in the next paragraph; and (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Senior Notes as described under "--Redemption of Senior Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

  A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) or clause (e) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the Senior Notes automatically becoming due and payable without further action or notice.

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

  Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all Senior Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the New Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Agreement or five business days after receipt by the Company and the Representative under the New Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. The holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Senior Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Senior Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Senior Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Senior Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Senior Notes then outstanding may on behalf of all holders of such Senior Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Senior Notes, which may only be waived with the consent of each holder of the Senior Notes affected.

  Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any Holders of Senior Notes given the effective structural subordination of the Senior Notes to the obligations of the Company under the New Credit Agreement.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS AND SUBSIDIARIES

  No officer, employee, director, stockholder or Subsidiary of the Company shall have any liability for any Obligations of the Company under the Senior Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of the Company's Obligations under the Senior Notes issued in accordance with the Indenture. Each holder of the Senior Notes by accepting a Senior Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Senior Notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Securities and Exchange Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Company at any time may terminate all its obligations under the Senior Notes and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Senior Notes). The Company at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events

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

of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of the Company's failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

  To exercise either defeasance option with respect to the Senior Notes outstanding, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal of, premium, if any, and unpaid interest on, and Liquidated Damages, if any, with respect to the Senior Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee an opinion of counsel to the effect that holders of such Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance has not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

  Holders of Senior Notes may transfer or exchange their Senior Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Senior Note selected for redemption or tendered pursuant to an Offer, or (ii) any Senior Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Senior Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Senior Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding under such Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture. Without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption by a successor corporation of the Company's obligations to the holders of Senior Notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of Senior Notes.

  Without the consent of each holder of Senior Notes affected, the Company may not (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Senior Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Senior Notes--Change of Control" and "--Asset Sales") or the price

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

at which the Company is required to offer to purchase the Senior Notes; (iii) reduce the principal of or change the fixed maturity of the Senior Notes; (iv) make the Senior Notes payable in money other than stated in the Senior Notes;
(v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Senior Notes, or rights of holders of the Senior Notes to receive payment of principal or interest; or (vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the Senior Notes.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Senior Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes to be exchanged as set forth herein will initially be issued in the form of one Global New Note (the "Global New Note"). The Global New Note will be deposited on the Expiration Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global New Note Holder").

  New Notes that are issued as described below under "--Certificated New Notes" will be issued in the form of registered definitive certificates (the "Certificated New Notes"). Such Certificated New Notes may, unless the Global New Note has previously been exchanged for Certificated New Notes, be exchanged for an interest in the Global New Note representing the principal amount of New Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  So long as the Global New Note Holder is the registered owner of any New Notes, the Global New Note Holder will be considered the sole holder under the Indenture of any New Notes evidenced by the Global New Note. Beneficial owners of New Notes evidenced by the Global New Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes.

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

  Payments in respect of the principal of, premium, if any, and interest on New Notes registered in the name of the Global New Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global New Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the Global New Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NEW NOTES

  Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Notes in such form will be issued to each person that the Global New Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global New Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will protected in relying on, instructions from the Global New Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the New Notes represented by the Global New Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, New Notes represented by the Global New Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

  "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which

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any such persons described in clause (i) or (ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

  "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Senior Notes or thereafter acquired, in a single transaction or in a series of related transactions, that are outside of the ordinary course of business of the Company or such Restricted Subsidiary; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment, (ii) any Equity Offering by (a) the Company or (b) any Restricted Subsidiary if the proceeds therefrom are used to make mandatory prepayments of Indebtedness under the New Credit Agreement or Indebtedness of the Restricted Subsidiaries or redeem Senior Notes as described above in "Optional Redemption," (iii) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, (iv) Receivables Financings, (v) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (vii) a transfer of assets by the Company or a Restricted Subsidiary to any of the Company, a Restricted Subsidiary or a Non-Restricted Subsidiary, (viii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, (ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under "Merger or Consolidation," (x) the sale or disposition of obsolete equipment or other obsolete assets, or
(xi) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant.

  "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

  "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) the portion of Net Income attributable to the minority interests in its Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus (b) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (d) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (e) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Offering and the Refinancing Plan, in each case, to the extent deducted in computing Consolidated Net Income), plus (f) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (g) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus
(h) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (i) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (j) to the extent not covered in clause (e) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus (k) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (l) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense and the amount of all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Change of Control" means the occurrence of each of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Jordan Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; and
(ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Jordan Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; and (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries to another person may be uncertain. Furthermore, an acquisition of the Company by the Jordan Stockholders including pursuant to a spin-off to the Jordan Stockholders by Jordan Industries, Inc., directly or indirectly of its investment in the Company, would not constitute a Change of Control.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Old Note Offering and the Refinancing Plan and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

  "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and (E) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

  "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges, and (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

  "Contingent Earnout Agreement" means the Contingent Earnout Agreement, among the Company and certain of its Restricted Subsidiaries and Jordan Industries, Inc. and certain of its Restricted Subsidiaries, as in effect on the date of issuance of the Old Notes.

  "Credit Agreement" means the Credit Agreement, dated September 22, 1995, among Merkle-Korff Industries, Inc., its Subsidiaries and Bankers Trust Company, and all loan documents and instruments thereunder, as amended and restated in connection with the Offering, and as further amended, modified, extended, restated, replaced, or supplemented, from time to time.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible--or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Senior Notes.

  "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation) provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

  "Equity Offering" means a public or private offering by the Company and/or its Subsidiaries for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

  "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the Senior Notes. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

  "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

  "Imperial Acquisitions" means the acquisition by the Company and certain of its Restricted Subsidiaries of the business and net assets of Imperial Electric Company, Scott Motor Company and Gear Research Company.

  "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Company or the Restricted Subsidiaries or the retention of executives, officers or employees by the Company or the Restricted Subsidiaries.

  "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

  "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation' dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

  "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

  "Issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

  "JII Services Agreement" means the Management and Administration Services Agreement, dated November 7, 1996, between the Company and Jordan Industries, Inc., as in effect on the date of issuance of the Old Notes.

  "Jordan Stockholders" means Jordan Industries, Inc., The Jordan Company and Jordan/Zalaznick Capital Corporation and their respective affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, MCIT PLC and Leucadia National Corporation and their respective Subsidiaries.

  "Junior Seller Note" means the subordinated promissory note, dated September 22, 1995, issued by Merkle-Korff Industries, Inc., in the principal amount of $5.0 million, and maturing on December 31, 2003, as in effect on the date of the issuance of the Old Notes.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "MK Installment Note" means the promissory note, dated September 22, 1995, issued by Merkle-Korff Industries, Inc., in the principal amount of $90.0 million, and paid on December 26, 1996, as in effect on the date of the issuance of the Old Notes.

  "MK Installment Note LC Facility" means the Letter of Credit Agreement, dated September 22, 1995, among the Company, Merkle-Korff Industries, Inc., and Bankers Trust Company, including the cash collateral agreement and letter of credit thereunder, and all loan documents and instruments thereunder, pursuant to which Bankers Trust Company had issued and had outstanding a standby letter of credit in the face amount of $90.0 million, as in effect on the date of the issuance of the Old Notes.

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Senior Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "New Credit Agreement" means the credit agreement, dated November 7, 1996, among M&G Industries, Inc., certain of its subsidiaries and the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant, or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Non-Restricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.

  "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

  "Other Permitted Indebtedness" means:

    (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of issuance of the Old Notes;

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of respect to reimbursement-type obligations regarding workers' compensation claims;

    (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Senior Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

    (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not issued in compliance with "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

    (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses
  (iii), (iv) but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary, or (x) of the second sentence of the "Limitation on Restricted Payments" covenant;

    (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Senior Notes, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

    (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

    (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

    (ix) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition;

    (x) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary if such Indebtedness so guaranteed is permitted under the Indenture;

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

    (xi) guarantees by a Restricted Subsidiary of Indebtedness of the Company if the Indebtedness so guaranteed is permitted under the Indenture and the Senior Notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guaranties of Company Indebtedness by Restricted Subsidiaries" covenant;

    (xii) guarantees by the Company of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture;

    (xiii) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

    (xiv) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets;

    (xv) Indebtedness of the Restricted Subsidiaries in respect of the Junior Seller Note;

    (xvi) Indebtedness of the Restricted Subsidiaries in respect of the MK Installment Note and the MK Installment Note LC Facility; and

    (xvii) Indebtedness of the Company and its Restricted Subsidiaries in respect of the Contingent Earnout Agreement.

  "Parent" means Motors and Gears Holdings, Inc., a Delaware corporation and corporate parent of the Company.

  "Permitted Liens" means: (a) with respect to the Company and its Restricted Subsidiaries,

    (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if-any as shall be required in conformity with GAAP shall have been made therefor;

    (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

    (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

    (6) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the Senior Notes, provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and
  (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

    (7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (8) judgment and attachment Liens not giving rise to an Event of Default;

    (9) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

    (10) Liens securing Indebtedness under Hedging Obligations;

    (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

    (12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

    (13) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

    (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (15) Liens existing on the date of original issuance of the Senior Notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

    (16) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indenture;

    (17) Liens securing Indebtedness under the MK Installment Note LC Facility; and

    (18) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $10,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets);

  (b) with respect to the Restricted Subsidiaries,

    (1) Liens securing Restricted Subsidiaries' reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (2) Liens securing Indebtedness issued by Restricted Subsidiaries if such Indebtedness is (A) under the Credit Agreement or New Credit Agreement, or
  (B) permitted by the first sentence of the "Limitation on Incurrence of Indebtedness" covenant, clauses (i), (ii), (iii) or (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant, or clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens), (vi), (vii), (ix), (x) or
  (xvi) of the definition of Other Permitted Indebtedness;

    (3) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary; and

    (4) Liens securing guarantees by Restricted Subsidiaries of Indebtedness issued by the Company if such guarantees permitted by clause (xi) (but only in respect of the property, rights and assets of the Restricted
  Subsidiaries issuing such guarantees) of the definition of Other Permitted Indebtedness;

  (c) with respect to the Company,

    (1) Liens securing Indebtedness issued by the Company if such Indebtedness is (A) under the Credit Agreement or the New Credit Agreement, or (B) if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by the Company under the Credit Agreement or the New Credit Agreement pursuant to clause (i) and/or clause (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant);

    (2) Liens securing Indebtedness of the Company if such Indebtedness is permitted by clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens) or (vii) of the definition of Other Permitted Indebtedness;

    (3) Liens securing guarantees by the Company of Indebtedness issued by Restricted Subsidiaries if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to clause (i) and/or clause (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant) and if such guarantees are permitted by clause
  (xii) (but only in respect of Indebtedness issued by the Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant) of the definition of Other Permitted Indebtedness; and

    (4) Liens securing the Company's reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof provided, however, that, notwithstanding any of the foregoing, the Permitted Liens referred to in clause (c) of this definition shall not include any Lien on Capital Stock of Restricted Subsidiaries held directly by the Company (as distinguished from Liens on Capital Stock of Restricted Subsidiaries held by other Restricted Subsidiaries) other than Liens securing (A) Indebtedness of the Company issued under the Credit Agreement or the New Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness, and (B) guarantees by the Company of Indebtedness issued by Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness.

  "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant, giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Receivables" means, with respect to any person, all of the following property and interests in property of such person, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts,
(ii) accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or leased or the rendition of services rendered no matter how evidenced, whether or not earned by performance), (iii) all unpaid seller's or lessor's rights (including, without limitation, recession, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom), (iv) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods), (v) all reserves and credit balances with respect to any such accounts receivable or account debtors, (vi) all letters of credit, security or guarantees of any of the foregoing, (vii) all insurance policies or

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reports relating to any of the foregoing, (viii) all collection or deposit accounts relating to any of the foregoing, (ix) all proceeds of any of the foregoing, and (x) all books and records relating to any of the foregoing.

  "Receivables Financing" means (i) the sale, factoring or other disposition of Receivables that arise in the ordinary course of business, or (ii) the sale, factoring or other disposition of Receivables that arise in the ordinary course of business to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables.

  "Receivables Subsidiary" means any Subsidiary of the Company or any other corporation trust or entity that is exclusively engaged in Receivables Financings and activities reasonably related thereto.

  "Redeemable Preferred Stock" means preferred stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder thereof on, or prior to, the maturity date of the Senior Notes.

  "Refinancing Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under this Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness,
(ii) any refinancings of Indebtedness issued under the New Credit Agreement, and (iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

  "Refinancing Plan" means the Company's repayment of Indebtedness under the Credit Agreement and certain other Indebtedness with the net proceeds from the sale of the Old Notes and borrowing under the New Credit Agreement.

  "Representative" means the agent or other representative in respect of the New Credit Agreement, with the Representative originally being Bankers Trust Company.

  "Restricted Investment" means any Investment in any person, provided that Restricted Investments will not include: (i) Investments in marketable securities and other negotiable instruments permitted by the Indenture; (ii) any Incentive Arrangements; (iii) Investments in the Company; or (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

  "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of issuance of the Old Notes, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of issuance of the Old Notes that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

  "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

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

  "Senior Indebtedness" means: (i) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the date of original issuance of the Senior Notes or thereafter created, incurred or assumed, of the following types: (A) all Indebtedness of the Company (including without limitation the Senior Notes) for money borrowed, and (B) all Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all capitalized lease obligations of the Company; (iii) all Obligations of the Company: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) all constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of the Company and all Obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to Obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other persons; and (v) all Obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i), (ii), (iii) or
(iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Obligations are subordinated or junior in right of payment to the Senior Notes; provided, however, that Senior Indebtedness shall not be deemed to include: (1) any Obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, guarantee or Obligation of the Company that is contractually subordinated or junior in any respect to any other Indebtedness, guarantee or Obligation of the Company, or (5) any Indebtedness to the extent the same is incurred in violation of the Indenture. Senior Indebtedness shall include all Obligations in respect of the Senior Notes and the Indenture.

  To the extent any payment on the Senior Notes, whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise, is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Notes or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

  "SFAS 106" means Statement of Financial Accounting Standards No. 106.

  "SFAS 109" means Statement of Financial Accounting Standards No. 109.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Subordinated Indebtedness" means all Obligations of the type referred to in clauses (i) through (v) of the definition of Senior Indebtedness, if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

  "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

  "TJC Agreement" means the Management Consulting Agreement, dated as of November 7, 1996, between the Company and TJC Management Corporation, as in effect on the date of original issuance of the Senior Notes.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

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

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following is a summary of important terms of certain indebtedness of the Company and its Subsidiaries:

CREDIT AGREEMENT

  In connection with the acquisition of Merkle-Korff, Merkle-Korff entered into a Credit Agreement with Bankers Trust Company ("BTCo."), as agent, and other lenders thereunder (the "Credit Agreement"). The Credit Agreement provided for (i) a $12.0 million revolving credit facility due 2001 with an interest rate determined by reference to LIBOR plus 2.75% or base rate plus 1.50%, subject to reductions based on a leverage ratio, (ii) a $43.0 million Term Loan A facility due 2001 with an interest rate determined by reference to LIBOR plus 2.75% or base rate plus 1.50%, subject to reductions based on a leverage ratio, and (iii) a $27.0 million Term Loan B facility due 2003 with an interest rate determined by reference to LIBOR plus 3.25% or base rate plus 2.00%. The Company and Merkle-Korff's subsidiaries guaranteed Merkle-Korff's obligations under the Credit Agreement, and provided as security under the Credit Agreement a pledge of stock of Merkle-Korff and its subsidiaries and liens in respect of certain of their assets.

  To finance the Barber Colman Acquisition, the Company amended the Credit Agreement by, among other things, increasing Term Loan A to $50.0 million, increasing Term Loan B to $34.4 million, and adding a $5.0 million Term Loan C due 2003 with an interest rate determined by reference to LIBOR plus 3.50% or base rate plus 2.25%, and adding Barber Colman Motors as a guarantor under the Credit Agreement and a pledge of the stock of Barber Colman Motors and liens in respect of certain of its assets.

  In connection with the Old Note Offering, Merkle-Korff repaid its indebtedness under the Credit Agreement.

MK INSTALLMENT NOTE

  In connection with the acquisition of Merkle-Korff, Merkle-Korff issued to the Merkle-Korff seller a $90.0 million installment note which was paid on December 26, 1996 (the "MK Installment Note"). The MK Installment Note was an obligation of Merkle-Korff, and was supported by the $90.0 million letter of credit issued under the MK Installment Note LC Facility. The indebtedness evidenced by the MK Installment Note was not reflected on the Company's balance sheet at December 31, 1995 since this indebtedness was supported by the $90.0 million letter of credit issued under the MK Installment Note LC Facility. Consequently, although the Company remained obligated under the MK Installment Note, the Company viewed the MK Installment Note as defeased. Interest on the MK Installment Note was determined and paid by reference to the rate per annum paid on ninety (90) day U.S. Treasury Bills issued on specified dates. Pursuant to the terms of the MK Installment Note, Merkle-Korff was not permitted to prepay the MK Installment Note in whole or in part.

MK INSTALLMENT NOTE LC FACILITY

  In connection with the acquisition of Merkle-Korff and the execution of the MK Installment Note, Merkle-Korff and the Company entered into a separate letter of credit facility with BTCo., pursuant to which Merkle-Korff deposited $90.0 million into a cash collateral account which, in turn, secured a letter of credit in the amount of $90.0 million which was delivered to the Merkle-Korff seller in support of payment of the MK Installment Note (the "MK Installment Note LC Facility"). This pledged cash collateral was not reflected on the Company's balance sheet at December 31, 1995. In order to induce BTCo. to enter into the MK Installment Note LC Facility, the Company guaranteed all amounts owed by Merkle-Korff to BTCo. under the MK Installment Note LC Facility. This facility matured on December 26, 1996.

JUNIOR SELLER NOTE

  In connection with the acquisition of Merkle-Korff, Merkle-Korff issued to the Merkle-Korff seller a $5.0 million, 9% Junior Seller Note (the "Junior Seller Note") due December 31, 2003. The Junior Seller Note is a general unsecured obligation of Merkle-Korff, which was subordinated to borrowings under the Credit

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

Agreement and is subordinated to borrowings under the New Credit Agreement. Interest under the Junior Seller Note is payable annually in arrears and Merkle-Korff is required to pay installments of principal on the Junior Seller Note as follows: (i) $1.0 million on December 31, 2000, (ii) $1.25 million on December 31, 2001, (iii) $1.25 million on December 31, 2002, and (iv) the entire then outstanding principal amount on December 31, 2003. Subject to the terms and conditions of the New Credit Agreement, Merkle-Korff may prepay the principal amount of the Junior Seller Note in whole or in part at any time without payment of any premium or penalty.

NEW CREDIT AGREEMENT

  Concurrently with the consummation of the Old Note Offering, M&G Industries entered into a new revolving credit agreement with BTCo., as agent, and other lenders thereunder, which replaced and refinanced the Credit Agreement and provides for borrowings of up to $75.0 million for a five year term (the "New Credit Agreement"). The New Credit Agreement is a revolving credit facility and borrowings thereunder are not subject to a borrowing base or similar limitation. M&G Industries pays interest under the New Credit Agreement based upon LIBOR plus 2.50% or base rate plus 1.5%, subject to reduction based on the Company's leverage ratio. Unutilized commitments under the revolving credit facility bear an availability fee of 1/2 of 1% per annum, subject to reduction based on the Company's leverage ratio. M&G Industries' obligations under the New Credit Agreement are guaranteed by M&G Industries' subsidiaries, and secured by pledges of the stock of M&G Industries' subsidiaries and liens in respect of certain assets of M&G Industries and its subsidiaries.

  The New Credit Agreement contains customary covenants, including covenants relating to levels of interest coverage and limits on the ability of M&G Industries and certain of its subsidiaries to incur indebtedness, create liens, make restricted payments, engage in affiliate transactions, engage in mergers and consolidations and make asset sales. The New Credit Agreement also contains customary events of default. As of the date of this Prospectus, M&G Industries had not incurred indebtedness under the New Credit Agreement.

                             CERTAIN TRANSACTIONS

  The Company Formation and Proceeds From the Old Note Offering. The Company was formed in September 1995 in order to acquire and operate companies in the motion control industry. In September 1995, the Company acquired Merkle-Korff for $107.4 million, including the $90.0 million MK Installment Note, a $5.6 million promissory note paid in 1995, the $5.0 million Junior Seller Note and related fees and expenses. The Company borrowed approximately $72.5 million under the Credit Agreement to finance the cash portion of the purchase price for Merkle-Korff and to pay related fees and expenses. In connection with the acquisition of Merkle-Korff, the Company also entered into the MK Installment Note LC Facility, pursuant to which Merkle-Korff deposited $90.0 million in a cash collateral account which, in turn, secured a letter of credit in the face amount of $90.0 million which was delivered to the Merkle-Korff seller in support of payment of the MK Installment Note and other obligations. In March 1996, the Company, through Merkle-Korff, effected the Barber Colman Acquisition for $21.7 million. The Company borrowed approximately $21.7 million under the Credit Agreement to finance the cash purchase price for the Barber Colman Acquisition and to pay related fees and expenses.

  Prior to the consummation of the Old Note Offering, Imperial, Scott and Gear were subsidiaries of JII. Imperial, Scott and Gear were sold to the Company for $75.0 million in cash, which included the repayment of approximately $6.0 million of liabilities of Imperial and its subsidiaries owed to JII, and the Contingent Earnout, if any, to be earned pursuant to the Contingent Earnout Agreement. The acquisition agreement entered into in connection with such sale contained customary terms and provisions used in transactions of that type and limited the aggregate amount of any claims for indemnification by the Company for breaches by the sellers thereunder to $15.0 million. The cash portion of the purchase price for the Imperial Acquisitions were funded from the net proceeds of the Old Note Offering. The Contingent Earnout Agreement, an obligation of each of the Company, M&G Industries, Imperial, Scott and Gear is payable to an affiliate of JII and will not be limited or otherwise restricted by the Indenture or the New Credit Agreement. See "The Company--The Imperial Acquisitions," "Use of Proceeds" and "Principal Stockholders."

  JII Services. In connection with the Merkle-Korff acquisition, Parent entered into an agreement with JII which agreement was amended in connection with the Old Note Offering to add the Company and M&G Industries as parties thereto and to modify the payment formula for the management and advisory fees due thereunder from a fixed fee to a percentage of net sales (the "JII Services Agreement"). Under the JII Services Agreement, the Company is charged an annual management and advisory fee by JII equal to 1% of its net sales payable quarterly. Management and advisory fees charged to the Company were $0.7 million and $2.7 million, respectively, for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996. Imperial, Scott and Gear were charged similar fees by JII. Such fees were $2.0 million, $2.2 million and $1.5 million, for the years ended December 31, 1993, 1994 and the period from January 1995 to September 22, 1995. See Note 3 to the Company's Consolidated Financial Statements and Note 6 to the Consolidated Financial Statements of Imperial. Pursuant to the JII Services Agreement, JII makes certain services available to the Company, including the resources of its acquisition, business development and international expansion and accounting staffs. The JII Services Agreement expires in 2006 but is automatically renewable for successive one year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. See "Risk Factors--Control by Principal Stockholder and Certain Transactions."

  Tax Sharing Agreement. The Company and each of its subsidiaries are party to a Tax Sharing Agreement (the "Tax Sharing Agreement") among JII and each of its consolidated subsidiaries for Federal income tax purposes. Pursuant to the Tax Sharing Agreement, each of the consolidated subsidiaries of JII pays to JII, on an annual basis, an amount determined by reference to the separate return tax liability of the subsidiary as defined in Treasury Regulation (S) 1.1552-1(a)(2)(ii). For the years ended December 31, 1994 and 1995, the income tax payments by Imperial, Scott and Gear to JII under the Tax Sharing Agreement were $2.0 million and $1.3 million. For the year ended December 31, 1996, the income tax payments by the Company to JII under the Tax Sharing Agreement were $2.4 million. These income tax payments reflected a Federal and state income tax rate of approximately 40% of each subsidiary's pre-tax income.

  The Jordan Company. In connection with the Merkle-Korff acquisition, Parent entered into an agreement with The Jordan Company which agreement was amended in connection with the Old Note Offering to add the Company and M&G Industries as parties thereto (the "TJC Agreement"). Under the TJC Agreement, Parent and the Company agreed to retain The Jordan Company to render consulting services to it regarding the Company and its subsidiaries, their financial and business affairs and their relationships with their lenders and stockholders, and the operation and expansion of their business. The TJC Agreement expires in 2006, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. The TJC Agreement provides for payment to The Jordan Company of
(i) an investment banking and sponsorship fee of up to 2% of the purchase price of certain acquisitions or sales involving the Company or any of its subsidiaries, (ii) a financial consulting fee of up to 1% of any debt, equity or other financing arranged by the Company with the assistance of The Jordan Company and (iii) reimbursement for out-of-pocket costs; provided, that such fees may be paid, in whole or in part, to JII, upon the mutual agreement of the board of directors of JII and The Jordan Company. In connection with the acquisitions of Merkle-Korff and Barber Colman Motors and related financings, The Jordan Company was paid investment banking fees of $2.1 million and $0.4 million, respectively. See Note 3 to the Company's Consolidated Financial Statements. In connection with the Imperial Acquisitions and the consummation of the Old Note Offering and the New Credit Agreement, the Company paid The Jordan Company $2.25 million pursuant to the TJC Agreement. Messrs. Jordan, Boucher and Zalaznick are partners of The Jordan Company. The Company believes that the terms of the TJC Agreement are comparable to the terms that it would obtain from a non-affiliated party for comparable services. See "Risk Factors--Control by Principal Stockholder and Certain Transactions."

  Merkle-Korff Leases. Merkle-Korff leases its plants, warehouse and offices under a net lease (the "Merkle-Korff Leases") from companies controlled by John Simms, Sr., Chairman and Chief Executive Officer of Merkle-Korff and Barber Colman Motors. Rent expenses, including real estate taxes attributable to the Merkle-Korff Leases, amounted to $0.7 million for the year ended December 31, 1996. The Company has agreed to pay the following future minimum rental payments under the Merkle-Korff Leases: (i) $0.8 million for the year ended December 31, 1997; (ii) $0.8 million for the year ended December 31, 1998; (iii) $0.8 million for the year ended December 31, 1999; and (iv) $0.6 million for the year ended December 31, 2000. The Company has the right of first refusal to buy these facilities from Mr. Simms. See Note 3 to the Company's Consolidated Financial Statements. The Company believes that the terms of the Merkle-Korff Leases are comparable to the terms that it would obtain from a non-affiliated party.

  Employment Agreements. Effective September 22, 1995, Merkle-Korff entered into an employment agreement with John D. Simms, Sr. (the "Simms Employment Agreement"). Pursuant to the terms of the Simms Employment Agreement, Mr. Simms agreed to serve as Chairman and Chief Executive Officer of Merkle-Korff for a three-year period ending on September 22, 1998. Mr. Simms also agreed not to compete against Merkle-Korff throughout the term of his employment agreement and for three years thereafter or until September 22, 2000, whichever is later, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Merkle-Korff agreed to compensate Mr. Simms with (i) a base salary of $100,000 per annum, (ii) the use of an automobile, including reimbursement for automobile-related costs and (iii) participation in Merkle-Korff's benefit programs. In the event Mr. Simms no longer provides services to Merkle-Korff due to his dismissal without cause (as defined in the Simms Employment Agreement), then Mr. Simms is entitled to receive his base compensation from the date of his termination through the remaining term of his employment agreement.

  Effective September 22, 1995, Merkle-Korff entered into an employment agreement with John W. Brown (the "Brown Employment Agreement"). Pursuant to the terms of the Brown Employment Agreement, Mr. Brown agreed to serve as President of Merkle-Korff for a three-year period ending on September 22, 1998. Mr. Brown also agreed not to compete against Merkle-Korff throughout the term of his employment agreement and for three years thereafter or until September 22, 2000, whichever is later, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Merkle-Korff agreed to compensate Mr. Brown with (i) a base salary of $200,000 per annum, (ii) the use of an automobile, including reimbursement for automobile-related costs, (iii) payment of monthly and other incidental country club fees, (iv) payment of annual life insurance premiums on his life and (v) participation in benefit programs for JII's executives. In addition, Mr. Brown is eligible to receive an annual bonus of up to $200,000, as calculated by a formula reflecting annual increases in Merkle-Korff's profitability. In the event Mr. Brown no longer provides services to Merkle-Korff due to his dismissal without cause (as defined in the Brown Employment Agreement), then Mr. Brown is entitled to receive his base compensation from the date of his termination through the remaining term of his employment agreement and a pro rata portion of the annual bonus which he would have been entitled to had he not been dismissed.

  JII Payments. Effective October 1, 1996, JII voluntarily agreed to pay to Mr. Frank A. Collins $3.9 million (the "JII Payment") in view of his contributions to JII, including identifying and analyzing acquisition candidates for JII and providing strategic advice to the Board of Directors of JII. JII agreed to pay Mr. Collins the JII Payment as follows: (i) one-third (or $1.3 million) was paid to Mr. Collins in October 1996 and (ii) the remaining two-thirds (or $2.6 million) will be paid to Mr. Collins in six equal, semi-annual installments payable on each October 1 and April 1, commencing on April 1, 1997.

  Directors and Officers Indemnification. The Company has entered into indemnification agreements with each member of the Company's Board of Directors and certain executive officers whereby the Company agreed, subject to certain exceptions, to indemnify and hold harmless each director and certain executive officers from liabilities incurred as a result of such person's status as a director or executive officer of the Company. See "Management--Board of Directors."

  Future Transactions. The Company has adopted a policy to provide that all transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


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

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale. In addition, until July 2, 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will receive no proceeds in connection with the Exchange Offer. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

TO EXCHANGING AND NONEXCHANGING HOLDERS

  The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not be taxable to the exchanging Holders for Federal income tax purposes. As a result (i) an exchanging Holder will not recognize any gain or loss on the exchange, (ii) the holding period for the New Note will include the holding period for the Old Note and (iii) the basis of the New Note will be the same as the basis of the Old Note.

  The Exchange Offer will result in no Federal income tax consequences to a nonexchanging Holder.

  The preceding discussion is for general information only and does not constitute tax advice. Each Holder should consult its own tax adviser as to these and any other Federal income tax consequences of the Exchange Offer as well as any tax consequences to it under state, local or other law. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative rulings and practice. Those consequences could be modified by future changes in the relevant law (which changes could be applied retroactively).

                                 LEGAL MATTERS

  The validity of the New Notes will be passed upon for the Company by Mayer, Brown & Platt, New York, New York. Mayer, Brown & Platt also represents JII and its affiliates from time to time in connection with its various acquisitions and divestitures.

                                    EXPERTS

  The consolidated financial statements of Motors and Gears, Inc. as of December 31, 1995 and 1996 and for the period from September 23, 1995 to December 31, 1995 and the year ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Merkle-Korff Industries, Inc., Mercury Industries, Inc. and Elmco Industries, Inc. as of December 31, 1994, and for the years ended December 31, 1993, 1994 and the period from January 1, 1995 to September 22, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Barber Colman Motors Division as of March 31, 1995 and December 31, 1995, and for the year ended March 31, 1995 and the nine month period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of The Imperial Electric Company and Subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

  The Company has filed with the Commission the Registration Statement pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Upon consummation of the Exchange Offer, the Company will become subject to the periodic and other informational requirements of the Exchange Act. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http:
//www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

MOTORS AND GEARS, INC.
  Report of Independent Auditors..........................................  F-3
  Consolidated Balance Sheets as of December 31, 1995 and 1996............  F-4
  Consolidated Statements of Income for the period from September 23, 1995 to
   December 31, 1995, and the year ended December 31, 1996 ...............  F-5
  Consolidated Statements of Changes in Shareholder's Equity (Net Capital
   Deficiency) for the period from September 23, 1995 to December 31,
   1995, and the year
   ended December 31, 1996................................................  F-6
  Consolidated Statements of Cash Flows for the period from September 23,
   1995
   to December 31, 1995, and the year ended December 31, 1996.............  F-7
  Notes to Consolidated Financial Statements..............................  F-8
MERKLE-KORFF INDUSTRIES, INC.,
MERCURY INDUSTRIES, INC. AND
ELMCO INDUSTRIES, INC.
  Report of Independent Auditors.......................................... F-15
  Combined Balance Sheet as of December 31, 1994.......................... F-16
  Combined Statements of Income and Retained Earnings for each of the years
   ended December 31, 1993 and 1994, and the period from January 1, 1995 to
   September 22, 1995..................................................... F-17
  Combined Statements of Cash Flows for each of the years ended December
   31,
   1993 and 1994, and the period from January 1, 1995 to September 22,
   1995................................................................... F-18
  Notes to Combined Financial Statements.................................. F-19
BARBER-COLMAN MOTORS DIVISION
  Report of Independent Auditors.......................................... F-23
  Balance Sheets as of March 31, 1995 and December 31, 1995............... F-24
  Statements of Divisional Operations for the year ended March 31, 1995, and the
   nine months ended December 31, 1995.................................... F-25
  Statements of Cash Flows for the year ended March 31, 1995, and the nine months
   ended December 31, 1995................................................ F-26
  Notes to Financial Statements........................................... F-27
THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
  Report of Independent Auditors.......................................... F-32
  Consolidated Balance Sheets as of December 31, 1994 and 1995............ F-33
  Consolidated Statements of Income for each of the years ended December
   31, 1993,
   1994, and 1995......................................................... F-34
  Consolidated Statements of Shareholder's Equity for each of the years ended
   December 31, 1993, 1994 and 1995....................................... F-35
  Consolidated Statements of Cash Flows for each of the years ended
   December 31, 1993,
   1994 and 1995.......................................................... F-36
  Notes to Consolidated Financial Statements.............................. F-37

BARBER-COLMAN MOTORS DIVISION
  Balance Sheet as of March 8, 1996 (unaudited)........................... F-43
  Statement of Divisional Operations and Division Equity for the period from January 1, 1996 to
   March 8, 1996 (unaudited).............................................. F-44
  Statement of Cash Flows for the period from January 1, 1996 to March 8,
   1996 (unaudited)....................................................... F-45
  Notes to Financial Statements (unaudited)............................... F-46

                      REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Motors and Gears, Inc.

  We have audited the consolidated balance sheets of Motors and Gears, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholder's equity, and cash flows for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the management of Motors and Gears, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Motors and Gears, Inc. as of December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois

March 21, 1997

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                        CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER  31,
                                                          -----------------
                                                            1995     1996
                                                          -------- --------
                                                           (IN THOUSANDS,
                                                          EXCEPT SHARE AND
                                                              PER SHARE
                                                              AMOUNTS)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $  2,781 $ 10,011
  Accounts receivable, less allowance for doubtful ac-
   counts of $29 and $59 at December 31, 1995 and 1996,
   respectively..........................................   13,213   13,056
  Inventories............................................   13,404   16,554
  Prepaid expenses and other.............................      402      886
  Deferred income taxes..................................      686    1,159
                                                          -------- --------
    Total current assets.................................   30,486   41,666
Property, plant and equipment--Net.......................    7,166   11,431
Goodwill--Net............................................  103,562  109,103
Covenants not to compete--Net............................      473    1,206
Deferred financing costs--Net............................    3,639   10,181
Other non-current assets.................................       61       81
                                                          -------- --------
    Total assets......................................... $145,387 $173,668
                                                          ======== ========
       LIABILITIES AND SHAREHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable....................................... $  7,617 $  5,408
  Accrued interest payable...............................      718    3,204
  Accrued expenses and other.............................    1,629    3,744
  Due to Jordan..........................................    5,139    1,706
  Current portion of capital lease obligations...........      136       18
  Revolving credit facility..............................      500      --
                                                          -------- --------
    Total current liabilities............................   15,739   14,080
Senior Notes payable.....................................   69,375  170,000
Subordinated note payable................................    5,000    5,000
Note payable to Jordan...................................    7,827      --
Capital lease obligations, less current portion..........      709       49
Deferred income taxes....................................      759      282
Other non-current liabilities............................       53       44
Shareholder's equity (net capital deficiency):
  Common stock, $.01 par value, 100,000 shares
   authorized, issued and outstanding....................        1        1
  Additional paid-in capital.............................   30,005   30,005
  Retained earnings (accumulated deficit)................   15,919  (45,793)
                                                          -------- --------
    Total shareholder's equity (net capital deficiency)..   45,925  (15,787)
                                                          -------- --------
    Total liabilities and shareholder's equity (net       $145,387 $173,668
     capital deficiency)................................. ======== ========

                            See accompanying notes.

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF INCOME

                                             PERIOD FROM
                                          SEPTEMBER 23, 1995     YEAR ENDED
                                         TO DECEMBER 31, 1995 DECEMBER 31, 1996
                                         -------------------- -----------------
                                                     (IN THOUSANDS)
Net sales...............................       $24,684            $117,571
Cost of sales, excluding depreciation...        16,429              75,751
Selling, general, and administrative
 expenses, excluding depreciation.......         1,564               8,796
Depreciation............................           415               2,960
Amortization of goodwill and other in-
 tangibles..............................           840               4,118
Management fees to Jordan...............           683               2,717
                                               -------            --------
Operating income........................         4,753              23,229
Other income (expense):
  Interest expense:
    Jordan..............................          (301)               (732)
    Other...............................        (2,111)            (10,402)
  Miscellaneous, net....................           (33)                215
                                               -------            --------
Income before income taxes and extraor-
 dinary item............................         2,308              12,310
Provision for income taxes..............           948               5,290
                                               -------            --------
Income before extraordinary item........         1,360               7,020
Extraordinary loss, net of income tax
 benefit of $1,620......................           --                2,186
                                               -------            --------
Net income..............................       $ 1,360            $  4,834
                                               =======            ========


                            See accompanying notes.

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (NET CAPITAL
                                DEFICIENCY)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       TOTAL
                            COMMON STOCK                RETAINED   SHAREHOLDER'S
                          ---------------- ADDITIONAL   EARNINGS    EQUITY (NET
                          NUMBER OF         PAID-IN   (ACCUMULATED    CAPITAL
                           SHARES   AMOUNT  CAPITAL     DEFICIT)    DEFICIENCY)
                          --------- ------ ---------- ------------ -------------
Balance at September 22,
 1995...................       100   $--    $   --      $    --      $    --
Equity of Imperial at
 date of combination....       --     --        100       14,559       14,659
Issuance of common
 stock..................    99,900      1    29,905          --        29,906
Net income..............       --     --        --         1,360        1,360
                           -------   ----   -------     --------     --------
Balance at December 31,
 1995...................   100,000      1    30,005       15,919       45,925
Acquisition of Imperial.       --     --        --       (66,546)     (66,546)
Net income..............       --     --        --         4,834        4,834
                           -------   ----   -------     --------     --------
Balance at December 31,
 1996...................   100,000   $  1   $30,005     $(45,793)    $(15,787)
                           =======   ====   =======     ========     ========



                            See accompanying notes.

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                                    SEPTEMBER 23,
                                                       1995 TO     YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1995          1996
                                                    ------------- ------------
                                                          (IN THOUSANDS)
Cash flows from operating activities:
Net income.........................................   $   1,360     $  4,834
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................       1,255        7,078
  Amortization of deferred financing costs.........         152          799
  Provision for bad debts..........................          14          --
  Deferred income taxes............................          (3)       1,496
  Extraordinary loss...............................         --         3,806
  Changes in assets and liabilities (net of acqui-
   sitions):
    Accounts receivable............................          66        3,190
    Inventories....................................         871          128
    Prepaid expenses and other.....................          24          187
    Accounts payable...............................         363       (3,500)
    Accrued expenses and other.....................       1,671        3,564
    Other non-current assets and liabilities.......         (19)         (12)
                                                      ---------     --------
Net cash provided by operating activities..........       5,754       21,570
Cash flows from investing activities:
Purchases of property, plant and equipment.........        (269)      (1,304)
Acquisition of subsidiaries........................    (107,406)     (90,692)
Cash acquired in purchase of subsidiaries..........         696          --
                                                      ---------     --------
Net cash used in investing activities..............    (106,979)     (91,996)
Cash flows from financing activities:
Proceeds from debt issuances--Senior Notes.........      70,000      190,000
Payment of financing costs.........................         --       (10,354)
Payments on Senior Notes...........................        (625)     (89,375)
Proceeds from revolving credit facility............       2,500        1,700
Payments on revolving credit facility..............      (2,000)      (2,200)
Proceeds from debt issuance--Subordinated Note.....       5,000          --
Proceeds from common stock issuance................      29,906          --
Payments on note payable to Jordan.................      (1,635)      (7,827)
Payments on capital lease obligations..............         (88)        (855)
Increase (decrease) in due to Jordan...............         948       (3,433)
                                                      ---------     --------
Net cash provided by financing activities..........     104,006       77,656
                                                      ---------     --------
Increase in cash and cash equivalents..............       2,781        7,230
Cash and cash equivalents at beginning of period...         --         2,781
                                                      ---------     --------
Cash and cash equivalents at end of period.........   $   2,781     $ 10,011
                                                      =========     ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest:
    Jordan.........................................   $     589     $  1,066
    Other..........................................          23        7,117
  Income taxes.....................................          94          781
Non cash investing activities:
  Capital leases...................................         --            77

                            See accompanying notes.

                          MOTORS AND GEARS, INC.

            (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995 AND 1996

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. FORMATION OF THE COMPANY AND ACQUISITIONS

  Motors and Gears, Inc. (Company), a wholly-owned subsidiary of Motors and Gears Holdings, Inc. (Parent), a majority-owned subsidiary of Jordan Industries, Inc. (Jordan), was formed on September 8, 1995, to combine a group of companies engaged in the manufacture and sale of reversible, permanent split-capacitor, shaded-pole, and DC subfractional horsepower motors and gear motors primarily to customers located throughout the United States.

  On September 22, 1995, the Company acquired all of the outstanding shares of Merkle-Korff Industries, Inc. (Merkle-Korff), Mercury Industries, Inc. (Mercury) and Elmco Industries, Inc. (Elmco), for $107,406. The purchase price, including costs incurred directly related to the transaction, was allocated to working capital of $8,201; property and equipment of $3,652; covenants not to compete of $500; deferred financing fees of $3,791; and resulted in an excess purchase price over net identifiable assets of $91,262. Mercury and Elmco were subsequently merged into Merkle-Korff.

  On March 8, 1996, the Company acquired the net assets of Barber-Colman Motors Division (Division), a division of Barber-Colman Company, which was wholly-owned by Siebe, plc. The Division consisted of Colman OEM and Colman Motor Products, wholly-owned subsidiaries of Barber-Colman Company, and the motors division of Barber-Colman Company. The Division is a vertically integrated manufacturer of subfractional horsepower AC and DC motors and gear motors, with applications in such products as vending machines, copiers, printers, ATM machines, currency changers, X-ray machines, peristaltic pumps, HVAC actuators, and other products.

  The purchase price of $21,700, including costs incurred directly related to the transaction, has been allocated to working capital of $4,899; property, plant, and equipment of $5,843; covenants not to compete of $1,000, deferred financing fees of $793, and resulted in an excess purchase price over net identifiable assets of $9,165. The acquisition was financed with $21,700 of new and existing credit facilities. The Division was subsequently merged into Merkle-Korff. Pro forma results of operations as if the acquisition had occurred on January 1, 1996 are not materially different than the amounts reported.

  Concurrent with the consummation of a debt offering on November 7, 1996 (see
Note 7), the Company acquired Imperial Electric Company (Imperial), a wholly-owned subsidiary of Jordan, and Imperial's wholly-owned subsidiaries, Scott Motors Company (Scott) and Gear Research, Inc. (Gear) (Imperial, Scott and Gear are hereafter collectively referred to as Imperial), for $75,000 of cash payments from the offering proceeds, which included the repayment of $6,008 in Imperial liabilities owed to Jordan, and a contingent payment payable pursuant to a contingent earnout arrangement. Under the terms of the contingent earnout arrangement, 50% of Imperial, Scott and Gear's cumulative earnings before interest, taxes, depreciation and amortization, as defined, exceeding $50,000 during the five fiscal years ended December 31, 1996 through December 31, 2000 will be paid to an affiliate of Jordan. Payments, if any, under the contingent earnout arrangement will be determined and made on April 30, 2001.

  Imperial designs, manufactures, and distributes speciality electric motors, generators, and gears for industrial and commercial use. Scott manufactures specialty electric motors. Gear manufactures gears and precision gear assemblies. Imperial, Scott and Gear's customers are located mainly in the United States.

  The Company and Imperial came under the common control of Jordan on September 22, 1995, the date the Company acquired a controlling interest in Merkle-Korff, Mercury and Elmco, and the Company commenced operations. The consolidated financial statements give retroactive effect to the acquisition of Imperial, which has

                          MOTORS AND GEARS, INC.

            (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

been accounted for in a manner similar to the pooling-of-interests method. Accordingly, the results of operations of the Company include the historical results of operations of Imperial since September 22, 1995. As a result of the Imperial acquisition, the Company recorded a $66,546 charge to retained earnings in 1996. This amount represents the $75,000 of cash payments to Jordan, less $6,008 in Imperial liabilities owed to Jordan and $2,446 of deferred income taxes recorded in connection with the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Motors and Gears Industries, Inc., Merkle-Korff, and Imperial. All significant intercompany transactions and accounts have been eliminated.

 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with an initial maturity of three months or less at the time of purchase.

 Inventories

  Inventories are stated at the lower of cost or market. Inventories are primarily valued at either average or first-in, first-out (FIFO) cost.

 Property, Plant, and Equipment

  Property, plant, and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using either straight-line or accelerated methods over the estimated useful lives of the assets. Leasehold improvements and assets under capital leases are amortized using the straight-line method over the shorter of the lease term or their estimated productive lives. Amortization of leasehold improvements and assets under capital leases is included in depreciation expense.

  The useful lives of plant and equipment for the purpose of computing book depreciation are as follows:

        Buildings                5 to 31 years
        Machinery and equipment   3 to 7 years
        Dies and tooling               3 years
        Furniture and fixtures   5 to 10 years
        Vehicles                       5 years
        Leasehold improvements   Life of lease

 Intangible Assets

  Goodwill is being amortized using the straight-line method over 30 years at Merkle-Korff and over 40 years at Imperial. Goodwill at December 31, 1995 and 1996 is net of accumulated amortization of $5,028 and $8,880, respectively. The covenants not to compete are being amortized using the straight-line method over the respective terms of the agreements. The covenants not to compete at December 31, 1995 and 1996 are net of accumulated amortization of $27 and $294, respectively. Deferred financing costs are amortized using the straight-line method over the shorter of the terms of the related loans or the period such loans are expected to be outstanding. Deferred financing costs at December 31, 1995 and 1996 are net of accumulated amortization of $152 and $173, respectively. Amortization of deferred financing costs is included in interest expense.

                          MOTORS AND GEARS, INC.

            (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. The operating results of the Company are included in the consolidated federal income tax return of Jordan. In addition, the Company is party to a tax-sharing agreement with Jordan. However, the Company's income tax provision has been calculated as if the Company would have filed a separate federal income tax return.

 Fair Value of Financial Instruments

  The Company's financial instruments include cash equivalents, the Senior Notes, the Subordinated Note, the revolving credit facility, and the note payable to Jordan. The fair values of the Company's financial instruments were not materially different from their carrying values at December 31, 1996.

 Concentration of Credit Risk

  Cash and trade receivables may subject the Company to credit risk. The Company holds cash at highly rated financial institutions which are federally insured up to prescribed limits. Cash balances may exceed these limits at any given time. The Company closely monitors the credit quality of its customers. Credit losses have been insignificant on a historical basis.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Adoption of SFAS 121

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires, among other things, that the Company consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount and, if so, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value.

  The Company adopted the provisions of SFAS 121 during the period from September 23, 1995 to December 31, 1995. The effect of the adoption was not material.

 Reclassifications

  Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

3. RELATED PARTY TRANSACTIONS

  The Company leases certain plants, warehouses, and offices under net leases from affiliated entities. Rent expenses, including real estate taxes attributable to these leases, amounted to $261 and $736 for the period from September 23, 1995 to December 31, 1995, and for the year ended December 31, 1996, respectively.

                          MOTORS AND GEARS, INC.

            (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Future minimum rental payments required under these leases are as follows:

        1997............................................................... $750
        1998...............................................................  766
        1999...............................................................  781
        2000...............................................................  606

  The Company receives consulting services from Jordan in exchange for fees payable in accordance with terms stipulated in a management consulting agreement between the two entities. Management fee expenses recorded by the Company for such services amounted to $683 and $2,717 for the period from September 23, 1995 to December 31, 1995, and for the year ended December 31, 1996, respectively.

  The Company, through its Parent, and TJC Management Corporation (TJC), an affiliated entity, have entered into a management consulting agreement whereby TJC is paid an investment banking fee of up to 2%, based on the aggregate consideration paid or received, for its assistance in acquisitions or sales undertaken by the Company, and a financial consulting fee not to exceed 1% of the aggregate debt or equity financing that is arranged by TJC, plus the reimbursement of out-of-pocket expenses. The Company paid $2,055 to TJC during the period from September 23, 1995 to December 31, 1995 related to the acquisition of Merkle-Korff, Mercury, and Elmco. The Company paid $394 to TJC in 1996 related to the acquisition of Barber--Colman Motors Division.

  An individual who is a shareholder, Director, General Counsel and Secretary of the Parent is also a partner in a law firm used by the Company. The firm was paid $0 and $201 in fees and expenses during the period from September 23, 1995 to December 31, 1995 and the year ended December 31, 1996, respectively. The rates charged to the Company were at arms-length.

  Due to Jordan consists of:

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Interest on note payable.................................. $   334 $   --
     Management fee............................................     672     243
     Federal income taxes......................................   3,280     968
     Other.....................................................     853     495
                                                                ------- -------
                                                                $ 5,139 $ 1,706
                                                                ======= =======

4. INVENTORIES

  Inventories consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Raw materials............................................. $ 9,766 $ 9,351
     Work in process...........................................   1,565   4,668
     Finished goods............................................   2,073   2,535
                                                                ------- -------
                                                                $13,404 $16,554
                                                                ======= =======

                          MOTORS AND GEARS, INC.

             (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment consists of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               ------  --------
     Land and improvements.................................... $  265  $    265
     Building and improvements................................  2,889     3,206
     Machinery and equipment.................................. 12,562    15,690
     Dies and tooling.........................................    481     3,881
     Furniture and fixtures...................................    553       846
     Vehicles.................................................     78       108
                                                               ------  --------
                                                               16,828    23,996
     Less: Accumulated depreciation and amortization.......... (9,662)  (12,565)
                                                               ------  --------
                                                               $7,166  $ 11,431
                                                               ======  ========

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                   PERIOD FROM
                                                SEPTEMBER 23, 1995  YEAR ENDED
                                                        TO         DECEMBER 31,
                                                DECEMBER 31, 1995      1996
                                                ------------------ ------------
     Current:
      Federal..................................        $827           $1,594
      State....................................         124              572
                                                       ----           ------
        Total current..........................         951            2,166
     Deferred:
      Federal..................................          (3)           1,228
      State....................................         --               276
                                                       ----           ------
        Total deferred.........................          (3)           1,504
                                                       ----           ------
     Provision for income taxes................        $948           $3,670
                                                       ====           ======

  The provision for income taxes differs from the amount of income tax provision computed by applying the federal income tax rate to income before income taxes.
A reconciliation of the differences is as follows:

                                                   PERIOD FROM
                                                SEPTEMBER 23, 1995  YEAR ENDED
                                                        TO         DECEMBER 31,
                                                DECEMBER 31, 1995      1996
                                                ------------------ ------------
     Computed statutory tax provision..........        $785           $2,891
       Increase resulting from:
         State and local taxes, net of federal
          benefit..............................          82              560
         Nondeductible amortization............          37              145
         Other.................................          44               74
                                                       ----           ------
     Provision for income taxes................        $948           $3,670
                                                       ====           ======

                          MOTORS AND GEARS, INC.

            (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred tax liabilities and assets are comprised of the following:

                                                                   DECEMBER 31
                                                                   ------------
                                                                   1995   1996
                                                                   ----  ------
     Deferred tax liabilities:
       Goodwill................................................... $--   $1,866
       Property, plant and equipment..............................  759     --
                                                                   ----  ------
     Total deferred tax liabilities...............................  759   1,866
     Deferred tax assets:
       Property, plant and equipment .............................  --    1,509
       Covenants not to compete...................................  --       75
       Vacation accrual...........................................   63     136
       Franchise tax..............................................  128     128
       Employee benefits..........................................   53     230
       Uniform capitalization.....................................  243     243
       Allowance for doubtful accounts............................  --       17
       Inventory obsolescence reserve.............................  --      159
       Other......................................................  199     246
                                                                   ----  ------
     Total deferred tax assets....................................  686   2,743
                                                                   ----  ------
     Net deferred tax (liabilities) assets........................ $(73)    877
                                                                   ====  ======

7. INDEBTEDNESS

  On November 7, 1996, the Company issued $170,000 aggregate principal amount of 10 3/4% Senior Notes (Senior Notes). Interest on the Senior Notes is payable in arrears on May 15 and November 15 of each year, commencing May 15, 1997. The Senior Notes are unsecured obligations of the Company and mature on November 15, 2006. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2001. In addition, notwithstanding the foregoing, the Company may redeem up to 35% of the original aggregate principal amount prior to November 15, 1999 under certain circumstances.

  The Indenture relating to the Senior Notes contains certain covenants which, among other things, restricts the ability of the Company to incur additional indebtedness, to declare or pay dividends, to repurchase stock or make other restricted payments, create liens, engage in transactions with affiliates, or complete certain mergers or consolidations.

  Concurrent with the consummation of the above offering, the Company used a portion of the net proceeds to repay all of its outstanding indebtedness under the existing Credit Agreement, canceled the existing Credit Agreement, and entered into a new Credit Agreement (New Credit Agreement) with a bank. Accordingly, the unamortized balance of deferred financing costs related to the previous credit agreement of $3,806 was written-off as an extraordinary charge. The New Credit Agreement is in the form of a revolving credit facility and provides for borrowings of up to $75,000 over a five year term. Borrowings bear interest at a floating rate of LIBOR plus 2.5% or base rate plus 1.5%, subject to reduction based on the Company's leverage ratio, as defined. Unused commitments under the revolving credit facility are subject to an availability fee of 1/2 of 1% per annum, as defined. Borrowings are secured by the stock and substantially all of the assets of the Company. There were no borrowings outstanding under the revolving credit facility at December 31, 1996.

  The New Credit Agreement contains covenants which, among other things, provide for a minimum level of interest coverage, as defined, and limit the Company's ability to incur additional indebtedness, create liens, make restricted payments, engage in affiliate transactions or mergers and consolidations, and make asset sales.

                          MOTORS AND GEARS, INC.

            (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The subordinated note payable is due to the former shareholder of Merkle-Korff in installments beginning December 31, 2000 through December 31, 2003 and bears interest at 9% per annum. The note is unsecured.

8. LEASES

  The Company leases certain land, buildings, and equipment under capital and noncancellable operating lease agreements expiring in various years through 2003. Under the terms of one of these operating leases, monthly rental payments may be adjusted every 36 months. Minimum future lease payments, by year and in aggregate, under capital and noncancellable operating leases, are as follows at December 31, 1996:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
     1997.....................................................  $1,796     $22
     1998.....................................................   1,326      22
     1999.....................................................   1,236      22
     2000.....................................................     956      11
     2001.....................................................     304       1
     Thereafter...............................................     512     --
                                                                ------     ---
       Total minimum lease payments...........................  $6,130      78
                                                                ======
     Amount representing interest.............................             (11)
                                                                           ---
     Present value of net minimum lease payments..............             $67
                                                                           ===

  Total rent expense was $333 and $1,680 for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, respectively.

9. COMMON STOCK

  Concurrent with its formation on September 8, 1995, the Company issued 100 shares of its stock for one hundred dollars. On September 22, 1995, the Company sold an additional 99,900 shares of its common stock for $29,906. The proceeds were used to finance a portion of the acquisition of all of the outstanding shares of Merkle-Korff, Mercury, and Elmco, as described in Note 1.

10. BENEFIT PLANS

  Merkle-Korff maintains a 401(k) profit sharing plan covering substantially all of their employees who have satisfied minimum years of service and age requirements. Merkle-Korff's contribution to the plan was approximately $55 and $181 for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, respectively.

  Employees of Imperial who are not covered by collective bargaining agreements and have satisfied minimum years of service and age requirements are eligible to participate in a 401(k) savings plan sponsored by Jordan. Imperial, Scott and Gear also maintain other defined-contribution plans covering substantially all of their respective employees. Employer contributions to these plans were approximately $75 and $268 for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, respectively.

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Merkle-Korff Industries, Inc.,
 Mercury Industries, Inc. and  Elmco Industries, Inc.

  We have audited the accompanying combined balance sheet of Merkle-Korff Industries, Inc., Mercury Industries, Inc., and Elmco Industries, Inc. as of December 31, 1994, and the related combined statements of income and retained earnings and cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to September 22, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement representation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects the combined financial position of Merkle-Korff Industries, Inc., Mercury Industries, Inc. and Elmco Industries, Inc. as of December 31, 1994, and the combined results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to September 22, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
February 23, 1996

                         MERKLE-KORFF INDUSTRIES, INC.,
                          MERCURY INDUSTRIES, INC. AND
                             ELMCO INDUSTRIES, INC.

                             COMBINED BALANCE SHEET

                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
                              ASSETS
Current assets:
  Cash............................................................. $    69,574
  Short-term investments...........................................   5,539,994
  Accounts receivable..............................................   5,877,107
  Inventories......................................................   4,529,148
  Prepaid expenses and other.......................................     139,034
  Note receivable..................................................      11,415
                                                                    -----------
    Total current assets...........................................  16,166,272
Property and equipment--Net........................................     482,766
Other assets:
  Note receivable..................................................      57,083
  Due from related parties.........................................   1,231,426
  Other noncurrent assets..........................................   1,014,845
                                                                    -----------
    Total assets................................................... $18,952,392
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks in excess of bank balance..................... $    56,857
  Accounts payable.................................................   3,086,278
  Accrued expenses and other.......................................   1,476,899
                                                                    -----------
    Total current liabilities......................................   4,620,034
Stockholders' equity:
  Common stock.....................................................   2,248,325
  Retained earnings................................................  12,084,033
                                                                    -----------
    Total stockholders' equity.....................................  14,332,358
                                                                    -----------
    Total liabilities and stockholders' equity..................... $18,952,392
                                                                    ===========

                            See accompanying notes.

 MERKLE-KORFF INDUSTRIES, INC., MERCURY INDUSTRIES, INC. AND ELMCO INDUSTRIES,
                                      INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                        YEAR ENDED    YEAR ENDED      1995 TO
                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 22,
                                           1993          1994          1995
                                       ------------  ------------  -------------
Net sales............................. $43,766,171   $ 49,340,321  $ 39,294,103
Cost of sales.........................  27,706,529     31,564,365    24,188,376
                                       -----------   ------------  ------------
Gross profit..........................  16,059,642     17,775,956    15,105,727
Selling, general, and administrative
 expenses.............................   7,512,421      5,466,521     3,489,567
                                       -----------   ------------  ------------
Operating income......................   8,547,221     12,309,435    11,616,160
Other income (expense):
  Interest income.....................     172,186        231,089       273,970
  Other...............................    (454,117)      (448,639)       (2,293)
                                       -----------   ------------  ------------
Income before income taxes............   8,265,290     12,091,885    11,887,837
State income taxes....................     143,255        170,529       283,778
                                       -----------   ------------  ------------
Net income............................   8,122,035     11,921,356    11,604,059
Retained earnings--beginning of
 period...............................   9,808,279     10,267,075    12,084,033
Dividends paid........................  (7,663,239)   (10,104,398)  (16,718,535)
                                       -----------   ------------  ------------
Retained earnings--end of period...... $10,267,075   $ 12,084,033  $  6,969,557
                                       ===========   ============  ============
Pro forma income data (unaudited):
  Pro forma income taxes, including
   amounts recorded................... $ 3,306,116   $  4,836,754  $  4,755,135
  Pro forma net income................   4,959,174      7,255,131     7,132,702


                            See accompanying notes.

                         MERKLE-KORFF INDUSTRIES, INC.,
                          MERCURY INDUSTRIES, INC. AND
                             ELMCO INDUSTRIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                       YEAR ENDED    YEAR ENDED      1995 TO
                                      DECEMBER 31,  DECEMBER 31,  SEPTEMBER 22,
                                          1993          1994          1995
                                      ------------  ------------  -------------
Cash flows from operating activities
Net income:.........................  $ 8,122,035   $ 11,921,356  $ 11,604,059
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depreciation and amortization.....      334,584        323,657       101,411
  Provision for bad debts...........       72,455            --            --
  Changes in operating assets and
   liabilities:
    Accounts receivable.............     (720,101)      (954,472)     (772,042)
    Inventories.....................      (62,634)      (511,136)     (717,088)
    Prepaid expenses and other......       46,353        (82,360)     (269,254)
    Deposits........................     (135,065)      (187,123)          --
    Outstanding checks in excess of
     bank balance...................     (321,847)      (309,780)      (56,857)
    Accounts payable................     (461,094)     1,017,562     1,481,436
    Accrued expenses and other......      115,173          6,671      (853,705)
                                      -----------   ------------  ------------
Net cash provided by operating
 activities.........................    6,989,859     11,224,375    10,517,960
Cash flows from investing activities
  (Purchases) sales of property and
   equipment........................     (267,279)      (190,223)       46,527
  Decrease (increase) in short-term
   investments......................    1,009,923       (789,266)    5,539,994
  Decrease (increase) in note
   receivable.......................       43,388        (23,819)       11,415
  (Increase) in accrued interest
   receivable.......................          --             --         (2,495)
                                      -----------   ------------  ------------
Net cash provided by (used in)
 investing activities...............      786,032     (1,003,308)    5,595,441
Cash flows from financing activities
  (Increase) decrease in due from
   related parties..................     (122,673)      (113,542)    1,231,426
  Dividends paid....................   (7,663,239)   (10,104,398)  (16,718,535)
                                      -----------   ------------  ------------
Net cash (used in) financing
 activities.........................   (7,785,912)   (10,217,940)  (15,487,109)
                                      -----------   ------------  ------------
(Decrease) increase in cash.........      (10,021)         3,127       626,292
Cash at beginning of period.........       76,468         66,447        69,574
                                      -----------   ------------  ------------
Cash at end of period...............  $    66,447   $     69,574  $    695,866
                                      ===========   ============  ============
Supplemental disclosures of cash
 flow information
  Cash paid during the period for:
    Income taxes....................  $   143,000   $    171,000  $     59,673
                                      ===========   ============  ============

                            See accompanying notes.

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC., AND
                            ELMCO INDUSTRIES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 22, 1995

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Merkle-Korff Industries, Inc. (Merkle-Korff), Mercury Industries, Inc. (Mercury), and Elmco Industries, Inc. (Elmco), collectively referred to as the "Companies," are owned by an individual and trusts, the beneficiaries of which are related to the individual. Merkle-Korff manufactures and sells reversible, permanent split-capacitor, shaded-pole, and DC sub-fractional horsepower motors and gearmotors primarily to customers located throughout the United States. Mercury and Elmco manufacture various electro-mechanical products and components exclusively for Merkle-Korff.

 Short-Term Investments

  Short-term investments consist of U.S. Treasury bills and are carried at cost, which approximates market.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation determined using either straight-line or accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the life of the leasehold improvement.

 Research and Development Costs

  Research and development costs related to both present and future products are charged to expense when incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

  The Companies elected to be taxed as S corporations under applicable provisions of the Internal Revenue Code and, therefore, are generally not liable for federal and certain state income taxes, as the income of the Companies is included in the taxable income of its stockholders.

 Financial Instruments

  Cash and trade receivables may subject the Companies to credit risk. The Companies hold cash at highly rated financial institutions which are federally insured up to prescribed limits. Cash balances may exceed the federally insured limits at any given time.

  For the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, the three largest customers accounted for 36%, 35% and 37% of sales, respectively. At December 31,

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC. AND
                            ELMCO INDUSTRIES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1994, the three largest customers accounted for 29% of trade accounts receivable. The Companies closely monitor the credit quality of their customers and credit losses have been insignificant on a historical basis.

2. RESTATED PARTY TRANSACTIONS

  Merkle-Korff leases its plants, warehouse, and offices under net leases from affiliated entities. Rent expenses, including real estate taxes attributable to these leases, amounted to $361,967, $361,962 and $274,731 for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, respectively. Future annual minimum rental payments required under this lease amount to $303,480 for 1996.

  Mercury leases its plant under a net lease from a corporation which is an affiliated entity. Rent expenses, including real estate taxes attributable to this lease, amounted to $196,638, $194,419 and $146,431 for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, respectively. Future minimum rental payments required under this lease amount to $174,600 for 1996.

  Elmco leases its plant under a net lease from a corporation which is an affiliated entity. Rent expenses, including real estate taxes attributable to this lease, amounted to $314,702, $334,938 and $162,421 for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, respectively. Future minimum rental payments required under this lease amount to $254,040 for 1996.

  The amount shown as due from related parties at December 31, 1994 principally includes amounts due from related trusts and individuals under certain insurance agreements entered into for the benefit of certain officers of the Companies. The Companies are entitled to be reimbursed by the trusts for the lesser of all premiums paid relating to these policies or their cash surrender values upon either payment of the face value of the policies or termination of the policies for any reason. As of December 31, 1994, these amounts were secured by the cash surrender value of the related life insurance policies.

  The Companies contributed $450,000 to a foundation controlled by a related party during each of the years ended December 31, 1993 and 1994.

  Transactions and accounts existing between the Companies have been eliminated in the combined financial statements.

3. INVENTORIES

  Inventories consist of the following:

                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
   Raw materials...................................................  $2,796,630
   Work in process.................................................     764,058
   Finished goods..................................................     968,460
                                                                     ----------
                                                                     $4,529,148
                                                                     ==========

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC. AND
                            ELMCO INDUSTRIES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
   Machinery and equipment........................................ $ 4,088,405
   Dies and tooling...............................................   1,687,477
   Furniture and fixtures.........................................     834,661
   Vehicles.......................................................     205,304
   Leasehold improvements.........................................     740,135
                                                                   -----------
                                                                     7,555,982
   Less: Accumulated depreciation and amortization................  (7,073,216)
                                                                   -----------
                                                                   $   482,766
                                                                   ===========

5. NOTE RECEIVABLE

  Note receivable consists of the following:

                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
   9.75% note receivable due in monthly installments of $1,466
    including interest through November 1999...................... $    68,498
   Less: Current portion..........................................     (11,415)
                                                                   -----------
                                                                   $    57,083
                                                                   ===========

6. COMMON STOCK

  Common stock consists of the following:

                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
   Merkle-Korff Industries, Inc.
     Common stock; no par value; 1,000,000 shares authorized;
      803,250 shares
      issued and outstanding...................................... $ 2,222,235
   Mercury Industries, Inc.
     Common stock; no par value; 2,500 shares authorized; 1,000
      shares issued and outstanding...............................      25,000
   Elmco Industries, Inc.
     Common stock; $10 par value; 100,000 shares authorized; 100
      shares issued and outstanding...............................       1,000
                                                                   -----------
                                                                   $ 2,248,325
                                                                   ===========

7. PROFIT-SHARING PLANS

  The Companies maintain profit-sharing plans with a 401(k) provision. The plans cover all eligible employees with specified years of service and attainment of minimum age requirements. The Companies' voluntary contributions to the plans were $99,047 and $98,765 for the years ended December 31, 1993 and 1994, respectively. The Companies did not make any voluntary contributions to the plans during the period from January 1, 1995 to September 22, 1995.

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC. AND
                            ELMCO INDUSTRIES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. SUBSEQUENT EVENT

  On September 22, 1995, Motors and Gears, Inc., formerly MK Group, Inc., a wholly-owned subsidiary of M&G Holdings, Inc., a majority-owned subsidiary of Jordan Industries, Inc., acquired all of the outstanding common stock of the Companies for approximately $107,406,000.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Barber-Colman Company

  We have audited the accompanying balance sheets of Barber-Colman Company-- Barber-Colman Motors Division (the Division) as of March 31, 1995 and December 31, 1995, and the related statements of divisional operations and cash flows for the year ended March 31, 1995 and the nine month period ended December 31, 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Barber-Colman Company--Barber-Colman Motors Division is a part of Barber-Colman Company, a wholly owned subsidiary of Siebe, plc., and has no separate legal status or existence. Transactions with Barber-Colman Company and other affiliates are described in Note 1.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barber-Colman Company-- Barber-Colman Motors Division at March 31, 1995 and December 31, 1995, and the results of its operations and its cash flows for the year ended March 31, 1995 and the nine months ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, the Division changed its method of accounting for advertising costs on April 1, 1995 to conform with Statement of Position 93-7, "Reporting on Advertising Costs."
                                          Ernst & Young LLP

Chicago, Illinois
January 19, 1996

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                                 BALANCE SHEETS

                                                         MARCH 31,  DECEMBER 31,
                                                           1995         1995
                                                        ----------- ------------
                        ASSETS
Current assets:
  Cash................................................  $     6,000 $     6,000
  Accounts receivable from third parties, less allow-
   ance of $33,000....................................    3,129,000   1,586,000
  Accounts receivable from related entities...........      507,000     428,000
  Inventories.........................................    2,908,000   2,726,000
  Prepaid expenses and other current assets...........      837,000     599,000
  Deferred income taxes...............................       78,000     128,000
                                                        ----------- -----------
    Total current assets..............................    7,465,000   5,473,000
Property, equipment, and leasehold improvements--Net..    7,265,000   6,989,000
Goodwill, less accumulated amortization of $626,000 at
 March 31, 1995; $687,000 at December 31, 1995........    2,652,000   2,591,000
                                                        ----------- -----------
    Total assets......................................  $17,382,000 $15,053,000
                                                        =========== ===========
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable to third parties...................  $ 2,501,000 $   591,000
  Accounts payable to related entities................      362,000     119,000
  Accrued expenses and other current liabilities......      650,000     551,000
                                                        ----------- -----------
    Total current liabilities.........................    3,513,000   1,261,000
Deferred income taxes.................................    2,042,000   1,971,000
Commitments (Note 8)
Division equity.......................................   11,827,000  11,821,000
                                                        ----------- -----------
    Total liabilities and division equity.............  $17,382,000 $15,053,000
                                                        =========== ===========


                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
(A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                      STATEMENTS OF DIVISIONAL OPERATIONS

                                                          YEAR     NINE MONTHS
                                                          ENDED       ENDED
                                                        MARCH 31,  DECEMBER 31,
                                                          1995         1995
                                                       ----------- ------------
Net sales:
  Third parties....................................... $21,362,000 $14,890,000
  Related entities....................................   2,090,000   1,452,000
                                                       ----------- -----------
                                                        23,452,000  16,342,000
Cost of sales:
  Third parties.......................................  15,296,000  11,105,000
  Related entities....................................   1,497,000   1,083,000
                                                       ----------- -----------
                                                        16,793,000  12,188,000
                                                       ----------- -----------
  Gross profit........................................   6,659,000   4,154,000
Selling, general, and administrative expenses:
  Allocated by parent.................................     981,000     886,000
  Other...............................................   3,953,000   2,935,000
                                                       ----------- -----------
                                                         4,934,000   3,821,000
                                                       ----------- -----------
Operating income......................................   1,725,000     333,000
Other expense.........................................      11,000      18,000
Allocated interest expense............................     425,000     321,000
                                                       ----------- -----------
Income (loss) before income taxes and cumulative
 effect of change in accounting for advertising
 costs................................................   1,289,000      (6,000)
Provision for income taxes............................     671,000     130,000
                                                       ----------- -----------
Income (loss) before cumulative effect of change in
 accounting for advertising costs.....................     618,000    (136,000)
Cumulative effect of change in accounting for
 advertising costs (Note 1)...........................         --      122,000
                                                       ----------- -----------
Divisional income (loss) ............................. $   618,000 $  (258,000)
                                                       =========== ===========

                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
(A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                            STATEMENTS OF CASH FLOWS

                                                         YEAR     NINE MONTHS
                                                        ENDED        ENDED
                                                      MARCH 31,   DECEMBER 31,
                                                         1995         1995
                                                      ----------  ------------
Cash flows from operating activities
Divisional income (loss) ............................ $  618,000  $  (258,000)
Adjustments to reconcile divisional income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization......................    831,000      641,000
  Deferred income taxes..............................   (590,000)     (39,000)
  Cumulative effect of change in accounting for
   advertising costs.................................        --       122,000
  Changes in operating assets and liabilities:
    Accounts receivable..............................   (507,000)   1,622,000
    Inventories......................................   (567,000)     182,000
    Prepaid expenses and other current assets........     35,000       34,000
    Accounts payable.................................    340,000   (2,153,000)
    Accrued expenses and other current liabilities...    (60,000)     (99,000)
                                                      ----------  -----------
Net cash provided by operating activities............    100,000       52,000
Cash flows from investing activities
  Purchases of property, equipment, and leasehold im-
   provements........................................   (699,000)    (458,000)
  Proceeds from disposals of property, equipment, and  1,433,000      154,000
   leasehold improvements............................ ----------  -----------
Net cash provided by (used for) investing activi-
 ties................................................    734,000     (304,000)
Cash flows from financing activities
  (Distributions to) contributions by Parent.........   (834,000)     252,000
                                                      ----------  -----------
Net cash (used for) provided by financing activi-       (834,000)     252,000
 ties................................................ ----------  -----------
Net change in cash...................................        --           --
Cash at beginning of period..........................      6,000        6,000
                                                      ----------  -----------
Cash at end of period................................ $    6,000  $     6,000
                                                      ==========  ===========

                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
   (A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY OWNED SUBSIDIARY OF SIEBE,
                                     PLC.)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  Barber-Colman Motors Division (the Division) is a division of Barber-Colman Company, which is a wholly owned subsidiary of Siebe, plc. (collectively, the Parent). The Division consists of Colman OEM and Colman Motor Products, wholly owned subsidiaries of Barber-Colman Company, and the motors division of Barber-Colman Company. The Division is a vertically integrated manufacturer of subfractional horsepower AC and DC motors and gear motors and sells its products to customers located in North America.

 Basis of Presentation

  These financial statements present the assets, liabilities, and results of operations of the Division. Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent. Costs related to these functions performed by the Parent include legal, property and casualty insurance, human resources, financial reporting, general accounting, and other administrative services. In addition, interest expense is allocated by the Parent. Refer to Note 9 for a summary of allocated costs.

  The Division is part of a consolidated group and as such has significant transactions with related entities. The terms of these transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated parties and may also differ from the costs which would have been incurred had the Division operated as a completely autonomous entity.

  The assets, liabilities, income, and expenses shown on the Division's financial statements are only part of those of a larger entity and are not subject to the constraints of law and custom applicable to legal entities. Consequently, they may be available to satisfy claims unrelated to and not reflected in the financial statements of the nonlegal entity.

 Cash Management

  The Division transfers its cash to the Parent and the Parent advances funds to the Division to finance its operations, the expansion of its business, and its working capital requirements. The net activity in the regard is reflected as a part of Division equity.

 Inventories

  Inventories are valued at the lower of cost or market. The Division costs certain inventories using the last in, first out (LIFO) method and other inventories using the first in, first out (FIFO) method.

 Property, Equipment, and Leasehold Improvements

  Property and equipment are stated at cost, less accumulated depreciation. Provisions for depreciation of property and equipment are determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method over the life of the leasehold improvement.

 Goodwill

  Goodwill is being amortized over 40 years using the straight-line method. All of the goodwill was allocated by the Parent to the Division after the acquisition of Barber-Colman Company in 1987.

                         BARBER-COLMAN MOTOR DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Financial Instruments

  Trade receivables may subject the Division to credit risk. Credit risk associated with trade receivables is limited by the large number of customers in the Division's customer base. The Division monitors the credit quality of its customers and maintains allowances for potential credit losses which, historically, have been within the range of the Division's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Advertising Costs

  On April 1, 1995, the Division adopted Statement of Position 93-7, "Reporting on Advertising Costs" (SOP 93-7). The adoption of SOP 93-7 changes the Division's method of accounting for advertising costs. Previously, the Division deferred advertising costs and amortized them over the related period of advertising. Advertising costs are now expensed as incurred. The cumulative effect of this change in accounting was to increase the divisional loss for the nine months ended December 31, 1995 by $122,000, net of an $82,000 income tax benefit.

2. INVENTORIES

  Inventories consist of the following:

                                                        MARCH 31,   DECEMBER 31,
                                                           1995         1995
                                                        ----------  ------------
   Raw materials....................................... $  152,000   $   62,000
   Work in process.....................................  3,341,000    3,220,000
   Finished goods......................................    135,000      199,000
   Inventory obsolescence reserve......................   (451,000)    (451,000)
                                                        ----------   ----------
                                                         3,177,000    3,030,000
   LIFO reserve........................................   (269,000)    (304,000)
                                                        ----------   ----------
                                                        $2,908,000   $2,726,000
                                                        ==========   ==========

  Inventories with a current cost of approximately $1,842,000 and $1,944,000, respectively, have been costed using the LIFO method.

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

  Property, equipment, and leasehold improvements consist of the following:


                                                       MARCH 31,   DECEMBER 31,
                                                         1995          1995
                                                      -----------  ------------
Machinery and equipment.............................. $10,132,000  $10,468,000
Furniture and fixtures...............................     503,000      514,000
Construction in process..............................     534,000      386,000
Leasehold improvements...............................     421,000      432,000
Allocated software costs.............................   1,093,000    1,079,000
Other fixed assets...................................      46,000       57,000
                                                      -----------  -----------
                                                       12,729,000   12,936,000
Less: Accumulated depreciation and amortization......  (5,512,000)  (5,995,000)
                                                      -----------  -----------
                                                        7,217,000    6,941,000
Allocated building costs, net........................      48,000       48,000
                                                      -----------  -----------
                                                      $ 7,265,000  $ 6,989,000
                                                      ===========  ===========

  Allocated building costs, net represents the portion of the cost of Barber-Colman Company's headquarters facility allocated to the Division. This facility was disposed of during the year ended March 31, 1995 and the related allocation was reversed.

4. DIVISION EQUITY

  Division equity consists of the following:

   Balance at April 1, 1994........................................ $12,043,000
   Divisional income...............................................     618,000
   Distributions to Parent, net....................................    (834,000)
                                                                    -----------
   Balance at March 31, 1995.......................................  11,827,000
   Divisional loss.................................................    (258,000)
   Contributions by Parent, net....................................     252,000
                                                                    -----------
   Balance at December 31, 1995.................................... $11,821,000
                                                                    ===========

  Distributions to/Contributions by Parent represent the change in net assets of the Division, net of divisional income or loss during each respective period.

5. INCOME TAXES

  The provisions for income taxes consist of the following:

                                                           YEAR     NINE MONTHS
                                                          ENDED        ENDED
                                                        MARCH 31,   DECEMBER 31,
                                                           1995         1995
                                                        ----------  ------------
Current:
  Federal.............................................. $  977,000    $131,000
  State................................................    284,000      38,000
                                                        ----------    --------
                                                         1,261,000     169,000
Deferred...............................................   (590,000)    (39,000)
                                                        ----------    --------
                                                        $  671,000    $130,000
                                                        ==========    ========

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The primary reasons for the difference between the statutory federal income tax rate and the effective tax rate are state income taxes and amortization of goodwill and other expenses not deductible for tax purposes.

  The Division's operating results are included in the Parent's income tax returns. The provision for current income taxes is based on the Division's taxable income calculated on a separate return basis.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes.

  Significant components of the Division's deferred tax assets and liabilities consist of the following:

                                                       MARCH 31,   DECEMBER 31,
                                                         1995          1995
                                                      -----------  ------------
Deferred income tax assets:
  Allowance for doubtful accounts.................... $    13,000  $    13,000
  Inventory obsolescence reserve.....................     180,000      180,000
  Accrued vacation...................................      32,000       11,000
  Accrued warranty...................................      10,000       10,000
  Other..............................................      14,000       84,000
                                                      -----------  -----------
                                                          249,000      298,000
Deferred income tax liabilities:
  Book value in excess of tax basis
   of property, equipment, and
   leasehold improvements............................  (2,042,000)  (1,971,000)
  Prepaid expenses...................................    (171,000)    (170,000)
                                                      -----------  -----------
                                                       (2,213,000)  (2,141,000)
                                                      -----------  -----------
                                                      $(1,964,000) $(1,843,000)
                                                      ===========  ===========

6. RETIREMENT BENEFITS

  Substantially all of the Division's employees are covered by a qualified retirement savings and/or profit sharing plan of the Parent. The Division is charged for its share of the Parent's contributions to the plans. The Division was charged approximately $214,000 and $161,000 for these contributions during year ended March 31, 1995 and nine months ended December 31, 1995, respectively.

7. MAJOR CUSTOMERS

  During the year ended March 31, 1995 and the nine months ended December 31, 1995, the same three customers accounted for approximately 31% and 34% of sales, respectively. At March 31, 1995 and December 31, 1995, these same three customers accounted for approximately 37% and 31% of trade accounts receivable, respectively.

  One of these customers is a related entity which accounted for approximately 9% of sales during both the year ended March 31, 1995 and the nine months ended December 31, 1995. At March 31, 1995 and December 31, 1995, this related entity accounted for approximately 14% and 21% of trade accounts receivable, respectively.

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


8. COMMITMENTS

  The Division leases manufacturing, office, and storage facilities and certain equipment under noncancelable operating leases expiring in various years through 2000. The leases require the Division to pay real estate taxes and maintenance costs.

  Commitments for future minimum payments under noncancelable leases are as follows as of December 31, 1995:

      1996........................................................... $1,244,000
      1997...........................................................  1,031,000
      1998...........................................................    960,000
      1999...........................................................    762,000
      2000 and thereafter............................................    386,000

  Rental expense for the year ended March 31, 1995 and the nine months ended December 31, 1995 was approximately $984,000 and $842,000, respectively. Included in these amounts is related party rental expense of approximately $158,000 and $132,000 for the year ended March 31, 1995 and the nine months ended December 31, 1995, respectively.

9. ALLOCATED COSTS

  Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent as follows:

                            YEAR    NINE MONTHS
                            ENDED      ENDED
                          MARCH 31, DECEMBER 31,
                            1995        1995     BASIS FOR ALLOCATION
                          --------- ------------ --------------------
Cost of sales*:
  Building rent.........  $ 38,000    $ 31,000   Square feet occupied
  Data processing.......   157,000     124,000   Hourly use
  Insurance.............   168,000     112,000   Actual experience
                          --------    --------
                          $363,000    $267,000
                          ========    ========
Selling, general and ad-
 ministrative expenses:
  Building rent.........  $120,000    $101,000   Square feet occupied
  Data processing.......    31,000      23,000   Hourly use
  Insurance.............    63,000      68,000   Actual experience
  Royalties.............   216,000     147,000   Actual third-party sales
  Management fees.......    78,000      98,000   Budgeted sales
  Other.................   473,000     449,000   Budgeted sales, headcount, and
                                                  actual use of corporate services
                          --------    --------
                          $981,000    $886,000
                          ========    ========
Interest................  $425,000    $321,000   Average net assets
                          ========    ========

--------
* These costs are included in cost of sales of both third parties and related entities.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
The Imperial Electric Company and Subsidiaries

  We have audited the accompanying consolidated balance sheets of The Imperial Electric Company and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Imperial Electric Company and subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Akron, Ohio
October 1, 1996

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                            -------------------
                                                              1994      1995
                                                              (IN THOUSANDS,
                                                             EXCEPT SHARE AND
                                                            PER SHARE AMOUNTS)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $      56 $      36
  Accounts receivable, net of allowance for doubtful
   accounts of $15 in 1994 and 1995........................     5,434     7,378
  Inventories..............................................     7,000     8,481
  Prepaid expenses.........................................       287       272
                                                            --------- ---------
    Total current assets...................................    12,777    16,167
Property, plant and equipment--Net.........................     3,010     3,615
Goodwill less accumulated amortization of $3,748 in 1994
 and $4,172 in 1995........................................    13,434    13,005
Other non-current assets...................................        29        27
                                                            --------- ---------
    Total assets........................................... $  29,250 $  32,814
                                                            ========= =========
           LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable......................................... $   2,313 $   2,911
  Accrued expenses and other current liabilities...........       469       594
  Current portion of capital lease obligations.............       163       136
  Current portion of note payable to Parent................     2,200     3,357
  Due to parent............................................     3,551     4,802
                                                            --------- ---------
    Total current liabilities..............................     8,696    11,800
Long-term capital lease obligations........................       348       709
Deferred income taxes......................................        83        73
Note payable to Parent.....................................     7,827     4,470
Other non-current liabilities..............................       157        53
Shareholder's equity:
  Common stock, Class A, $100 per share stated value, 50
   shares authorized, issued and outstanding...............         5         5
  Common stock, Class B, $100 per share stated value, 950
   shares authorized, issued and outstanding...............        95        95
  Retained earnings........................................    12,039    15,609
                                                            --------- ---------
    Total shareholder's equity.............................    12,139    15,709
                                                            --------- ---------
    Total liabilities and shareholder's equity.............   $29,250   $32,814
                                                            ========= =========

                            See accompanying notes.

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1993     1994     1995
                                                         (IN THOUSANDS)
Net sales........................................... $32,242  $36,243  $40,090
Cost of sales, excluding depreciation...............  21,217   23,461   27,055
Selling, general and administrative expenses, ex-
 cluding depreciation...............................   2,425    2,267    2,239
Depreciation........................................     912      595      707
Amortization of goodwill and other intangibles......     687      474      431
Management fees to Parent...........................   1,967    2,065    2,168
                                                     -------  -------  -------
Operating income....................................   5,034    7,381    7,490
Other (income) and expenses:
 Interest expense:
  Parent............................................   2,285    1,813    1,352
  Other.............................................       6       45       85
 Miscellaneous--Net.................................     (49)     (45)      (9)
                                                     -------  -------  -------
                                                       2,242    1,813    1,428
                                                     -------  -------  -------
Income before income taxes..........................   2,792    5,568    6,062
Provision for income taxes..........................   1,185    2,254    2,492
                                                     -------  -------  -------
Net income.......................................... $ 1,607  $ 3,314  $ 3,570
                                                     =======  =======  =======


                            See accompanying notes.

     THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES (A SUBSIDIARY OF JORDAN
                               INDUSTRIES, INC.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                               COMMON  COMMON
                                                STOCK   STOCK  RETAINED
                                               CLASS A CLASS B EARNINGS  TOTAL
                                               ------- ------- -------- -------
                                                        (IN THOUSANDS)
Balance at January 1, 1993....................   $ 5     $95   $ 7,118  $ 7,218
 Net income...................................    --      --     1,607    1,607
                                                 ---     ---   -------  -------
Balance at December 31, 1993..................     5      95     8,725    8,825
 Net income...................................    --      --     3,314    3,314
                                                 ---     ---   -------  -------
Balance at December 31, 1994..................     5      95    12,039   12,319
 Net income...................................    --      --     3,570    3,570
                                                 ---     ---   -------  -------
Balance at December 31, 1995..................   $ 5     $95   $15,609  $15,709
                                                 ===     ===   =======  =======



                            See accompanying notes.

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1993     1994     1995
                                                        (IN THOUSANDS)
Cash flows from operating activities
Net income......................................... $ 1,607  $ 3,314  $ 3,570
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................   1,599    1,069    1,138
  Deferred income taxes............................    (211)      31      (10)
  Changes in assets and liabilities:
   Accounts receivable.............................     297     (505)  (1,944)
   Inventories.....................................      42   (1,070)  (1,481)
   Prepaid expenses................................    (240)      18       15
   Accounts payable, accrued expenses and other
    account liabilities............................    (233)   1,214      722
   Non-current liabilities.........................      44       63     (104)
                                                    -------  -------  -------
Net cash provided by operating activities..........   2,905    4,134    1,906
Cash flows from investing activities
  Net additions to property, plant and equipment...    (291)    (194)    (731)
                                                    -------  -------  -------
Net cash used in investing activities..............    (291)    (194)    (731)
Cash flows from financing activities
  Increase in due to Parent........................     889      265    1,251
  Payments on note payable to Parent...............  (3,503)  (4,031)  (2,200)
  Payment of capital lease obligations.............     --      (118)    (246)
                                                    -------  -------  -------
Net cash used in financing activities..............  (2,614)  (3,884)  (1,195)
                                                    -------  -------  -------
Increase (decrease) in cash........................     --        56      (20)
Cash and cash equivalents at beginning of year.....     --       --        56
                                                    -------  -------  -------
Cash and cash equivalents at end of year........... $   --   $    56  $    36
                                                    =======  =======  =======
Supplemental cash flow disclosure:
 Interest:
  Parent........................................... $ 2,582  $ 1,933  $ 1,432
  Other............................................       6       45       85
 Income taxes paid.................................      65       89      142
 Property acquired under capital leases............     --       556      581

                            See accompanying notes.

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  The Imperial Electric Company ("Imperial") designs, manufactures and distributes specialty electric motors, generators and gears for industry and commercial use. Sales are principally in the United States. Imperial is owned 100% by Jordan Industries, Inc. ("Parent" or "Jordan Industries").

 Principles of Consolidation

  The consolidated financial statements include the accounts of Imperial and its wholly-owned subsidiaries, Scott Motors Company ("Scott"), a manufacturer of specialty electric motors; and Gear Research Inc. ("Gear"), a manufacturer of gears and precision gear assemblies. Imperial and its subsidiaries are referred to collectively as "the Company". All significant intercompany transactions and accounts have been eliminated.

 Cash and cash equivalents

  Cash equivalents consist of highly liquid investments with an initial maturity of three months or less at the time of purchase.

 Inventories

  Inventories are stated at the lower of cost or market. Inventories are primarily valued at either average or first-in, first-out (FIFO) cost.

 Property, Plant and Equipment

  Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is provided on the straight-line and accelerated methods over the estimated useful lives as follows:

      Buildings and improvements.................................. 5 to 30 years
      Machinery and equipment.....................................  3 to 7 years
      Furniture and fixtures...................................... 5 to 10 years

  Leasehold improvements and assets under capital leases are amortized using the straight-line method over the lower of the lease term or their estimated productive lives. Amortization of leasehold improvements and capital leased assets is included in depreciation expense.

 Goodwill

  Goodwill is the excess of cost over net assets acquired from the acquisition of Imperial by the Parent, and the acquisitions of Scott and Gear by Imperial. Goodwill is being amortized on the straight-line method over forty years. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

 Adoption of FAS 121

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 requires, among other things, that the Company consider whether

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

indicators of impairment of long-lived assets held for use are present, that if such indicators are present the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, that the Company recognizes an impairment at loss based on the excess of the carrying amount of the assets over their fair value.

  The Company adopted the provisions of SFAS 121 in the fourth quarter of 1995. Accordingly, the Company evaluated the ongoing value of its property, plant and equipment and other long-lived assets at that time. From this evaluation, the Company determined that there were no indications of impairment significant enough to warrant recognition of an impairment loss, and as such, no impairment loss has been recognized for the year ended December 31, 1995.

 Income Taxes

  Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the provisions of this statement, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets arising from temporary differences and net operating losses will not be realized. The adoption of SFAS No. 109 did not have a material effect on the financial condition or results of operations of the Company.

 Concentration of Credit Risk

  Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. Credit terms are consistent with the industry, and credit losses are provided for in the financial statements and consistently have been within management's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments include trade accounts receivable, accounts payable, accrued expenses, and notes payable to Jordan Industries. The fair values of all financial instruments were not materially different from their carrying values.

2. INVENTORIES

  Inventories consist of the following at December 31:

                                                                    1994   1995
                                                                   ------ ------
                                                                        (IN
                                                                    THOUSANDS)
   Raw materials.................................................. $5,613 $6,598
   Work-in-process................................................    736    867
   Finished goods ................................................    651  1,016
                                                                   ------ ------
                                                                   $7,000 $8,481
                                                                   ====== ======

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31:

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Land and improvements...................................... $   265  $   265
   Buildings..................................................   2,492    2,648
   Machinery and equipment....................................   8,827    9,826
   Furniture and fixtures.....................................     287      298
                                                               -------  -------
                                                                11,871   13,037
   Less accumulated depreciation and amortization.............  (8,861)  (9,422)
                                                               -------  -------
   Net property, plant and equipment.......................... $ 3,010  $ 3,615
                                                               =======  =======

4. LEASE

  The Company leases certain land, buildings and equipment under capital and noncancelable operating lease agreements expiring in various years through 2003. Under the terms of one of these operating leases, monthly rental payments may be adjusted every 36 months. Minimum future lease payments, by year and in aggregate, under capital and noncancelable operating leases are as follows at December 31, 1995:

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
                                                              -------  ---------
                                                               (IN THOUSANDS)
   1996...................................................... $  342    $  272
   1997......................................................    281       272
   1998......................................................    216       198
   1999......................................................    136       198
   2000......................................................     31       198
   Thereafter................................................    --        398
                                                              ------    ------
   Total minimum lease payments..............................  1,006    $1,536
                                                                        ======
   Amount representing interest..............................   (161)
                                                              ------
   Present value of net minimum lease payments............... $  845
                                                              ======

  Total rent expense related to operating leases for 1993, 1994 and 1995 amounted to $275, $276 and $288, respectively.

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. INCOME TAXES

  The Company's taxable income is included in the consolidated federal income tax return of Jordan Industries, Inc. The amount of income taxes allocated to the Company is based on the amount of taxes determined as if the Company filed a separate federal income tax return.

  Significant components of the provision for income taxes attributable to operations are as follows for the years ended December 31:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993     1994    1995
                                                           (IN THOUSANDS)
   Current:
     Federal.......................................... $ 1,208  $ 1,931 $ 2,194
     State............................................     188      292     308
                                                       -------  ------- -------
       Total current..................................   1,396    2,223   2,502
   Deferred:
     Federal..........................................    (211)      31     (10)
     State............................................     --       --      --
                                                       -------  ------- -------
       Total deferred.................................    (211)      31     (10)
                                                       -------  ------- -------
                                                       $ 1,185  $ 2,254 $ 2,492
                                                       =======  ======= =======

  The provision for income taxes differs from the amount of income tax provision computed by applying the federal income tax rate to income before income taxes. A reconciliation of the differences is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1993     1994    1995
                                                            (IN THOUSANDS)
   Computed statutory tax provision.................... $   949  $ 1,893 $ 2,061
   Increase (decrease) resulting from:
     State and local taxes, net of federal benefit.....     110      193     203
     Nondeductible amortization........................     145      145     146
     Other--Net........................................     (19)      23      82
                                                        -------  ------- -------
   Provision for income taxes.......................... $ 1,185  $ 2,254 $ 2,492
                                                        =======  ======= =======

  Deferred tax liabilities and assets are comprised of the following at December 31:

                                                                    1994  1995
                                                                    ----- -----
                                                                        (IN
                                                                    THOUSANDS)
   Deferred tax liabilities:
     Depreciation.................................................. $ 783 $ 759
                                                                    ----- -----
       Total deferred tax liabilities..............................   783   759
   Deferred tax assets:
     Vacation accrual..............................................    55    63
     Franchise tax.................................................   146   128
     Employee benefits.............................................    94    53
     Uniform capitalization........................................   201   243
     Other.........................................................   204   199
                                                                    ----- -----
       Total deferred tax assets...................................   700   686
                                                                    ----- -----
   Net deferred tax liabilities.................................... $  83 $  73
                                                                    ===== =====

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. RELATED PARTY TRANSACTION

  During the years ended December 31, 1993, 1994 and 1995, the Company engaged in various related party transactions with its parent, Jordan Industries, Inc. Following are the details of material transactions between the Company and Jordan Industries.

  The Company's note payable to Parent is primarily financed through a revolving credit arrangement with Jordan Industries, Inc. Borrowings under the arrangement are due on demand and bear interest at 14.5%. The borrowings were used primarily to purchase Imperial, Scott, and Gear. The Parent has represented that it does not intend to call this note in any part during the year ended December 31, 1996. The portion of the note payable which the Company has repaid or intends to repay within the next year has been classified as current in the financial statements.

  Jordan Industries, Inc. provides consulting services to the Company in exchange for annual fees which are payable in accordance with terms stipulated in the management consulting agreement between the Company and Jordan Industries. Management fee expenses recorded by the Company for such services amounted to $1,967, $2,065 and $2,168 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Due to Parent at December 31 consists of:

                                                                   1994   1995
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
   Interest under revolving credit agreement..................... $  414 $  334
   Management fee................................................    516    542
   Taxes payable.................................................  2,008  3,073
   Other.........................................................    613    853
                                                                  ------ ------
                                                                  $3,551 $4,802
                                                                  ====== ======

7. BENEFIT PLANS

  The Company has several employee benefit plans covering substantially all employees. The Company makes contributions to the plans equal to the amounts determined by accepted actuarial methods for the defined benefit plan and on a cents-per-hour basis for certain defined contribution plans.

  Benefits under the defined benefit plan are based on years of service and employee compensation.

  The following table sets forth the status of the defined benefit plan of the Company at December 31:

                                                                  1994   1995
                                                                  -----  -----
                                                                      (IN
                                                                  THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested...................................................... $ 151  $  72
     Non-vested..................................................     9      8
                                                                  -----  -----
   Projected benefit obligation..................................   160     80
   Plan assets at fair value primarily invested in money market
    accounts, equity securities, loans and mortgages.............   128     32
                                                                  -----  -----
   Under-funded projected benefit obligation.....................   (32)   (48)
   Unrecognized net gain.........................................   (40)    (6)
                                                                  -----  -----
   Accrued pension cost recorded as a current liability.......... $ (72) $ (54)
                                                                  =====  =====

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Net pension cost of the defined benefit plan includes the following components for the years ended December 31:

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                    1993      1994      1995
                                                       (IN THOUSANDS)
Interest cost..................................... $     16  $     17  $     8
Return on assets..................................      (21)       17       (4)
Net amortization of deferral......................        8       (31)      (3)
                                                   --------  --------  -------
  Net periodic pension cost....................... $      3  $      3  $     1
                                                   ========  ========  =======

  The following actuarial assumptions were used in determining the projected benefit at December 31:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Weighted average discount rate............................. 7.00% 7.75% 6.00%
   Expected long-term rate on plan assets..................... 8.00% 8.00% 7.75%

  Certain employees not covered by collective bargaining agreements participate in 401(k) plans sponsored by the Company or Jordan Industries, Inc. The plans provide for employer contributions either based on a formula or at the discretion of the Board of Directors. Employer contributions to their 401(k) and other defined contribution plans amounted to approximately $416, $401 and $299 in 1993, 1994 and 1995, respectively.

8. RESTRICTED SUBSIDIARIES

  The Company is a wholly-owned subsidiary of Jordan Industries and is one of the "Restricted Subsidiaries" of Jordan Industries under the JII Indentures relating to the Senior Notes and Senior Subordinated Discount Debentures of Jordan Industries (the "JII Indentures"). As a result, certain covenants in the JII Indentures are applicable to the Company and will limit its ability to make dividends, distributions and investments in entities that are not "Restricted Subsidiaries", incur indebtedness, grant liens, enter into affiliate transactions, and enter into agreements which limit the Company's ability to make dividends and distributions and make asset sales. The JII Indentures are also collateralized by all of the assets of the Company.

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY-OWNED SUBSIDIARY OF SIEBE, PLC.)

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                     MARCH 8,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
                             ASSETS
Current assets:
Cash.............................................................    $     6
Accounts receivable from third parties, less allowance of $33....      2,399
Accounts receivable from related entities........................        634
Inventories......................................................      2,935
Prepaids expenses and other current assets.......................        636
Deferred income taxes............................................        175
                                                                     -------
  Total current assets...........................................      6,785
Property, equipment and leasehold improvements, net..............      6,918
Goodwill, less accumulated amortization of $701..................      2,577
                                                                     -------
  Total assets...................................................    $16,280
                                                                     =======
                 LIABILITIES AND DIVISION EQUITY
Current liabilities:
Accounts payable to third parties................................    $ 1,361
Accounts payable to related entities.............................        121
Accrued expenses and other current liabilities...................        305
                                                                     -------
  Total current liabilities......................................      1,787
Deferred income taxes............................................      1,959
Division equity..................................................     12,534
                                                                     -------
  Total liabilities and division equity..........................    $16,280
                                                                     =======


                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
(A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY-OWNED SUBSIDIARY OF SIEBE, PLC.)

             STATEMENT OF DIVISIONAL OPERATIONS AND DIVISION EQUITY

                                  (UNAUDITED)

                                                                 PERIOD FROM
                                                                  JANUARY 1,
                                                                1996 TO MARCH
                                                                   8, 1996
                                                                --------------
                                                                (IN THOUSANDS)
Net sales:
  Third parties................................................    $ 4,378
  Related entities.............................................        428
                                                                   -------
                                                                     4,806
                                                                   -------
Cost of sales, excluding depreciation:
  Third parties................................................      3,242
  Related entities.............................................        317
                                                                   -------
                                                                     3,559
                                                                   -------
Selling, general and administrative expenses, excluding
 depreciation:
  Allocated by Parent..........................................        164
  Other........................................................        707
                                                                   -------
                                                                       871
                                                                   -------
Depreciation...................................................        103
Amortization of goodwill and other intangibles.................        100
                                                                   -------
Operating income...............................................        173
Other expense..................................................          2
Allocated interest expense.....................................         66
                                                                   -------
Income before income taxes.....................................        105
Provision for income taxes.....................................         42
                                                                   -------
Divisional income..............................................         63
Division equity at beginning of period.........................     11,821
Contributions by Parent, net...................................        650
                                                                   -------
Division equity at end of period...............................    $12,534
                                                                   =======

                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
(A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY-OWNED SUBSIDIARY OF SIEBE, PLC.)

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                   PERIOD FROM
                                                                    JANUARY 1,
                                                                  1996 TO MARCH
                                                                     8, 1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Cash flows from operating activities
Divisional income................................................     $   63
Adjustments to reconcile divisional income to
 net cash used in operating activities:
  Depreciation and amortization..................................        203
  Deferred income taxes..........................................        (59)
  Changes in operating assets and liabilities:
    Accounts receivable..........................................     (1,019)
    Inventories..................................................       (209)
    Prepaid expenses and other current assets....................        (37)
    Accounts payable.............................................        772
    Accrued expenses and other current liabilities...............       (246)
                                                                      ------
Net cash used in operating activities............................       (532)
Cash flows from investing activities
  Purchases of property, equipment,
   and leasehold improvements....................................       (118)
                                                                      ------
Net cash used in investing activities............................       (118)
Cash flows from financing activities
  Contributions by Parent........................................        650
                                                                      ------
Net cash provided by financing activities........................        650
                                                                      ------
Net change in cash...............................................        --
Cash at beginning of period......................................          6
                                                                      ------
Cash at end of period............................................     $    6
                                                                      ======

                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY-OWNED SUBSIDIARY OF SIEBE, PLC.)

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                                (IN THOUSANDS)
                                 MARCH 8, 1996

1.BASIS OF PRESENTATION

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the period presented have been reflected and are of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and the notes thereto for the year ended March 31, 1995 and the nine month period ended December 31, 1995.

  Results of operations for the period from January 1, 1996 to March 8, 1996 is not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1996.

  The Division is part of a consolidated group and as such has significant transactions with related entities. The terms of these transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated parties and may also differ from the costs which would have been incurred had the Division operated as a completely autonomous entity.

2.INVENTORIES

  Inventories consist of the following:

                                                                     MARCH 8,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
   Raw materials.................................................     $   66
   Work in process...............................................      3,432
   Finished goods................................................        212
   Inventory obsolescence reserve................................       (451)
                                                                      ------
                                                                       3,259
   LIFO reserve..................................................       (324)
                                                                      ------
                                                                      $2,935
                                                                      ======

  Inventories with a current cost of approximately $2,072 have been costed using the LIFO method.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY
OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
NOT CONTAINED IN THIS OFFERING MEMORANDUM, AND, IF GIVEN OR MADE, SUCH INFOR-MATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASERS. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER
OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS OFFERING MEMORAN-DUM NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLI-CATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSE-QUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                            PAGE
Summary...................................................................    1
Risk Factors..............................................................   13
The Company...............................................................   18
Use of Proceeds...........................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Condensed Financial Statements........................   22
Unaudited Pro Forma Condensed Balance Sheet...............................   26
Selected Historical Financial Data........................................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Business..................................................................   29
Management................................................................   38
Principal Stockholders....................................................   41
The Exchange Offer........................................................   42
Description of Senior Notes...............................................   51
Description of Certain Indebtedness.......................................   79
Certain Transactions......................................................   80
Plan of Distribution......................................................   83
Federal Income Tax Consequences...........................................   83
Legal Matters.............................................................   83
Experts...................................................................   84
Available Information.....................................................   84
Index to Financial Statements.............................................  F-1

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                                 $170,000,000

                            MOTORS AND GEARS, INC.

                    10 3/4% SERIES B SENIOR NOTES DUE 2006

                               ----------------

                                  PROSPECTUS

                               ----------------


                                 APRIL 3, 1997

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